Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

Dated as of the 24th day of July, 2020,

Among

CENTRICA PLC,

CENTRICA BETA HOLDINGS LIMITED,

CENTRICA GAMMA HOLDINGS LIMITED,

CENTRICA US HOLDINGS INC.,

DIRECT ENERGY MARKETING LIMITED

and

NRG ENERGY, INC.

i

Exhibit A	Form of Transition Services Agreement

Exhibit B	Pre-Closing Transfer Plan

Exhibit C	Form of Intellectual Property License Agreement

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated this 24th day of July, 2020 (this “Agreement”), is among Centrica plc, a public limited company organized under the laws of England and Wales (“Parent”), Centrica Beta Holdings Limited, a limited company organized under the laws of England and Wales and a wholly owned indirect subsidiary of Parent (the “US Seller”), Centrica Gamma Holdings Limited, a limited company organized under the laws of England and Wales and a wholly owned indirect subsidiary of Parent (the “Canadian Seller” and, together with the US Seller, “Sellers” and each individually, a “Seller”), Centrica US Holdings Inc., a Delaware corporation and a wholly owned direct subsidiary of the US Seller (the “Transferred US Entity”), Direct Energy Marketing Limited, a company organized under the laws of Ontario and a wholly owned direct subsidiary of the Canadian Seller (the “Transferred Canadian Entity” and, together with the Transferred US Entity, the “Transferred Entities”), and NRG Energy, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Parent, the US Seller and the Canadian Seller, through their respective Subsidiaries, are engaged in the North American Business;

WHEREAS, prior to the Closing, on the terms and subject to the conditions set forth in this Agreement, Parent will cause (a) the Transferred NA Assets to be transferred to, and the Assumed NA Liabilities to be assumed by, the Transferred Group Members and (b) the Transferred Excluded Assets to be transferred to, and the Assumed Excluded Liabilities to be assumed by, Parent or one or more of the Parent Subsidiaries (other than the Transferred Group Members), in each case pursuant to the Pre-Closing Transfer Plan; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Parent will cause Sellers to, and the applicable Seller will, sell to Purchaser, and Purchaser will purchase from the applicable Seller, (a) all the issued and outstanding common shares, par value $0.01 per share, of the Transferred US Entity (the “Transferred US Entity Common Shares”) and (b) all the issued and outstanding common shares, no par value, of the Transferred Canadian Entity (the “Transferred Canadian Entity Common Shares” and, together with the Transferred US Entity Common Shares, the “Transferred Shares”).

NOW, THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

The Pre-Closing Transfers

SECTION 1.01. The Pre-Closing Transfers. (a) On the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Parent and Sellers shall cause the following transactions to occur (collectively, the “Pre-Closing Transfers”), in each case in accordance with the Pre-Closing Transfer Plan:

(i) if any NA Assets are held by Parent or a Parent Subsidiary (other than a Transferred Group Member) prior to the Closing, Parent shall, and shall cause all applicable Parent Subsidiaries to, assign, transfer, convey and deliver to a Transferred Group Member, free and clear of all Liens (other than Permitted Liens and any Liens that exist as of such date) and Parent and Sellers shall cause the applicable Transferred Group Member to accept from Parent and any such applicable Parent Subsidiary, all of Parent’s and such Parent Subsidiary’s right, title and interest in, to and under all such NA Assets (the NA Assets to be assigned, transferred, conveyed and delivered to a Transferred Group Member pursuant to this Section 1.01(a)(i), collectively, the “Transferred NA Assets”), except for any Delayed Transfer Assets/Liabilities;

(ii) if any NA Liabilities are Liabilities of Parent or a Parent Subsidiary (other than a Transferred Group Member) prior to the Closing, Parent and Sellers shall cause a Transferred Group Member to irrevocably assume and agree to faithfully pay, perform and discharge when due all such NA Liabilities (the NA Liabilities to be assumed by a Transferred Group Member pursuant to this Section 1.01(a)(ii), collectively, the “Assumed NA Liabilities”), except for any Delayed Transfer Assets/Liabilities;

(iii) if any Excluded Assets are held by a Transferred Group Member prior to the Closing, Parent and Sellers shall cause such Transferred Group Member to assign, transfer, convey and deliver to Parent or a Parent Subsidiary (other than a Transferred Group Member), free and clear of all Liens (other than Permitted Liens and any Liens that exist as of such date), and Parent shall, or shall cause the applicable Parent Subsidiary to, accept from such Transferred Group Member, all of such Transferred Group Member’s right, title and interest in, to and under all such Excluded Assets (the Excluded Assets to be assigned, transferred, conveyed and delivered to Parent or a Parent Subsidiary pursuant to this Section 1.01(a)(iii), collectively, the “Transferred Excluded Assets”), except for any Delayed Transfer Assets/Liabilities;

(iv) if any Excluded Liabilities are Liabilities of a Transferred Group Member prior to the Closing, Parent shall, or shall cause a Parent Subsidiary (other than a Transferred Group Member) to, irrevocably assume and agree to faithfully pay, perform and discharge when due all such Excluded Liabilities (the Excluded Liabilities to be assumed by Parent or a Parent Subsidiary pursuant to this Section 1.01(a)(iv), collectively, the “Assumed Excluded Liabilities”), except for any Delayed Transfer Assets/Liabilities; and

(v) the Pre-Closing Employee Matters.

SECTION 1.02. NA Assets; Excluded Assets. (a) For purposes of this Agreement, “NA Assets” means the following assets of Parent or any Parent Subsidiary immediately prior to the Closing, in each case other than the Excluded Assets and any assets with respect to Taxes:

(i) all owned real property, leasehold estates and other interests in real property used or held for use primarily in the operation or conduct of the North American Business, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (collectively, the “NA Real Property”);

(ii) all tangible personal property and interests therein, including machinery, equipment, computer hardware, furniture, furnishings, tools, vehicles, raw materials, works-in-process, supplies, parts and other inventories, that are used or held for use primarily in the operation or conduct of the North American Business;

(iii) (A) all Intellectual Property Rights set forth on Section 1.02(a)(iii)(1) of the Disclosure Letter and (B) all owned Intellectual Property Rights to the extent used or held for use primarily in the operation or conduct of the North American Business, including the NA Registered Intellectual Property (collectively, the “NA Intellectual Property Rights”);

(iv) all issued or granted Governmental Approvals and all pending applications therefor to the extent used or held for use primarily in the operation or conduct of the North American Business, in each case to the extent such Governmental Approvals are transferable (collectively, the “NA Governmental Approvals”);

(v) subject to Section 1.06, all Contracts to which a Transferred Group Member is a party and all other Contracts that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the North American Business, including the Contracts set forth in Section 1.02(a)(v) of the Disclosure Letter (collectively, the “NA Contracts”);

(vi) subject to Section 1.07, all rights related to the Purchaser Portion of any Shared Contract;

(vii) all accounts receivable to the extent arising out of the operation or conduct of the North American Business;

(viii) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items to the extent used or held for use primarily in, or that arise primarily out of, the operation or conduct of the North American Business;

(ix) all rights, claims, causes of action and credits to the extent relating to any other NA Asset or any NA Liability, including any such item arising under any Credit Support Obligation, warranty, indemnity, right of recovery, right of set-off or similar right in favor of Parent or any Parent Subsidiary in respect of any other NA Asset or any NA Liability;

(x) all insurance policies set forth in Section 1.02(a)(x) of the Disclosure Letter (collectively, the “NA Insurance Policies”) and all rights and claims thereunder and any proceeds thereof;

(xi) subject to Section 8.02, all Records that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the North American Business (collectively, the “NA Records”);

(xii) all goodwill generated by the North American Business or the NA Assets;

(xiii) all other assets of the Transferred Group Members;

(xiv) except as provided in Section 8.05, all assets of each Transferred Group Employee Benefit Plan;

(xv) all other assets, properties, goodwill and rights not included in the foregoing clauses (i) through (xiv), to the extent used or held for use primarily in, or that arise primarily out of, the operation or conduct of the North American Business (but excluding, for the avoidance of doubt, any assets, properties, goodwill or rights that are expressly included clauses (i) through (xix) of Section 1.02(b)); and

(xvi) all other assets, properties, goodwill and rights reflected on the 2019 NA Balance Sheet, other than such assets, properties, goodwill and rights that have been sold, disposed or otherwise transferred to a third party after the date of the 2019 NA Balance Sheet.

(b) For purposes of this Agreement, “Excluded Assets” means the following assets of Parent or any Parent Subsidiary to the extent such assets would otherwise be included in clauses (i) through (xvi) of Section 1.02(a), in each case other than any assets with respect to Taxes:

(i) all shares of capital stock of, or other equity interests in, the Excluded Entities, and, without limiting anything set forth in Section 1.02(a), all assets of the Excluded Entities (including any Excluded Minority Interests);

(ii) all shares of capital stock of, or other equity interests in, any Affiliate of Parent or any other Person, other than equity interests in the Transferred Group Members and the Transferred Group Minority Interests;

(iii) all owned real property, leasehold estates and other interests in real property set forth in Section 1.02(b)(iii) of the Disclosure Letter, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto;

(iv) all tangible personal property and interests therein set forth in Section 1.02(b)(iv) of the Disclosure Letter;

(v) all Intellectual Property Rights, including all Registered Intellectual Property, other than the NA Intellectual Property Rights;

(vi) the Trademarks set forth in Section 1.02(b)(vi) of the Disclosure Letter and any Trademarks and derivatives thereof, that are confusingly similar to, any Trademark set forth in Section 1.02(b)(vi) of the Disclosure Letter, in each case, in any style or design (collectively, the “Retained Names”);

(vii) all Governmental Approvals set forth in Section 1.02(b)(vii) of the Disclosure Letter;

(viii) all Contracts set forth in Section 1.02(b)(viii) of the Disclosure Letter;

(ix) subject to Section 1.07, all rights related to the Parent Portion of any Shared Contract;

(x) to the extent not extinguished at Closing, all accounts receivable pursuant to which a payment is owed (A) by Parent or any Parent Subsidiary to a Transferred Group Member or (B) by the Retained Businesses to the North American Business;

(xi) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items to the extent used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Retained Businesses;

(xii) all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or any Excluded Liability, including any such item arising under any Credit Support Obligation, warranty, indemnity or similar right in favor of Parent or any Parent Subsidiary in respect of any Excluded Asset or any Excluded Liability;

(xiii) all insurance policies other than the NA Insurance Policies and all rights and claims thereunder and any proceeds thereof;

(xiv) all Records prepared in connection with, and to the extent relating to, the Sale Process, including any bids received from third parties in connection with the Sale Process;

(xv) all assets of the Parent Employee Benefit Plans, other than any Transferred Group Employee Benefit Plan;

(xvi) all assets of Parent or any Parent Subsidiary (other than any Transferred Group Member) used or held for use in the delivery of corporate-level services to the North American Business;

(xvii) all rights of Parent or any Parent Subsidiary (other than any Transferred Group Member) under this Agreement or any other Transaction Document; and

(xviii) all other assets set forth in Section 1.02(b)(xviii) of the Disclosure Letter.

SECTION 1.03. NA Liabilities; Excluded Liabilities. (a) For purposes of this Agreement, “NA Liabilities” means all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (collectively, “Liabilities”), of Parent or any Parent Subsidiary to the extent arising out of or relating to the NA Assets, the North American Business or the ownership, operation or conduct of the North American Business prior to, at or after the Closing, other than the Excluded Liabilities, which NA Liabilities shall include (in each of clauses (i) through (x), other than the Excluded Liabilities and any Liabilities for Taxes):

(i) all Liabilities to the extent arising under the NA Contracts and the NA Governmental Approvals;

(ii) subject to Section 1.07, all Liabilities related to the Purchaser Portion of any Shared Contract;

(iii) all Liabilities to the extent included as current liabilities in the calculation of the Adjustment Amount, as finally determined after resolution of all disputes in accordance with Article III;

(iv) all accounts payable and accrued Liabilities to the extent arising out of or relating to the ownership, operation or conduct of the North American Business or otherwise in respect of the North American Business;

(v) all Liabilities to the extent arising as a result of Parent or any Parent Subsidiary, at any time, being the owner, lessee, lessor or occupant of, or the operator of the activities conducted at, the NA Real Property or any real property previously used or held for use primarily in the operation or conduct of the North American Business;

(vi) all Environmental Liabilities to the extent arising out of or relating to the North American Business, the NA Real Property, the ownership, operation or conduct of the North American Business or the ownership, leasing or occupancy of, or the activities conducted at, the NA Real Property;

(vii) all Liabilities in respect of any Action, pending or threatened, and claims, whether or not presently asserted, to the extent arising out of or relating to the ownership, operation or conduct of the North American Business;

(viii) all Liabilities of Purchaser or the Purchaser Subsidiaries (including, following the Closing, a Transferred Group Member) under, or assumed pursuant to, this Agreement or the other Transaction Documents;

(ix) all other Liabilities of the Transferred Group Members, whether arising prior to, on or after the Closing, including those assumed pursuant to this Agreement or the other Transaction Documents (except as expressly contemplated to be retained by Parent or a Parent Subsidiary (other than any Transferred Group Member) pursuant to this Agreement, including Section 8.05);

(x) all Liabilities to the extent reflected on the 2019 NA Balance Sheet, other than Liabilities discharged after the date of the 2019 NA Balance Sheet;

(xi) all Liabilities arising in connection with the imposition of Sections 280G or 4999 of the Code in connection with the Transactions with respect to (A) a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) who is an NA Employee or Former NA Employee or (B) amounts payable or benefits provided by a Transferred Group Member to a disqualified individual (collectively, “Section 280G Liabilities”) (x) if such Liabilities would not have been incurred with respect to a disqualified individual in the absence of all “parachute payments” (as defined in Treasury Regulation Section 1.280G-1) provided pursuant to any plan, program, agreement or arrangement adopted, entered into, implemented or modified by, or at the request of, Purchaser or any of its Affiliates (“Purchaser Plans”) or (y) other than in the case of clause (x), in the case of a disqualified individual who received parachute payments pursuant to any arrangement in effect on or prior to the Closing (including any Transferred Group Member Plan but excluding any Purchaser Plan) or any Parent NA Benefit Plan, solely to the extent such Liabilities relate to any Purchaser Plans; and

(xii) all Transfer Taxes for which Purchaser is liable pursuant to Section 8.13(a).

(b) For purposes of this Agreement, “Excluded Liabilities” means the following Liabilities of Parent or any Parent Subsidiary (in each of clauses (i) through (iv), other than any Liabilities for Taxes):

(i) all Liabilities to the extent arising out of or relating to Excluded Assets;

(ii) subject to Section 1.07, all Liabilities related to the Parent Portion of any Shared Contract;

(iii) all Liabilities of the Excluded Entities and their respective Subsidiaries;

(iv) all Liabilities that are expressly contemplated to be retained by Parent or any Parent Subsidiary (other than any Transferred Group Member) pursuant to this Agreement or the other Transaction Documents;

(v) all Controlled Group Liabilities with respect to any Parent NA Benefit Plan;

(vi) all Section 280G Liabilities other than those identified in Section 1.03(a)(xi); and

(vii) all Transfer Taxes for which Parent is liable pursuant to Section 8.13(a).

SECTION 1.04. Consents and Governmental Approvals. (a) Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, to the extent that (i) the assignment, transfer, conveyance or delivery of any Transferred NA Asset to a Transferred Group Member or of any Transferred Excluded Asset to Parent or a Parent Subsidiary (other than any Transferred Group Member) or (ii) the assumption of any Assumed NA Liability by a Transferred Group Member or of any Assumed Excluded Liability by Parent or a Parent Subsidiary (other than any Transferred Group Member), in each case in connection with the Pre-Closing Transfers would constitute a violation of applicable Law, or would require a Consent or Governmental Approval that has not been obtained or made prior to the Closing, then the assignment, transfer, conveyance or delivery of such Transferred NA Asset or Transferred Excluded Asset or the assumption of such Assumed NA Liability or Assumed Excluded Liability (collectively, the “Delayed Transfer Assets/Liabilities”) will automatically be deferred, and no such assignment, transfer, conveyance or delivery or assumption, as applicable, will occur, until all legal impediments are removed or such Consents or Governmental Approvals have been obtained or made with respect to the applicable Delayed Transfer Assets/Liabilities. Notwithstanding such deferral of the assignment, transfer, conveyance and delivery or assumption, as applicable, of the Delayed Transfer Assets/Liabilities, any Delayed Transfer Asset/Liability will still be considered an NA Asset or Excluded Asset or an NA Liability or Excluded Liability, as the case may be, and from the Closing until the consummation of the assignment, transfer, conveyance and delivery or the assumption, as applicable, of such Delayed Transfer Asset/Liability, Parent or the applicable Parent Subsidiary (other than any Transferred Group Member) shall hold any Transferred NA Assets and Assumed NA Liabilities that are Delayed Transfer Assets/Liabilities in trust for the use and benefit or for the account, as applicable, insofar as reasonably practicable, of the applicable Transferred Group Member at the sole expense of the Transferred Group Members, and the Transferred Entities shall (or shall cause the applicable Transferred Group Member to) hold any Transferred Excluded Assets and Assumed Excluded Liabilities that are Delayed Transfer Assets/Liabilities in trust for the use and benefit or for the account, as applicable, insofar as reasonably practicable, of Parent or the applicable Parent Subsidiary (other than any Transferred Group Member) at the sole expense of Parent and the Parent Subsidiaries (other than the Transferred Group Members). Parent and Purchaser shall use commercially reasonable efforts to develop and implement arrangements to place the Transferred Group Members, on the one hand, and Parent and the Parent Subsidiaries (other than the Transferred Group Members), on the other hand, insofar as reasonably practicable, in the same position as if the Delayed Transfer Assets/Liabilities had been assigned, transferred, conveyed and delivered or assumed, as applicable, and so that all the benefits and burdens relating to such Delayed Transfer Assets/Liabilities, including possession, use, risk of loss, potential for gain, and dominion, control and command over such assets, inure from and after the Closing to the Transferred Group Members, in the case of Transferred NA Assets and Assumed NA Liabilities that are Delayed Transfer Assets/Liabilities, or to Parent and the Parent Subsidiaries (other than the Transferred Group Members), in the case of Transferred Excluded Assets or Assumed Excluded Liabilities that are Delayed Transfer Assets/Liabilities. If and when the legal impediments, Consents or Governmental Approvals, the presence or the absence of which caused the deferral of the assignment, transfer, conveyance and delivery of any Delayed Transfer Assets/Liabilities pursuant to this Section 1.04(a), are removed, obtained or made, as the case may be, the assignment, transfer, conveyance and delivery or assumption, as applicable, of the applicable Delayed Transfer Asset/Liability shall be promptly effected in accordance with the terms of this Agreement and the other applicable Transaction Documents, without the payment of additional consideration. For the avoidance of doubt, the existence of any Delayed Transfer Assets/Liabilities shall not, in any event, result in the delay of the Closing.

(b) Beginning on the date hereof and for a period of two years after the Closing Date, each of Parent and Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to remove all legal impediments to and obtain all required Consents and Governmental Approvals for the assignment, transfer, conveyance and delivery or the assumption, as applicable, of the Transferred NA Assets, the Transferred Excluded Assets, the Assumed NA Liabilities and the Assumed Excluded Liabilities as contemplated by Section 1.01 as promptly as practicable.

SECTION 1.05. Misallocated Transfers. In the event that, at any time or from time to time after the Closing, any party hereto (or any of its Subsidiaries) shall receive or otherwise possess any asset or be liable for any Liability that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer or assign, or cause to be transferred or assigned, such asset or Liability to the Person so entitled thereto, and the relevant party will cause such entitled Person to accept such asset or assume such Liability. From Closing and prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person and shall promptly forward to any such other Person any monies or other benefits received pursuant to such asset.

SECTION 1.06. Termination of Intercompany Contracts. (a) Except as set forth in Section 1.06(b), in furtherance of the releases and other provisions of Section 11.01, effective as of the Closing, Parent and Sellers shall cause any and all Contracts between or among any Transferred Group Member, on the one hand, and Parent or any Parent Subsidiary (other than the Transferred Group Members), on the other hand, to be terminated, without any liability (other than Taxes that are or will be accrued as current liabilities in Net Working Capital) to Purchaser or any of the Purchaser Subsidiaries (including, from and after the Closing, the Transferred Group Members). No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and all parties thereto shall be released from all obligations and Liabilities thereunder. Each of the parties hereto shall, at the reasonable request of any other party hereto, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.06(a) shall not apply to any of the following Contracts (or to any of the provisions thereof): (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by any of the parties hereto or any of their respective Subsidiaries), (ii) any Contract listed or described in Section 1.06(b) of the Disclosure Letter and (iii) any Contract to which any Person other than Parent, Sellers, the Transferred Entities and their respective wholly-owned Subsidiaries is a party.

SECTION 1.07. Shared Contracts. From the date of this Agreement until the Closing, the parties hereto shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third party or third parties to any Shared Contract) to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that upon and following the Closing (a) Purchaser or a Purchaser Subsidiary (including a Transferred Group Member) is the beneficiary of the rights, and is responsible for the obligations, related to the portion of such Shared Contract relating to the North American Business (the “Purchaser Portion”), and (b) Parent or a Parent Subsidiary (other than a Transferred Group Member) is the beneficiary of the rights, and is responsible for the obligations, related to the portion of such Shared Contract not relating to the North American Business (the “Parent Portion”). If the parties hereto or their respective Subsidiaries are not able to enter into an arrangement to divide, partially assign, modify or replicate (in whole or in part) the rights and obligations under and in respect of any such Shared Contract as contemplated by the immediately preceding sentence prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, Purchaser and Parent shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to cooperate (each at its own expense) in any lawful, contractually permissible and commercially reasonable arrangement under which, following the Closing and until the earlier of two years after the Closing and the date on which the division, partial assignment, modification or replication of such Shared Contract as contemplated by the immediately preceding sentence is effected, Purchaser or a Purchaser Subsidiary (including a Transferred Group Member) shall receive the interest in the benefits and obligations of the Purchaser Portion under such Shared Contract and Parent or a Parent Subsidiary (other than a Transferred Group Member) shall receive the interest in the benefits and obligations of the Parent Portion under such Shared Contract. In the event any payment, fee or charge is required by any third party to divide, partially assign, modify or replicate any Shared Contract, such payment, fee or charge shall be borne equally by Parent and Purchaser.

SECTION 1.08. Employees. (a) If an NA Employee is employed by Parent or a Parent Subsidiary (other than a Transferred Group Member), Parent shall, and shall cause the Transferred Group Members to, transfer to the appropriate Transferred Group Member the employment of, including, where required by applicable Law or otherwise necessary, by offering employment to, or by causing the appropriate Transferred Group Member to offer employment to, such NA Employee effective no later than immediately prior to the Closing.

(b) If an employee of any Transferred Group Member is not an NA Employee (a “Non-NA Employee”), Parent shall, and shall cause the Transferred Group Member to, transfer to Parent or the appropriate Parent Subsidiary (other than a Transferred Group Member) the employment of, including, where required by applicable Law or otherwise necessary, by causing the appropriate Parent Subsidiary to offer employment to, such employee effective no later than immediately prior to the Closing.

(c) As of immediately prior to the Closing, no NA Employee will be employed by Parent or a Parent Subsidiary that is not a Transferred Group Member and no Non-NA Employee will be employed by a Transferred Group Member. Notwithstanding the foregoing, nothing herein shall be interpreted as requiring Purchaser, Parent or any of their respective Subsidiaries or Affiliates (including any Transferred Group Member) to offer any employee any additional or enhanced compensation or benefits in order to secure any transfer of employment contemplated by this Section 1.08. The parties hereto intend that Transferred Group Member Employees and the Non-NA Employees shall have continuous and uninterrupted employment immediately before and immediately after the consummation of the Transactions (and immediately before and immediately after any transfer contemplated by this Section 1.08), and that for purposes of any notice, pay in lieu of notice, severance or termination benefit plan, program, policy, agreement or arrangement of Parent or any of its Subsidiaries or Affiliates, including any applicable Parent Employee Benefit Plan and any Transferred Group Employee Benefit Plan, neither the Transactions nor any transfer contemplated by this Section 1.08 shall constitute a termination or severance of employment of any Transferred Group Member Employee or Non-NA Employee prior to or upon the consummation of the Transactions. Nothing herein shall be construed as a representation or guarantee by Parent or any Parent Subsidiary or any other Person that any NA Employee will continue in employment with a Transferred Group Member following the date hereof or with Purchaser or the applicable Purchaser Subsidiary following the Closing.

(d) For purposes of this Agreement:

(i) “NA Employee” means each officer, manager or employee of Parent or any Parent Subsidiary as of immediately prior to the Closing who is (A) primarily engaged in the North American Business as of the date hereof or is hired after the date hereof and is primarily engaged in the North American Business as of his or her date of hire, excluding any individual set forth in Section 1.08(d)(i)(A) of the Disclosure Letter, or (B) set forth in Section 1.08(d)(i)(B) of the Disclosure Letter, including, in the case of each of clauses (A) and (B), any such individuals who are not actively working for any reason, including in connection with any vacation, holiday, illness, jury duty, bereavement leave, short-term or long-term disability leave, workers’ compensation or other leave of absence. Following the date hereof and prior to the Closing, Parent may, in its sole discretion, update Sections 1.08(d)(i)(A) and (B) of the Disclosure Letter in order to (x) subject to prior consultation with Purchaser, add or remove up to 70 individuals who are engaged in providing support services to the North American Business or (y) add new hires who are replacing an individual on such list or remove individuals whose employment is terminated, in the case of clause (y), provided such hirings and terminations are not in violation of Section 7.01.

(ii) “Pre-Closing Employee Matters” means the actions necessary to implement the foregoing Sections 1.08(a)-(c).

(iii) “Transferred Group Member Employee” means each individual who, as of the Closing and after giving effect to the transfers of employment contemplated by this Section 1.08, is employed by a Transferred Group Member, but excluding any such individual who is a Non-NA Employee.

SECTION 1.09. Transfer Documents. In furtherance of the assignment, transfer, conveyance and delivery of assets and Liabilities, in each case as specified in this Article I, at or prior to the Closing and, with respect to Delayed Transfer Assets/Liabilities, at such time after the Closing as any such Delayed Transfer Asset/Liability can be transferred, (a) Parent shall, and shall cause the applicable Parent Subsidiaries (other than the Transferred Group Members) to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title, and other instruments of transfer, conveyance and assignment (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to give effect to and evidence the transfer, conveyance, assignment and delivery of Parent’s or the applicable Parent Subsidiary’s right, title and interest in and to the Transferred NA Assets to the Transferred Group Members, (b) Parent, Sellers and, from and after the Closing, Purchaser shall cause the applicable Transferred Group Members to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of transfer, conveyance and assignment (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to give effect to and evidence the transfer, conveyance, assignment and delivery of the Transferred Entities’ or the applicable Transferred Group Members’ right, title and interest in and to the Transferred Excluded Assets to Parent and the Parent Subsidiaries (other than the Transferred Group Members), (c) Parent, Sellers and, from and after the Closing, Purchaser shall cause the applicable Transferred Group Members to, execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to give effect to and evidence the valid and effective assumption by the applicable Transferred Group Members of the Assumed NA Liabilities and (d) Parent shall, and shall cause the applicable Parent Subsidiaries (other than the Transferred Group Members) to, execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to give effect to and evidence the valid and effective assumption by Parent or the applicable Parent Subsidiary of the Assumed Excluded Liabilities (the documents contemplated by clauses (a), (b), (c) and (d), collectively, the “Transfer Documents”). All Transfer Documents shall be approved by Purchaser prior to the execution thereof (such approval not to be unreasonably withheld, conditioned or delayed), and any deeds shall be “special warranty” deeds or the jurisdictional equivalent.

ARTICLE II

Purchase and Sale of Transferred Shares

SECTION 2.01. Purchase and Sale of Transferred Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent and Sellers shall, and shall cause the applicable Parent Subsidiaries to, sell, assign, transfer, convey and deliver to the Purchaser Designated Subsidiaries, and Purchaser shall cause the Purchaser Designated Subsidiaries to purchase, acquire and accept from Parent and the Parent Subsidiaries, all of Parent’s and the Parent Subsidiaries’ right, title and interest in, to and under all the issued and outstanding Transferred Shares, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws), for an aggregate purchase price of $3,625,000,000 (the “Purchase Price”), subject to adjustment as set forth in Article III. Purchaser shall designate the Purchaser Subsidiaries that will directly purchase, acquire and accept the Transferred Shares by written notice to Parent at least three Business Days prior to the Closing (such Purchaser Subsidiaries, the “Purchaser Designated Subsidiaries”); provided that (i) the Purchaser Designated Subsidiary that directly purchases, accepts and acquires the Transferred US Entity Common Shares shall be organized in a jurisdiction in the United States and (ii) the Purchaser Designated Subsidiary that directly purchases, accepts and acquires the Transferred Canadian Entity Common Shares shall be organized in a jurisdiction in Canada. The purchase and sale of the Transferred Shares pursuant to this Section 2.01 is referred to in this Agreement as the “Acquisition”.

SECTION 2.02. Closing. The closing of the Acquisition (the “Closing”) shall take place either (a) remotely by telephone and electronic communication or (b) physically at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, in each case at 10:00 a.m. (New York City time) on the fifth Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the parties hereto entitled to the benefit thereof in accordance with the terms of this Agreement) of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at such time), or at such other place, time and date as shall be agreed in writing between Parent and Purchaser; provided that, to the extent the satisfaction (or, to the extent permitted by Law, waiver by the parties hereto entitled to the benefit thereof in accordance with the terms of this Agreement) of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing) occurs no more than ten Business Days and no less than five Business Days prior to the end of a calendar month, then the Closing shall occur on the first Business Day of the immediately succeeding calendar month so long as the conditions set forth in Article IX remain so satisfied or waived on such date (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at such time). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.03. Transactions to Be Effected at the Closing. At the Closing, (a) Purchaser shall pay or cause to be paid to Parent (or its designated Subsidiaries), by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to the Closing Date, cash in an aggregate amount equal to the Closing Date Amount, (b) Parent shall deliver or cause to be delivered to the Purchaser Designated Subsidiaries (i) to the extent of any certificated Transferred Shares, certificates representing all of such certificated Transferred Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, in each case with any required stock transfer stamps affixed thereto, and (ii) to the extent of any uncertificated Transferred Shares, assignments of all such uncertificated Transferred Shares executed by the applicable Parent Subsidiaries, in form and substance reasonably satisfactory to Purchaser, (c) Purchaser and Parent shall, or shall cause their applicable Subsidiaries to, enter into the Transition Services Agreement and the other Ancillary Agreements and (d) Purchaser shall pay or cause to be paid to Parent (or its designated Subsidiaries), by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to the Closing Date, cash in an aggregate amount equal to the Intercompany Loan Amount.

SECTION 2.04. Withholding. Parent, Purchaser and their respective Subsidiaries and Affiliates will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld pursuant to any applicable Tax Law; provided that, except as required pursuant to a change in Law after the execution of this Agreement, neither Purchaser nor its Subsidiaries or Affiliates will be entitled to deduct or withhold from any amounts otherwise payable to Parent or the Parent Subsidiaries (a) under the Tax Laws of the United States or any state or territory thereof if Parent has delivered a certificate and notice addressed to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) with respect to the Transferred US Entity certifying that the Transferred US Entity is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and that the Transferred US Entity Common Shares are not (and during the relevant period have not been) “United States real property interests” within the meaning of Section 897(c) of the Code, or (b) under the Tax Laws of Canada or any province or territory thereof, in light of the representation in Section 5.07 that the Transferred Canadian Entity Common Shares are not “taxable Canadian property” within the meaning of the ITA. Prior to making any deduction and withholding, the withholding party will (i) notify the Person in respect of which such deduction and withholding is to be made of the amounts subject to withholding as soon as reasonably practicable and prior to the anticipated date of payment and (ii) provide such Person a reasonable opportunity to deliver such forms, certificates or other evidence as would eliminate or reduce any such required deduction or withholding. To the extent that amounts are deducted or withheld in accordance with this Section 2.04 and timely paid to the appropriate Taxing Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.05. Cash Shortfall Amount. If, as of the Calculation Time, the Cash Margin Amount is less than the Cash Margin Target, Parent shall contribute or cause to be contributed, prior to the Closing, by wire transfer in immediately available funds to one or more accounts that will be held in the name of a Transferred Group Member following the Closing, an amount in cash equal to the Cash Margin Target minus the Cash Margin Amount (such amount, the “Cash Shortfall Amount”). Any Cash Shortfall Amount that is contributed prior to Closing in accordance with this Section 2.05 (a) shall not be withdrawn prior to the Closing and (b) notwithstanding anything to the contrary in this Agreement, shall be included as an asset in the calculation of Net Working Capital and not in the calculation of the Cash Amount.

ARTICLE III

Purchase Price Adjustment

SECTION 3.01. Adjusted Purchase Price. The Purchase Price shall be (a) increased by the Adjustment Amount, if the Adjustment Amount is a positive amount, or (b) decreased by the absolute value of the Adjustment Amount, if the Adjustment Amount is a negative amount, in each case in accordance with the terms of this Article III. The Purchase Price, as adjusted by the Adjustment Amount pursuant to this Article III, is referred to in this Agreement as the “Adjusted Purchase Price”.

SECTION 3.02. Closing Date Amount. No later than two Business Days prior to the Closing Date, Parent shall prepare and deliver to Purchaser its good faith estimate of the Closing Adjustment Balance Sheet and a written statement (the “Estimated Adjustment Statement”) setting forth Parent’s good faith estimate of the (a) Cash Amount, (b) Indebtedness Amount, (c) Transaction Expense Amount, (d) Net Working Capital Amount and (e) the resulting calculation of the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), in each case, prepared in accordance with the Adjustment Statement Principles and the applicable definitions contained herein, together with reasonable supporting documentation for the estimates and calculations contained therein. Following the delivery of the Closing Adjustment Balance Sheet and the Estimated Adjustment Statement, Parent and the Parent Subsidiaries shall afford to Purchaser reasonable access during normal business hours to all such supporting documentation, Records and other information of Parent and the Parent Subsidiaries as Purchaser may in good faith request to the extent relevant to the calculation of the Estimated Adjustment Amount or the matters set forth in the Estimated Adjustment Statement. Parent shall consider in good faith any reasonable comments of Purchaser to such estimates, and the Estimated Adjustment Statement or components thereof shall be amended for all purposes hereunder to reflect any of Purchaser’s comments agreed to in writing by Parent in Parent’s sole discretion (which agreement or lack thereof shall be without prejudice to (or other limitations on) the preparation of or objection to the Closing Adjustment Statement or calculation of components thereof). In no event shall Parent’s obligation to consider any such comments, or the existence of any unresolved objections with respect to the Estimated Adjustment Statement, operate to delay or defer the Closing in any respect, and the Estimated Adjustment Statement shall be the basis upon which the Closing occurs to the extent that any unresolved objections exist (subject only to changes that Parent has agreed in writing to make thereto in Parent’s sole discretion). For purposes of this Agreement, the term “Closing Date Amount” means (i) (A) the Purchase Price plus the Estimated Adjustment Amount, if the Estimated Adjustment Amount is a positive amount, or (B) the Purchase Price minus the absolute value of the Estimated Adjustment Amount, if the Estimated Adjustment Amount is a negative amount minus (ii) the Intercompany Loan Amount.

SECTION 3.03. Closing Adjustment Statement. Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Parent its good faith calculation of the Closing Adjustment Balance Sheet and a written statement (the “Closing Adjustment Statement”) setting forth Purchaser’s good faith calculation of (a) the Cash Amount, (b) the Indebtedness Amount, (c) the Transaction Expense Amount, (d) the Net Working Capital Amount and (e) the resulting calculation of the Adjustment Amount, in each case, prepared in accordance with the Adjustment Statement Principles and the applicable definitions contained herein, together with reasonable supporting documentation for the estimates and calculations contained therein.

SECTION 3.04. Objections; Resolution of Disputes. The Closing Adjustment Statement shall become final and binding upon the parties hereto on the 60th day following delivery thereof, unless Parent gives written notice of its disagreement with the Closing Adjustment Statement to Purchaser prior to such date that (i) specifies in reasonable detail the nature and amount of each particular disagreement so asserted (including the basis on which such matters do not comply with the Adjustment Statement Principles, as applicable) and (ii) includes Parent’s calculation of the Cash Amount, the Indebtedness Amount, the Transaction Expense Amount or the Net Working Capital Amount, to the extent such amounts are being disputed, in each case, as of the Closing Date (a “Notice of Disagreement”). If Parent delivers a Notice of Disagreement to Purchaser within the 60-day period referred to above, then the Closing Adjustment Statement (as revised in accordance with this sentence) shall become final and binding upon the parties hereto on the earlier of (a) the date Parent and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (b) the date any disputed matters are finally resolved in writing by the Accounting Firm pursuant to this Section 3.04 and Section 3.06(c). Any item in the Closing Adjustment Statement that is not disputed in a Notice of Disagreement shall be final and binding on the parties hereto. During the 30-day period following the delivery of a Notice of Disagreement, Parent and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Parent and Purchaser shall submit to the Accounting Firm for expert determination any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall act as an expert, and not as an arbitrator. The “Accounting Firm” shall be an internationally recognized independent public accounting firm as shall be reasonably agreed upon by the parties hereto in writing. Parent and Purchaser shall use commercially reasonable efforts to cause the Accounting Firm to render a decision in writing resolving the matters submitted to the Accounting Firm within 30 days of receipt of the submission. The determination of the Accounting Firm shall be made in accordance with this Section 3.04 and Section 3.06(c) and shall be final and binding on the parties hereto, absent fraud or manifest error, and judgment may be entered upon such determination in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm pursuant to this Section 3.04 shall be borne by Purchaser and Parent in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be calculated by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and expenses of Parent incurred in connection with this Section 3.04 (including with respect to accountants and attorneys) shall be borne by Parent and the fees and expenses of Purchaser incurred in connection with this Section 3.04 (including with respect to accountants and attorneys) shall be borne by Purchaser.

SECTION 3.05. Post-Closing Payment. If the Adjustment Amount, as finally determined pursuant to Section 3.04, exceeds the Estimated Adjustment Amount, Purchaser shall, within 15 Business Days after the Closing Adjustment Statement becomes final and binding on the parties hereto pursuant to Section 3.04, pay or cause to be paid to Parent (or its designated Subsidiaries) the amount by which the Adjustment Amount exceeds the Estimated Adjustment Amount, plus interest thereon at a rate of interest per annum equal to the Prime Rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to (but excluding) the date of payment. If the Adjustment Amount, as finally determined pursuant to Section 3.04, is less than the Estimated Adjustment Amount, Parent shall, within 15 Business Days after the Closing Adjustment Statement becomes final and binding on the parties hereto pursuant to Section 3.04, pay or cause to be paid to Purchaser (or the Purchaser Designated Subsidiaries) the amount by which the Estimated Adjustment Amount exceeds the Adjustment Amount, plus interest thereon at a rate of interest per annum equal to the Prime Rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to (but excluding) the date of payment. Any payment made pursuant to this Section 3.05 shall be made by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to such payment by the party entitled to receive such payment. Any payments made pursuant to this Section 3.05 (except for any stated interest) shall be treated as an adjustment to the Purchase Price paid for the Transferred US Entity Common Shares or the Transferred Canadian Entity Common Shares (as the case may be) for all applicable Tax purposes, except as otherwise required by applicable Law or pursuant to a final determination (within the meaning of Section 1313(a) of the Code) or similar determination under applicable state, local or non-U.S. Tax Law.

SECTION 3.06. Adjustment Amount. (a) For purposes of this Agreement:

(i) “Adjustment Amount” means (A) the Cash Amount plus (B) the Net Working Capital Amount (which may be a positive or negative number) minus (C) the Indebtedness Amount minus (D) the Transaction Expense Amount.

(ii) “Cash Amount” means the aggregate amount of Cash of the Transferred Group Members as of the Calculation Time, as set out in the Closing Adjustment Balance Sheet.

(iii) “Closing Adjustment Balance Sheet” means the aggregated balance sheet of the Transferred Group Members as of the Calculation Time, prepared in accordance with the Adjustment Statement Principles and in the form set out in the example calculation of the Adjustment Amount in Section 3.06(b)(ii) of the Disclosure Letter.

(iv) “Indebtedness Amount” means, as of the Calculation Time and as set out in the Closing Adjustment Balance Sheet, the amount of Indebtedness, but in all cases excluding all amounts included in the Cash Amount, all amounts included in the Transaction Expense Amount, all Excluded Assets and all Excluded Liabilities.

(v) “Net Working Capital” means, as of the Calculation Time and as set out in the Closing Adjustment Balance Sheet, (A) the trade accounts receivable and certain other assets of the Transferred Group Members minus (B) the accounts payable and certain other liabilities of the Transferred Group Members, in each case comprising only the balances identified as constituting “Working Capital” in the example calculation of the Adjustment Amount in Section 3.06(b)(ii) of the Disclosure Letter, excluding all amounts included in the Cash Amount, all amounts included in the Indebtedness Amount, all amounts included in the Transaction Expense Amount, all Excluded Assets and all Excluded Liabilities. Net Working Capital shall not include any assets or liabilities with respect to derivative financial instruments (except in respect of current assets and current liabilities for variation margin) or Tax assets and liabilities (including deferred Tax assets and liabilities), except for current assets and current liabilities with respect to Taxes of the Transferred Group Members, including, for the avoidance of doubt, any Taxes arising from the Pre-Closing Transfers or the transactions contemplated by Section 1.06 or Section 8.14, and excluding Transfer Taxes that are included in Transaction Expenses. Notwithstanding anything to the contrary contained herein, Net Working Capital shall include any Cash Shortfall Amount that is actually contributed by or on behalf of Parent in accordance with Section 2.05.

(vi) “Net Working Capital Amount” means (A) Net Working Capital minus (B) the Net Working Capital Target.

(vii) “Net Working Capital Target” means the applicable amount set forth in respect of the Closing Date in Section 3.06(a)(vii) of the Disclosure Letter.

(viii) “Transaction Expense Amount” means the aggregate amount of Transaction Expenses, as of the Calculation Time (but calculated by giving effect to the consummation of the Transactions), as set out in the Closing Adjustment Balance Sheet.

(b) The Adjustment Amount (and the individual components thereof) shall be determined as follows: (i) first, the methods, policies, principles and methodologies set forth in Section 3.06(b)(i) of the Disclosure Letter shall be applicable, without regard to whether such methods, policies, principles and methodologies are consistent with IFRS, (ii) second, to the extent not covered by Section 3.06(b)(i) of the Disclosure Letter, the methods, policies, principles and methodologies as were used by Parent in the preparation of the 2019 NA Balance Sheet shall be applicable, without regard to whether such methods, policies, principles and methodologies are consistent with IFRS, and (iii) third, to the extent not covered by the foregoing clauses (i) and (ii), IFRS. The foregoing principles are referred to in this Agreement as the “Adjustment Statement Principles”. For illustrative purposes, Section 3.06(b)(ii) of the Disclosure Letter includes an example calculation of the Adjustment Amount (and the individual components thereof), assuming for purposes of such calculation that the Closing Date was December 31, 2019.

(c) The Accounting Firm shall determine and report in writing to Parent and Purchaser as to its determination of all disputed matters submitted to the Accounting Firm and the effect of such determination on the Closing Adjustment Statement. The scope of the disputes to be resolved by the Accounting Firm as provided in Section 3.04 shall be solely limited to whether such calculation was done in accordance with the Adjustment Statement Principles and the applicable definitions set forth in this Agreement and whether there were mathematical errors in the Closing Adjustment Statement. In resolving any disputes, the Accounting Firm (x) shall limit its review to matters specifically set forth in the Notice of Disagreement delivered pursuant to Section 3.04 as a disputed item and (y) shall not assign a value to any item greater than the greatest value for such item claimed by either Parent or Purchaser or less than the smallest value for such item claimed by either Parent or Purchaser in the Closing Adjustment Statement or Notice of Disagreement delivered pursuant to Section 3.04. The Accounting Firm is not authorized or permitted to make any other determination or adjustment based on IFRS if the Adjustment Statement Principles can be determined pursuant to clause (i) or (ii) of the definition thereof, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of any representation or warranty in this Agreement or as to compliance by the parties hereto with any of their covenants in this Agreement (other than (i) whether the calculation of the Adjustment Amount was done in accordance with the Adjustment Statement Principles and the applicable definitions set forth in this Agreement and (ii) whether there were any mathematical errors in the Closing Adjustment Statement), and the Accounting Firm is not authorized to make any determination as to whether the 2019 NA Balance Sheet was in accordance with IFRS or any other accounting standard. Each of Purchaser and Parent shall furnish to the Accounting Firm such work papers and other documents and information relating to the disputed items as the Accounting Firm may reasonably request. No party hereto shall have any ex parte communication with the Accounting Firm relating to its services under or in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.07. Access. During the period following the Closing Date through the date on which the Adjustment Amount is finally determined pursuant to Section 3.04, Purchaser and the Transferred Entities shall afford to Parent and its Representatives reasonable access during normal business hours to all the properties, systems, Contracts, personnel, Representatives and Records of the Transferred Group Members and the North American Business as they may in good faith request to the extent relevant to the calculation of the Adjustment Amount.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to Parent that:

SECTION 4.01. Organization, Standing and Power. (a) Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority necessary to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted.

(b) Purchaser is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.02. Authority; Execution and Delivery; Enforceability.
(a) Purchaser and each Purchaser Subsidiary has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by Purchaser and each Purchaser Subsidiary of each Transaction Document to which it is or is contemplated to be a party and the consummation by Purchaser and each Purchaser Subsidiary of the Transactions have been duly authorized by the Board of Directors of Purchaser or, to the extent necessary, the analogous governing body of such Purchaser Subsidiary, and no other corporate proceedings on the part of Purchaser or any Purchaser Subsidiary are necessary to authorize the Transaction Documents or the consummation of the Transactions. Purchaser has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Prior to the Closing, Purchaser and each Purchaser Subsidiary will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) The Board of Directors of Purchaser has duly adopted resolutions approving the Acquisition and the other Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) No vote or consent of holders of any class or series of capital stock of Purchaser is necessary to approve this Agreement or the consummation of the Transactions.

SECTION 4.03. No Conflicts; Governmental Approvals. (a) The execution and delivery by Purchaser and each Purchaser Subsidiary of each Transaction Document to which it is a party do not, the execution and delivery by Purchaser and each Purchaser Subsidiary of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any Purchaser Subsidiary under, any provision of (i) the Organizational Documents of Purchaser or any Purchaser Subsidiary, (ii) any Contract to which Purchaser or any Purchaser Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the Governmental Filings, Governmental Approvals, Consents and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Purchaser or any Purchaser Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No Governmental Approval is required to be obtained and no Governmental Filing is required to be made, in each case, by or with respect to Purchaser or any Purchaser Subsidiary in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and Governmental Filings and Governmental Approvals under the HSR Act, the Competition Act and any other Review Laws, including Competition Act Approval, (ii) compliance by Purchaser with and filings under the Exchange Act, (iii) compliance by Purchaser with the rules and regulations of the NYSE, (iv) the Governmental Filings and Governmental Approvals set forth in Section 5.04(b) of the Disclosure Letter and (v) such other Governmental Filings and Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.04. Litigation. There is no Action pending or, to the Knowledge of Purchaser, threatened or asserted against or affecting Purchaser or any Purchaser Subsidiary (and, to the Knowledge of Purchaser, there is not any basis for any such Action) that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect, nor is there any Judgment outstanding against Purchaser or any Purchaser Subsidiary or to which any of their respective properties or assets is subject that has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05. Financing. (a) Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letter and (ii) performance in all material respects by Parent of its obligations under Section 8.10, Purchaser has, or will have at the Closing, sufficient cash to pay the Adjusted Purchase Price and any other amounts required to be paid in connection with the consummation of the Transactions pursuant to the terms of this Agreement as of the date hereof and to pay all related fees and expenses of Purchaser and the Purchaser Subsidiaries, and there is no restriction on the use of such cash for such purposes. Assuming (x) the Debt Financing is funded in accordance with the Debt Commitment Letter and (y) performance in all material respects by Parent of its obligations under Section 8.10, Purchaser has, or will have at the Closing, the financial resources and capabilities to fully perform all of its obligations under this Agreement and the other Transaction Documents.

(b) Purchaser has delivered to Parent a true and complete copy of the fully executed debt commitment letter (together with the term sheet and all exhibits, schedules and annexes thereto), dated as of the date hereof (the “Debt Commitment Letter”) from Citigroup Global Markets Inc., Credit Suisse AG and Credit Suisse Loan Funding LLC (collectively, including any Additional Arrangers (as defined in the Debt Commitment Letter), the “Debt Financing Sources”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to lend to Purchaser the amounts set forth therein for purposes of funding the Transactions and satisfying ongoing Credit Support Obligations of the Transferred Group Members (the “Debt Financing”). Purchaser has also delivered to Parent true and complete copies of any fee letters related to the Debt Commitment Letter (which such fee letters may be redacted in a customary manner solely to remove fee amounts, pricing caps, market flex provisions and other economic terms set forth therein, none of which could reasonably be expected to adversely affect the conditionality, enforceability, availability or aggregate amount of the Debt Financing). Each of the Debt Commitment Letter and any such fee letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, each of the other parties thereto, enforceable against such parties in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the date of this Agreement, the Debt Commitment Letter and the related fee letters have not been amended, supplemented or otherwise modified in any respect (provided that the existence or exercise of “market flex” provisions contained in any fee letter shall not constitute an amendment, supplement or modification of the Debt Commitment Letter), no amendment, supplement or modification is contemplated (except for any amendment, supplement or modification solely to join additional lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto, in each case where such amendment, supplement or modification would not reasonably be expected to adversely affect the conditionality, enforceability, availability or aggregate amount of the Debt Financing), and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, any other parties thereto under any term or condition of the Debt Commitment Letter or the related fee letters, and, assuming the satisfaction (or waiver) of the conditions to Closing set forth in Article IX and the performance in all material respects by Parent of its obligations under Section 8.10, Purchaser has no reason to believe that any condition precedent to the funding of any of the Debt Financing set forth in the Debt Commitment Letter will not be satisfied on a timely basis, or that any portion of the Debt Financing to be made thereunder will otherwise not be available to Purchaser on a timely basis to consummate the Transactions at the time required pursuant to this Agreement.

(c) Purchaser has fully paid, or caused to be paid, any and all commitment fees or other fees required by the Debt Commitment Letter and the related fee letters to be paid thereunder on or prior to the date of this Agreement. As of the date of this Agreement, the obligations to make the Debt Financing available to Purchaser pursuant to the terms of the Debt Commitment Letter and the related fee letters are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, there are no Contracts to which Purchaser or any of its Affiliates is a party related to the Debt Financing, other than as expressly set forth in the Debt Commitment Letter and the related fee letters or otherwise delivered to Parent on or prior to the date of this Agreement.

SECTION 4.06. Brokers. No broker, finder, intermediary, investment banker, financial advisor or other Person is entitled, directly or indirectly, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any Purchaser Subsidiary, in each case, for which Parent, Sellers or any Parent Subsidiary would be liable.

SECTION 4.07. Investment Canada Act. Purchaser is a trade agreement investor within the meaning of the Investment Canada Act.

ARTICLE V

Representations and Warranties of Parent and Sellers

Parent and each Seller represents and warrants to Purchaser that, except as disclosed in the letter, dated as of the date hereof, from Parent to Purchaser (the “Disclosure Letter”):

SECTION 5.01. Organization, Standing and Power. (a) Parent is duly organized and validly existing under the Laws of England and Wales and each Seller is duly organized and validly existing under the Laws of its jurisdiction of organization or formation. Parent and each Seller has all requisite corporate or similar power and authority necessary to own, lease or otherwise hold its NA Assets and to conduct the North American Business as currently conducted.

(b) Parent and each Seller is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.02. Ownership of Transferred Shares. US Seller owns beneficially and of record 70,100 Transferred US Entity Common Shares and Canadian Seller owns beneficially and of record 1,000,000,000 Transferred Canadian Entity Common Shares, respectively, in each case free and clear of all Liens (other than restrictions on transfer under securities Laws). The 70,100 Transferred US Entity Common Shares constitute 100% of the issued and outstanding Equity Securities of the Transferred US Entity, and the 1,000,000,000 Transferred Canadian Entity Common Shares constitute 100% of the issued and outstanding Equity Securities of the Transferred Canadian Entity. At the Closing, Purchaser (or the applicable Purchaser Subsidiary) will obtain good and valid title to all such Transferred US Entity Common Shares and Transferred Canadian Entity Common Shares, free and clear of all Liens (other than restrictions on transfer under securities laws).

SECTION 5.03. Authority; Execution and Delivery; Enforceability. (a) Parent, each Seller and each other Parent Subsidiary has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and, other than the passing of the Parent Shareholder Resolution at the Parent Shareholder Meeting, to consummate the Transactions. The execution and delivery by Parent, each Seller and each other Parent Subsidiary of each Transaction Document to which it is or is contemplated to be a party and the consummation by Parent, each Seller and each other Parent Subsidiary of the Transactions have been duly authorized by the Board of Directors of Parent or, to the extent necessary, the analogous governing body of each Seller or such other Parent Subsidiary, and no other corporate or similar proceedings on the part of Parent, Sellers or any other Parent Subsidiary are necessary to authorize the Transaction Documents or, other than the passing of the Parent Shareholder Resolution at the Parent Shareholder Meeting, the consummation of the Transactions. Each of Parent and each Seller has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent and each Seller in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Prior to the Closing, Parent, each Seller and each other Parent Subsidiary will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) The Board of Directors of Parent and the Board of Directors of each Seller have duly adopted resolutions approving the Acquisition and the other Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) Other than the passing of the Parent Shareholder Resolution at the Parent Shareholder Meeting, no vote or consent of holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the consummation of the Transactions.

SECTION 5.04. No Conflicts; Governmental Approvals. (a) The execution and delivery by Parent, each Seller and each other Parent Subsidiary of each Transaction Document to which it is a party do not, the execution and delivery by Parent, each Seller and each other Parent Subsidiary of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Organizational Documents of Parent, Sellers or any other Parent Subsidiary, (ii) any Contract to which Parent, Sellers or any other Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the Governmental Filings, Governmental Approvals, Consents and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Governmental Approval is required to be obtained and no Governmental Filing is required to be made, in each case, by or with respect to Parent, either Seller or any other Parent Subsidiary in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and Governmental Filings and Governmental Approvals under the HSR Act, the Competition Act and any other Review Laws, including Competition Act Approval, (ii) approval of the Class 1 Circular and any supplementary circular by the FCA, (iii) the Governmental Filings and Governmental Approvals set forth in Section 5.04(b) of the Disclosure Letter and (iv) such other Governmental Filings and Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.05. Litigation. There is no Action pending or, to the Knowledge of Parent, threatened or asserted against or affecting Parent, either Seller or any other Parent Subsidiary (and, to the Knowledge of Parent, there is not any basis for any such Action) that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent, either Seller or any other Parent Subsidiary or to which any of their respective properties or assets is subject that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.06. Brokers. No broker, finder, intermediary, investment banker, financial advisor or other Person is entitled, directly or indirectly, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Sale Process based upon arrangements made by or on behalf of Parent, Sellers or any other Parent Subsidiary, in each case, for which Purchaser, any Purchaser Subsidiary or, after the Closing, any Transferred Group Member would be liable.

SECTION 5.07. Taxable Canadian Property. The Transferred Canadian Entity Common Shares are not “taxable Canadian property” within the meaning of the ITA. None of the Transferred Canadian Entity Common Shares derives, and none of them has at any time within the past 60 months derived, more than 50% of its fair market value directly or indirectly from or from any combination of (a) real or immovable property situated in Canada, (b) Canadian resource properties (as defined in the ITA), (c) timber resource properties (as defined in the ITA) and (d) options in respect of, or interests in, or for civil law, a right in, property described in any of clauses (a) to (c) above, whether or not the property exists.

SECTION 5.08. Investment Canada Act. The Transferred Canadian Entity’s total liabilities, other than operating liabilities, are less than 120 million Canadian dollars and its cash and cash equivalents are less than 10 million Canadian dollars as determined in accordance with the Investment Canada Act.

ARTICLE VI

Representations and Warranties Regarding the Transferred Entities

Parent and each Seller represents and warrants to Purchaser that, except as disclosed in the Disclosure Letter:

SECTION 6.01. Organization, Standing and Power. (a) Each of the Transferred Entities is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized. Each of the Transferred Entities has all requisite corporate or similar power and authority necessary to own, lease or otherwise hold its assets and properties (including its NA Assets) and to conduct its business (including the North American Business) as currently conducted. Parent has made available to Purchaser true and complete copies of the Organizational Documents of each of the Transferred Entities, in each case as amended through the date hereof.

(b) Each Transferred Group Member other than the Transferred Entities (collectively, the “Transferred Group Subsidiaries”) is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized. Each Transferred Group Subsidiary has all requisite corporate or similar power and authority necessary to own, lease or otherwise hold its assets and properties (including its NA Assets) and to conduct its business (including the North American Business) as currently conducted in all material respects. Parent has made available to Purchaser true and complete copies of the Organizational Documents of each of the Transferred Group Subsidiaries, in each case as amended through the date hereof.

(c) Each Transferred Group Member is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business (including the North American Business) or the ownership or leasing of its assets and properties (including the NA Assets) makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, (i) has not had and would not reasonably be expected to have a Material Adverse Effect or (ii) would not be reasonably expected to prevent or materially delay the ability of the Transferred Entities to perform their respective obligations under the Transaction Documents or consummate the Transactions.

SECTION 6.02. Transferred Group Subsidiaries; Equity Interests. (a)  Section 6.02(a) of the Disclosure Letter sets forth a true and complete list of each Transferred Group Subsidiary, its jurisdiction of organization and the names of the holders of Equity Securities of such Transferred Group Subsidiary and the number of Equity Securities held by each such holder, and there are no Equity Securities of any Transferred Group Subsidiary outstanding except as set forth in Section 6.02(b) of the Disclosure Letter. All the outstanding shares of capital stock of, or other equity or voting interests in, each Transferred Group Subsidiary have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable and are owned by a Transferred Group Member, free and clear of all Liens (other than restrictions on transfer under securities Laws). The Equity Securities of each Transferred Group Subsidiary were issued and granted in compliance with all applicable Laws and the Organizational Documents of such Transferred Group Subsidiary, and such Equity Securities have not been issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Organizational Document of any Transferred Group Subsidiary or any Contract.

(b) Section 6.02(b) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of all interests owned, directly or indirectly, by a Transferred Entity in any capital stock or other Equity Securities in any Person, other than (i) the Transferred Group Subsidiaries, the Excluded Entities and the Subsidiaries of the Excluded Entities and (ii) the Excluded Minority Interests (the interests set forth in Section 6.02(b) of the Disclosure Letter, the “Transferred Group Minority Interests”). All the Transferred Group Minority Interests are owned by a Transferred Group Member, free and clear of all Liens (other than restrictions under securities Laws). All Contracts related to the Transferred Group Minority Interests to which any Transferred Group Member is a party, or otherwise bound by, have been made available to Purchaser.

(c) Except for its interests in the Transferred Group Subsidiaries, the Excluded Entities and the Subsidiaries of the Excluded Entities, the Excluded Minority Interests and the Transferred Group Minority Interests the Transferred Entities do not own, directly or indirectly, any capital stock of, or other Equity Securities in, any Person.

(d) No Transferred Group Member is subject to any Contract or other obligation to make any investment in (in the form of a loan or a capital contribution) any other Person (including with respect to any Transferred Group Minority Interests).

(e) There are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other Equity Securities in any of the Transferred Group Subsidiaries. There are no authorized, issued or outstanding securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Securities of any Transferred Group Subsidiary. There are no rights of first refusal, rights of first offer, proxies, voting agreements, voting trusts, registration rights agreements, stockholders agreements or other similar agreements or arrangements with respect to the Equity Securities of any Transferred Group Subsidiary.

SECTION 6.03. Capital Structure of the Transferred Entities. The authorized capital stock of the Transferred US Entity consists of 80,000 Transferred US Entity Common Shares, of which (a) 70,100 Transferred US Entity Common Shares are issued and outstanding and (b) no Transferred US Entity Common Shares are held by the Transferred US Entity in its treasury. The authorized capital stock of the Transferred Canadian Entity consists of an unlimited number of Transferred Canadian Entity Common Shares and an unlimited number of preferred shares, no par value (the “Transferred Canadian Entity Preferred Shares”), of which (i) 1,000,000,000 Transferred Canadian Entity Common Shares are issued and outstanding, (ii) no Transferred Canadian Entity Common Shares are held by the Transferred Canadian Entity in its treasury, (iii) no Transferred Canadian Entity Preferred Shares are issued and outstanding and (iv) no Transferred Canadian Entity Preferred Shares are held by the Transferred Canadian Entity in its treasury. All outstanding Transferred Shares are duly authorized, validly issued, fully paid and non-assessable and (x) were issued and granted in compliance with all applicable Laws and the Organizational Documents of the applicable Transferred Entity and (y) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Organizational Document of any Transferred Entity or any Contract. There are no bonds, debentures, notes or other indebtedness of any Transferred Group Member having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Transferred Shares or holders of Equity Securities in Transferred Group Subsidiaries may vote (“Transferred Entity Voting Debt”). Except as set forth above in this Section 6.03, (1) there are no shares of capital stock of, or other Equity Securities in, any Transferred Entity issued, reserved for issuance or outstanding and (2) there are no options, rights, warrants, convertible or exchangeable securities, “phantom” stock or other equity rights, stock appreciation rights, stock-based performance units, commitments, repurchase rights, Contracts or undertakings of any kind to which any Transferred Group Member is a party or by which any of their respective properties or assets is bound (A) obligating any Transferred Group Member to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other Equity Securities in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Securities in, a Transferred Entity, (B) obligating any Transferred Group Member to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Transferred Shares (the items in clauses (1) and (2), collectively, “Transferred Entity Securities”). There are not any outstanding Contracts of any kind that obligate any Transferred Group Member to repurchase, redeem or otherwise acquire any Transferred Entity Securities.

SECTION 6.04. Authority; Execution and Delivery; Enforceability.
(a) Each Transferred Entity has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by each Transferred Entity of each Transaction Document to which it is or is contemplated to be a party and the consummation by such Transferred Entity of the Transactions have been duly authorized by the Board of Directors of such Transferred Entity, and no other corporate or similar proceedings on the part of such Transferred Entity are necessary to authorize the Transaction Documents or the consummation of the Transactions. Each Transferred Entity has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against such Transferred Entity in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Prior to the Closing, each Transferred Entity will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) The Board of Directors of each Transferred Entity has duly adopted resolutions approving the Acquisition and the other Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

SECTION 6.05. No Conflicts; Governmental Approvals. (a) The execution and delivery by each Transferred Entity of each Transaction Document to which it is a party do not, the execution and delivery by each Transferred Entity of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the NA Assets under, any provision of (i) the Organizational Documents of any Transferred Group Member, (ii) any Contract to which any Transferred Group Member is a party or by which any of their respective properties or assets (including the NA Assets) is bound or (iii) subject to the Governmental Filings, Governmental Approvals, Consents and other matters referred to in Section 6.05(b), any Judgment or Law applicable to any Transferred Group Member or their respective properties or assets (including the NA Assets), other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, (A) has not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole, or (B) would not reasonably be expected to prevent or materially delay the ability of the Transferred Group Members to perform their respective obligations under the Transaction Documents or consummate the Transactions.

(b) No Governmental Approval is required to be obtained and no Governmental Filings are required to be made, in each case, by any Transferred Group Member in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and Governmental Filings and Governmental Approvals under the HSR Act, the Competition Act and any other Review Laws, including Competition Act Approval, (ii) the Governmental Filings and Governmental Approvals set forth in Section 6.05(b) of the Disclosure Letter and (iii) such other Governmental Filings and Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to (A) be material to the North American Business or the Transferred Group Members, taken as a whole, or (B) prevent or materially delay the ability of the Transferred Group Members to perform their respective obligations under the Transaction Documents or consummate the Transactions.

SECTION 6.06. Financial Statements; Undisclosed Liabilities. (a) Section 6.06(a) of the Disclosure Letter sets forth (i) an unaudited aggregated balance sheet with respect to the North American Business as of December 31, 2019 (together with any notes thereto, the “2019 NA Balance Sheet”) and (ii) unaudited aggregated statements of income with respect to the North American Business for the years ended December 31, 2018 and December 31, 2019 (collectively, together with any notes thereto and the 2019 NA Balance Sheet, the “Financial Statements”). The Financial Statements (A) were extracted without material adjustment from the consolidation schedules that underlie Parent’s historical consolidated financial statements, which such consolidation schedules were prepared in accordance with the requirements of IFRS applicable to the recognition, classification and measurement of assets, liabilities, income and expenditure, (B) present fairly in all material respects the financial position and income of the North American Business as of the dates thereof and for the periods covered thereby and (C) present financial information in a form consistent with the accounting policies used in Parent’s historical consolidated financial statements (except as may be indicated in any notes thereto and subject to normal year-end adjustments).

(b) Except as reflected or reserved against on the 2019 NA Balance Sheet, the North American Business has no Liabilities of a type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with IFRS, other than Liabilities that (i) were incurred after the date of the 2019 NA Balance Sheet in the ordinary course of business, (ii) are contemplated by or were incurred in connection with this Agreement, the other Transaction Documents or the Transactions or (iii) individually or in the aggregate, have not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole.

(c) The Records of the North American Business and the Transferred Group Members (i) are true, correct and complete in all material respects and all transactions to which the North American Business or any Transferred Group Member (to the extent related to the North American Business) is or has been a party are accurately reflected therein in all material respects and have been maintained in accordance with all applicable Laws and (ii) have been maintained in accordance with commercially reasonable business practices.

SECTION 6.07. Absence of Certain Changes or Events; No Material Adverse Effect. (a) Except as specifically contemplated by this Agreement or the other Transaction Documents, from the date of the 2019 NA Balance Sheet, (i) the North American Business has been conducted in the ordinary course of business in all material respects and (ii) none of the Transferred Group Members (nor with respect to the North American Business only, Parent, Sellers or any of the other Parent Subsidiaries) have taken any actions which, if taken after the date hereof and prior to the Closing without the prior written consent of Purchaser, would constitute a breach of Section 7.01 (other than in respect of clauses (g) and (m) thereof or clause (q) with respect to the foregoing).

(b) Since the date of the 2019 NA Balance Sheet, there has not been a Material Adverse Effect.

SECTION 6.08. Taxes.

(a) All income and other material Tax Returns required to be filed by each of the Transferred Group Members have been timely filed with the appropriate Taxing Authorities (taking into account any applicable extensions) and all such Tax Returns are true and complete in all material respects.

(b) Each Transferred Group Member has timely paid all income and other material Taxes owed by it, whether or not shown as due on any Tax Return.

(c) Each Transferred Group Member has withheld any material Taxes that are required by applicable Law to be withheld, and has timely paid or remitted, on a timely basis, the full amount of any Taxes that have been withheld, to the applicable Taxing Authority. Each Transferred Group Member has otherwise complied in all material respects with all applicable Laws relating to the withholding and collection of such Taxes.

(d) There are no Liens for material Taxes on any of the NA Assets, except for Permitted Liens.

(e) No extension or waiver of the limitation period applicable to the payment or collection of Taxes has been requested or, to the Knowledge of Parent, given in respect of any Taxes or Tax Return of any Transferred Group Member. No Transferred Group Member has requested or received any ruling relating to Taxes from any Taxing Authority, or signed any binding agreement relating to Taxes with any Taxing Authority (including any advanced pricing agreement), in each case that would be binding on Purchaser or any of its Affiliates (including any Transferred Group Member) after the Closing Date.

(f) No deficiency, dispute or claim relating to any material amount of Tax has been proposed, asserted or assessed, in each case, in writing, or, to the Knowledge of Parent, threatened by any Taxing Authority against any Transferred Group Member in respect of Taxes related to any such Transferred Group Member, and no material claim for assessment that previously has been so asserted relating to any Transferred Group Member remains unpaid or is otherwise not resolved.

(g) To the Knowledge of Parent, no Taxing Authority is presently conducting any audit or other administrative or judicial proceeding with regard to any material Taxes or Tax Returns of any Transferred Group Member.

(h) No Taxing Authority in a jurisdiction where a Transferred Group Member does not file a Tax Return has made any written claim that such Transferred Group Member is or may be subject to Tax in that jurisdiction that would be covered by such Tax Return.

(i) No election under Treasury Regulation Section 301.7701-3(c) has been or will be made with respect to any Transferred Group Member.

(j) No Transferred Group Member will be required to include any material item of income or exclude any material item of deduction from taxable income for a Pre-Closing Tax Period (or portion thereof) as a result of any (i) “closing agreement” as described in Section 7121(a) of the Code (or similar provision of state or non-U.S. Law) or any contract made with any Taxing Authority entered into prior to the Closing, (ii) change in or improper use of a method of accounting prior to the Closing, (iii) installment sale or open transaction occurring before the Closing, (iv) election under Section 108(i) or Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law), (v) the long-term contract method of accounting with respect to a Contract entered into before the Closing, (vi) any prepaid amount received on or prior to the Closing Date, or (vii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law).

(k) No Transferred Group Member (i) has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which was the Transferred US Entity or the Transferred Canadian Entity) or (ii) has any liability for the Taxes of any Person (other than any Transferred Group Member) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise (in each case other than pursuant to customary provisions in any commercial contract entered into in the ordinary course of business, the primary purpose of which is not the allocation or payment of Taxes).

(l) No Transferred Group Member organized in the United States or a political subdivision thereof is (i) a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or non-U.S. Law), (ii) a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code or (iii) will be required to pay any Taxes pursuant to Section 965 of the Code in any Post-Closing Tax Period.

(m) No Transferred Group Member organized under the laws of a country other than the United States (i) is engaged in the conduct of a United States trade or business for U.S. federal income Tax purposes, (ii) is a “controlled foreign corporation” within the meaning of Section 957 of the Code owned directly or indirectly within the meaning of Section 958(a) of the Code by any “United States shareholder” within the meaning of Section 951(b) of the Code, (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (iv) has elected under Section 897(i) of the Code to be treated as a U.S. corporation.

(n) None of the assets or properties of the Transferred Group Members (i) are an asset or property that Purchaser or any of its Affiliates will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) or the Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, (ii) are tax-exempt use property within the meaning of Section 168(h) of the Code, (iii) are tax-exempt bond financed property within the meaning of Section 168(g) of the Code, (iv) secure any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) are subject to a section 467 rental agreement as defined in Section 467 of the Code.

(o) No Transferred Group Member, or any predecessor by merger or consolidation of such Transferred Group Member, has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the past two years or (ii) in a distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(p) Neither the Transferred US Entity nor any of its Subsidiaries has participated in any “listed transaction” as defined in U.S. Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under a similar provision of state, local or non-U.S. Law.

(q) All material charges for amounts payable or amounts receivable among the Transferred Group Members have been made at arm’s length for fair value and the Parent.

(r) Parent and each Transferred Group Member have fully complied with all requirements, and appropriately maintained all relevant documentation, with respect to all foreign and local Tax holidays and other similar Tax exemptions claimed by any Transferred Group Member. No Transferred Group Member is currently party to any written Tax incentive, deferral, holiday or abatement arrangement with any Taxing Authority that will terminate as a result of the transactions contemplated by this Agreement.

SECTION 6.09. Employee Matters. (a) Section 6.09(a) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of (i) each Transferred Group Employee Benefit Plan and (ii) each Parent NA Benefit Plan (and indicates whether such plan is a Transferred Group Employee Benefit Plan). Parent has made available to Purchaser true and complete copies of (1) each Transferred Group Employee Benefit Plan and Parent NA Benefit Plan (or, in the case of any unwritten plan, a description thereof), (2) the most recent annual report on Form 5500 or similar annual information return filed with respect to each Transferred Group Employee Benefit Plan and Parent NA Benefit Plan (if any such report was required under applicable Law), (3) the most recent summary plan description for each Transferred Group Employee Benefit Plan and Parent NA Benefit Plan for which such summary plan description is required under applicable Law, (4) the most recent actuarial valuation report and financial statement, if any, relating to a Transferred Group Employee Benefit Plan, (5) the most recently received determination letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter with respect to any Transferred Group Employee Benefit Plan and Parent NA Benefit Plan that is intended to qualify under Section 401(a) of the Code and (6) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations with respect to any Transferred Group Employee Benefit Plan.

(b) The Transferred Group Employee Benefit Plans and Parent NA Benefit Plans have been sponsored, maintained, administered and contributed to in compliance with their terms and applicable Law, other than instances of non-compliance that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole. No Transferred Group Employee Benefit Plan or Parent NA Benefit Plan is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Parent, threatened in writing. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Transferred Group Employee Benefit Plan.

(c) Each Transferred Group Employee Benefit Plan and each Parent NA Benefit Plan that is intended to qualify for special tax treatment under applicable Law, including under Section 401(a) of the Code or the ITA, meets all requirements for such treatment and, to the Knowledge of Parent, there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect such qualification. Each Transferred Group Employee Benefit Plan and each Parent NA Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan.

(d) No Transferred Group Employee Benefit Plan or Parent NA Benefit Plan provides health or life insurance benefits after termination of employment, except where coverage is mandated by applicable Law or the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

(e) No circumstances exist that could reasonably be expected to result in the imposition of Controlled Group Liability with respect to any Parent Employee Benefit Plan (other than a Transferred Group Employee Benefit Plan) on any Transferred Group Member following the Closing as a result of a Transferred Group Member being treated as a single employer with Parent or its Affiliates prior to the Closing.

(f) No Transferred Group Employee Benefit Plan or Parent NA Benefit Plan is (i) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, the ITA or other applicable minimum pension benefits standards legislation in Canada, (ii) a “multiemployer pension plan”, as defined in Section 3(37) of ERISA, (iii) a “multi-employer plan” for purposes of Section 147.1(1) of the ITA, (iv) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (v) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(g) Other than any liabilities that are included in the definition of Indebtedness, there are no unfunded or underfunded liabilities (on a solvency basis) in respect of any Transferred Group Employee Benefit Plan that is a defined benefit pension plan, retiree welfare plan or deferred compensation plan, including going concern unfunded liabilities, solvency deficiencies, wind-up deficiencies, unpaid special payment or experience deficiency, whether or not due and payable.

(h) Section 6.09(h) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of each collective bargaining, works council or other material labor union contract or labor arrangement covering any NA Employee or with respect to which any Transferred Group Member is a signatory or is otherwise bound, excluding any national, industry or similar generally applicable contract or arrangement (the “CBAs”). Parent has made available to Purchaser true and complete copies of each CBA. There are no pending or, to the Knowledge of Parent, threatened strikes, work stoppages, requests for representation, pickets or walkouts involving any NA Employee, except as has not been, and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole. To the Knowledge of Parent, there is no material unfair labor practice, charge or complaint pending, unresolved or threatened in writing before any court, arbitrator, the National Labor Relations Board or any other Governmental Entity relating to any NA Employee.

(i) With respect to the NA Employees, each of Parent and the Parent Subsidiaries (including the Transferred Group Members) is in compliance with the terms of the CBAs and all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to labor relations, equal employment opportunities, human rights, pay equity, employment standards, fair employment practices, prohibited harassment, discrimination or distinction, consultation or information, wages, hours, safety and health and workers’ compensation, other than instances of non-compliance that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole.

(j) Each NA Employee and Former NA Employee has been paid in full, or Parent or its Affiliates have properly accrued for in accordance with IFRS all wages, salaries, commissions, vacation pay, overtime pay, bonuses and other material benefits or compensation due to or on behalf of such employees; and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of Parent, threatened in writing before any Governmental Entity with respect to any NA Employee or Former NA Employee.

(k) During the one-year period prior to the date of this Agreement, no Transferred Group Member has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation (“WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Transferred Group Member.

(l) The execution and delivery of each Transaction Document do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (i) entitle any NA Employee to notice, pay in lieu of notice, severance, termination, change in control or similar pay and separation benefits, or any other payment, under any Transferred Group Employee Benefit Plan or Parent NA Benefit Plan, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other material obligation pursuant to, any Transferred Group Employee Benefit Plan or Parent NA Benefit Plan, (iii) increase the amount of compensation or benefits due to any NA Employee or Former NA Employee or (iv) result in any breach or violation of, or a default under, any Transferred Group Employee Benefit Plan or Parent NA Benefit Plan, in each case, except for any payments or benefits required by applicable Law or for which Parent and the Parent Subsidiaries (other than the Transferred Group Members) shall be solely liable.

(m) No Tax penalties or additional Taxes have been imposed or are reasonably expected to be imposed on any NA Employee or Former NA Employee, and no acceleration of Taxes has occurred or are reasonably expected to occur with respect to any NA Employee or Former NA Employee, in each case, as a result of a failure to comply with Section 409A of the Code with respect to any Transferred Group Employee Benefit Plan or Parent NA Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(n) No amount or other entitlement that could be received as a result of the Transactions by any NA Employee or Former NA Employee who is a “disqualified individual”, as such term is defined in Treasury Regulation Section 1.280G-1, or payable by any Transferred Group Member, would be characterized as an “excess parachute payment”, as such term is defined in Section 280G(b)(1) of the Code. No individual is entitled to receive any additional payment (including any Tax gross up or other payment) from any Transferred Group Member or any other Person in the event that any Tax required by Section 4999(a) or Section 409A of the Code is imposed on such individual.

SECTION 6.10. Litigation. There is no Action pending or, to the Knowledge of Parent, threatened or asserted against or affecting Parent or any Parent Subsidiary relating to the North American Business or any Transferred Group Member (and, to the Knowledge of Parent, there is no basis for any such Action) that, individually or in the aggregate, has been or would reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole, nor is there any Judgment outstanding against Parent or any Parent Subsidiary or to which any of their respective properties or assets is subject relating to the North American Business that has been or would reasonably be expected to be, material to the North American Business or the Transferred Group Members, taken as a whole.

SECTION 6.11. Compliance with Applicable Laws; Permits. With respect to the North American Business and the Transferred Group Members only, Parent and the Parent Subsidiaries are, and have been since January 1, 2018, in compliance in all material respects with all applicable Laws. With respect to the North American Business only, neither Parent nor any Parent Subsidiary has received any written communication since January 1, 2018 that alleges that Parent or any Parent Subsidiary is not in compliance in any material respect with any applicable Law, which alleged non-compliance has not been materially resolved as of the date hereof. After giving effect to the Pre-Closing Transfers, the Transferred Group Members will possess all Governmental Approvals necessary for the lawful conduct of the North American Business as currently conducted, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole. Parent and the Parent Subsidiaries have obtained, and are in compliance with the terms of, all Governmental Approvals that are material to the North American Business or the Transferred Group Members, taken as a whole, and each such Governmental Approval is valid, subsisting and in full force and effect.

SECTION 6.12. Environmental Matters. (a) Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the North American Business and the Transferred Group Members, taken as a whole:

(i) with respect to the North American Business only, Parent, the Parent Subsidiaries and the North American Business are, and have been since January 1, 2018, in compliance with all Environmental Laws;

(ii) since January 1, 2018, neither Parent nor any Parent Subsidiary has received any written notice that alleges that the North American Business is in violation of, or has liability under, any Environmental Law, which alleged violation or liability has not been resolved;

(iii) Parent and the Parent Subsidiaries have obtained and are, and since January 1, 2018 have been, in compliance with all Environmental Permits necessary for the operation of the North American Business as currently conducted, all such Environmental Permits are valid and in good standing and neither Parent nor any Parent Subsidiary has been advised by any Governmental Entity of any change in the status or terms and conditions of any such Environmental Permit;

(iv) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary relating to the North American Business;

(v) there are and have been no releases of Hazardous Materials at, on, under or from (A) any NA Real Property, (B) any other real property currently or formerly owned or leased by Parent or the Parent Subsidiaries in connection with the operation of the North American Business or (C) at any third party sites used for the disposal of Hazardous Materials by Parent or the Parent Subsidiaries in connection with the operation of the North American Business, in each of cases (A) through (C) that would reasonably be expected to form the basis of any Environmental Claim against Parent or any Parent Subsidiaries or any material obligation under Environmental Law on the part of Parent or any Parent Subsidiaries to conduct or fund environmental cleanup or remediation in respect of any real property; and

(vi) Parent and the Parent Subsidiaries have made available all material written environmental assessments, reports and studies completed in the past two years (including written reports on environmental sampling data and Phase I and Phase II environmental site assessments), in each case with respect to the North American Business.

SECTION 6.13. Real and Personal Property. (a) Section 6.13(a) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of all material NA Real Property that is owned by Parent or any Parent Subsidiary and that is used or occupied in the current operation or conduct of the North American Business (the “Owned Real Property”), including the address thereof. There are no condemnation or eminent domain proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Owned Real Property. There are no outstanding options to purchase or lease or rights of first refusal to purchase any of the Owned Real Property or any portions thereof or interests therein.

(b) Section 6.13(b) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of all material NA Real Property in which Parent or any Parent Subsidiary holds a leasehold interest or an occupancy right and that is used or occupied in the current operation or conduct of the North American Business (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Parent has made available to Purchaser a true and complete copy of each lease, sublease, license or occupancy agreement pursuant to which such rights have been granted, including all amendments, modifications and other supplements thereto underlying the Leased Real Property. With respect to each Leased Real Property:

(i) there are no condemnation or eminent domain proceedings pending or, to the Knowledge of Parent, threatened in writing; and

(ii) to the Knowledge of Parent, there are no outstanding options to purchase or rights of first refusal to purchase any of the Leased Real Property or any portions thereof or interests therein or contracts relating to the right of a third party to sublease or occupy any Leased Real Property or any portions thereof, that in each case, has been or would reasonably be expected to be material to the Parent and the Parent Subsidiaries, taken as a whole.

(c) The Real Property (i) has been maintained in all material respects in accordance with normal industry practice, (ii) is in good operating condition and repair (subject to normal wear and tear) in all material respects and (iii) is suitable for the purposes for which it is presently used. The other tangible NA Assets are in good condition, reasonable wear and tear excepted, in all material respects.

(d) Parent and the Parent Subsidiaries have, in all material respects, good and valid fee simple title to the Owned Real Property, good, valid and enforceable leasehold interests in the Leased Real Property and valid title to the other tangible assets included in the NA Assets, in each case free and clear of all Liens, except for (i) Liens securing indebtedness reflected in the Financial Statements, (ii) Liens consisting of zoning, building or land use Laws, planning restrictions or permits, which are not violated by the current use and occupation of such Real Property, (iii) easements, rights-of-way, encroachments, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto which do not materially impair the use, occupancy, value or operation of such property as it is presently used in connection with the North American Business, (iv) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable or which are being contested in good faith by appropriate proceedings in accordance with applicable Laws and for which appropriate reserves have been established in accordance with IFRS or GAAP, as the context requires, (v) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business or by operation of Law for amounts not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and, in each case, for which appropriate reserves have been established in accordance with IFRS or GAAP, as the context requires, (vi) Liens arising pursuant to applicable minimum pension standards legislation for amounts not yet due and payable, (vii) Liens which have been placed by any developer, landlord or other third party on any Leased Real Property and subordination or similar agreements relating thereto that do not impair in any material respect the occupancy, operation or use of such Leased Real Property in the North American Business as currently conducted, (viii) Liens discharged at or prior to Closing and (ix) Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use, occupancy, operation or value of such assets in the North American Business as currently conducted (the items in clauses (i) through (ix), collectively, “Permitted Liens”).

SECTION 6.14. Intellectual Property. (a) Section 6.14(a) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Registered Intellectual Property owned by Parent or a Parent Subsidiary that is used or held for use primarily in the operation or conduct of the North American Business (the “NA Registered Intellectual Property”), setting forth, as to each such item, as applicable, the record (and, if different, beneficial) owner, the item or title, the application, issuance or registration number and date, and the jurisdiction in which such item is registered, issued or pending. As of the date hereof, Parent or a Parent Subsidiary is the sole and exclusive owner of all NA Registered Intellectual Property, free and clear of all Liens other than Permitted Liens. The NA Registered Intellectual Property is subsisting and, to the Knowledge of Parent, valid and enforceable.

(b) Except for those matters that, individually or in the aggregate, are not and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole, no claims or Actions are pending, and to the Knowledge of Parent, no such claims or Actions have been threatened against Parent or any Parent Subsidiary by any Person (i) claiming that Parent or any Parent Subsidiary is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person in the operation or conduct of the North American Business as currently conducted, or (ii) challenging the validity, ownership, patentability, enforceability, registrability or use by Parent or any Parent Subsidiary of any NA Intellectual Property Rights.

(c) Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole, (i) no Person is infringing, misappropriating or otherwise violating any NA Intellectual Property Rights, and (ii) no claim or Action is pending or has been threatened by Parent or a Parent Subsidiary alleging any such infringement, misappropriation or other violation.

(d) Parent and the Parent Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets owned or held by them in the conduct of the North American Business and prevent the unauthorized disclosure of any such Trade Secrets. Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole, (i) neither Parent nor any Parent Subsidiary, has disclosed any such Trade Secrets to any other Person (except pursuant to agreements requiring the protection of such Trade Secrets), and (ii) there has been no unauthorized access to or use or disclosure of any such Trade Secrets by any Person.

(e) Section 6.14(e) of the Disclosure Letter identifies, as of the date hereof, each material proprietary software program included in the NA Intellectual Property Rights (the “NA Owned Software”). Parent and the Parent Subsidiaries are in compliance, in all material respects, with the applicable terms of the licenses that govern the use, modification and distribution of Open Source Software incorporated in or linked by the NA Owned Software and neither Parent nor any Parent Subsidiary is required to disclose or distribute any proprietary source code of or license or make available at no charge any NA Owned Software to any third party as a result of Parent’s and the Parent Subsidiaries’ use of Open Source Software.

(f) Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole, the IT Assets operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with the operation or conduct of the North American Business as currently conducted. Since January 1, 2018 Transferred Group Members, and Parent and the Parent Subsidiaries (other than the Transferred Group Members) have had, and such Persons continue to have, commercially reasonable measures in place to protect the confidentiality, integrity and security of the IT Assets against any unauthorized use, access, interruption, modification or corruption, and have commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures in place. Since January 1, 2018, the IT Assets and the data store thereupon have not been subject to any material crash, failure, security breach, unauthorized use or access that has had any material impact on the North American Business.

SECTION 6.15. Data Privacy and Security.

(a) Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole, Parent and the Parent Subsidiaries are and at all times since January 1, 2018 have been in compliance in all material respects with (i) all Privacy Laws and (ii) all Privacy and Data Security Policies and written contractual requirements pertaining to the processing of Personally Identifiable Information (collectively, the “Parent Privacy Commitments”).

(b) Parent and the Parent Subsidiaries have, with respect to the North American Business, (i) implemented and maintained industry standard security measures, plans, procedures, controls, and programs, including a written information security program and a data protection management system to prevent data breaches, and (ii) established and implemented Privacy and Data Security Policies and other organizational, physical, administrative and technical measures regarding privacy, cyber security and data security.

(c) The execution, delivery and performance of this Agreement will not cause a material breach of any Privacy Laws applicable to the North American Business or Parent Privacy Commitments, in each case with respect to the North American Business only. Copies of all current Privacy and Data Security Policies applicable to the North American Business have been made available to Purchaser and such copies are true and complete.

(d) Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole, to the Knowledge of the Parent, since January 1, 2018, (i) neither Parent nor the Parent Subsidiaries have suffered any accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access to or misuse of any Personally Identifiable Information, including Personally Identifiable Information processed by a third party on Parent’s or the Parent Subsidiaries’ behalf and (ii) no Action by any Governmental Entity or Person has been asserted or, to the Knowledge of Parent, threatened against Parent or the Parent Subsidiaries alleging a violation of any Person’s privacy or Personally Identifiable Information or data rights, or Parent Privacy Commitments.

SECTION 6.16. Material Contracts. (a) Section 6.16(a) of the Disclosure Letter sets forth a true and complete list of all Material Contracts in effect as of the date hereof. For purposes of this Agreement, “Material Contract” means any of the following Contracts (x) to which Parent or any Parent Subsidiary is a party and which relates to the North American Business or (y) by which the North American Business or any Transferred Group Member is bound:

(i) any non-competition agreement or other Contract that limits in any material respect the North American Business or any Transferred Group Member from competing with any Person or engaging in any activity, business, geographic area or during any period of time;

(ii) any Contract that relates to the formation, creation, governance or control of any partnership, joint venture, strategic alliance, collaboration or similar agreement or arrangement that is material to the North American Business or any Transferred Group Member;

(iii) any Contract that relates to the acquisition or disposition of, or investment in, any business, whether by merger, sale of stock, sale or assets or otherwise, for aggregate consideration in excess of $25 million with respect to which (A) the North American Business or any Transferred Group Member is a party, or is otherwise bound, or (B) the North American Business or any Transferred Group Member has any material outstanding obligation, including any indemnification obligations;

(iv) any Contract with respect to indebtedness for borrowed money, or guarantees of any such indebtedness, of any Transferred Group Member, or any other Indebtedness of the type referred to in clauses (i), (ii), (iii), (iv) and (v) of the definition thereof with a principal amount or undrawn commitments in excess of $5 million with respect to the North American Business, that would bind Purchaser or any of its Affiliates (including any Transferred Group Member) following the Closing, other than (A) any such Contract solely between or among Transferred Group Members that are wholly-owned Subsidiaries of Sellers or (B) any such Contract for intercompany indebtedness that will be settled at or prior to the Closing in accordance with Section 8.14;

(v) any Contract that relates to the license of NA Intellectual Property Rights to any Person or license of any Person’s Intellectual Property Rights to a Transferred Group Member, in each case, that is material to the North American Business or the Transferred Group Members taken as a whole, other than Contracts relating to procurement of information technology hardware, software, services or data;

(vi) any lease, sublease, license or occupancy agreement underlying the Leased Real Property;

(vii) any Contract with vendors or suppliers with which the North American Business purchased during the 12-month period immediately precedent December 31, 2019, in the aggregate, $10,000,000 or more of goods or services;

(viii) each Contract containing any future capital expenditure obligation of Parent or any Parent Subsidiary pertaining to the North American Business in excess of $10,000,000;

(ix) any tolling agreement, any power purchase agreement, any heat rate call option or any Electric EMA;

(x) any asset management agreement that is in the top ten of such type of Contract as measured by either purchase / sale volume of greater than 3Bcf or ability to utilize assets at a particular location summing to greater than 3Bcf;

(xi) any Contracts with respect to community choice, municipal, county or similar aggregation programs, in each case that serve more than 10,000 customers;

(xii) any settlement, conciliation or similar agreement pursuant to which Purchaser or its Affiliates (including after the Closing, any Transferred Group Member) will be required to pay consideration in excess of $250,000, or that is otherwise material to the North American Business;

(xiii) any CBA or other Contract with any labor union; and

(xiv) any Contract for (A) call center, customer care or customer service support, (B) strategic commercial partnerships, (C) retail, door-to-door or telemarketing sales vendors or (D) information technology software, services or data, in each case that (1) relates to the North American Business and (2) provides for annual payments by the North American Business in excess of $500,000.

(b) Each of the Material Contracts required to be set forth in Section 6.16(a) of the Disclosure Letter (i) is in full force and effect (except to the extent any of them expires in accordance with its terms), (ii) is valid and binding and enforceable in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies), and (iii) neither Parent nor any Parent Subsidiary has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under, or breach of, the provisions, or result in the termination of any Material Contract, except for any violation or default that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the North American Business or the Transferred Group Members, taken as a whole. No event or circumstance has occurred that, with notice, lapse of time, or both would constitute a material default under, or material breach of, the provisions of any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit under any Material Contract. Neither Parent nor any Parent Subsidiary has waived any rights under any Material Contract and no party to any Material Contract given any written notice of any dispute with respect thereto, in each case, that, individually or in the aggregate, has been, or would reasonably be expected to be, material to the North American Business or the Transferred Group Members, taken as a whole. True and complete copies of each written Material Contract, and a summary of each oral Material Contract, listed in Section 6.16(a) of the Disclosure Letter (including all written modifications and amendments thereto) have been made available to Purchaser.

SECTION 6.17. Intercompany Arrangements. Section 6.17 of the Disclosure Letter sets forth a list of all Contracts between or among any Transferred Group Member, on the one hand, and Parent or any Parent Subsidiary (other than any Transferred Group Member), on the other hand, excluding: (a) Contracts that are not necessary for Purchaser to conduct the North American Business in all material respects as it is conducted as of the date of this Agreement and as of the Closing (after giving effect to the Transactions) and (b) any Contracts to provide any services that are to be provided in accordance with the Ancillary Agreements.

SECTION 6.18. Sufficiency of Assets. As of the Closing (a) after taking into account and giving effect to the Pre-Closing Transfers and the Ancillary Agreements, (b) assuming all filings, Consents and other matters referred to in Section 6.05(b) have been obtained, (c) subject to Section 8.12 and (d) except as would not, individually or in the aggregate, reasonably be expected to be material to the North American Business or the Transferred Group Members, taken as a whole, (i) the Transferred Group Members will own good and valid title to or, where applicable, have a valid and enforceable right to use all of the NA Assets, tangible and intangible, and wherever located domestically or internationally, free and clear of all Liens (other than Permitted Liens) and (ii) the rights, properties and assets included in the NA Assets are sufficient to conduct the North American Business as conducted as of the date of this Agreement.

SECTION 6.19. Anti-Corruption; Anti-Money Laundering. (a) None of the Transferred Group Members, or Parent or the Parent Subsidiaries (to the extent related to the North American Business), or any current or former officer, director or employee of any of the foregoing, or, to the Knowledge of Parent, any other Person acting on their behalf, has, within the past five (5) years, directly or indirectly, made, offered, promised, authorized, accepted or agreed to accept, directly or indirectly, any gift, payment, or transfer of any money or anything else of value, including any bribe, rebate, kickback, payoff or other similar unlawful payment, or provided any benefit, to or from anyone, intending that, in consequence, a relevant function or activity should be performed improperly or to reward such improper performance, to any Government Official, (i) for the purpose of (A) influencing any act or decision of that Government Official, (B) inducing that Government Official to do or omit to do any act in violation of his lawful duty, (C) securing any improper advantage, or (D) inducing that Government Official to use his or her influence with a Governmental Entity, (1) to affect or influence any act or decision of any Governmental Entity, or (2) to assist the Transferred Group Members or Parent or the Parent Subsidiaries (to the extent related to the North American Business) in obtaining or retaining business with, or directing business to, any Person, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b) The Transferred Group Members and Parent and the Parent Subsidiaries (to the extent related to the North American Business) have maintained complete and accurate books and records in all material respects with respect to payments to any Government Official and any payment to or other expense involving agents, consultants, representatives, customers, employees and any other third parties acting on behalf of the Transferred Group Members or, to the extent related to the North American Business, Parent or the Parent Subsidiaries, in each case, in accordance with the Anti-Corruption Laws and IFRS.

(c) None of the Transferred Group Members or Parent or the Parent Subsidiaries (to the extent related to the North American Business) has either (A) (x) conducted or initiated any formal review, audit, or internal investigation, or (y) made a voluntary, directed, or involuntary disclosure to any Governmental Entity responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Laws, or (B) received any written inquiry, notice, request or citation from any Person alleging noncompliance with any Anti-Corruption Laws.

(d) The Transferred Group Members and the Parent and the Parent Subsidiaries (to the extent related to the North American Business) are, and have been during the past five (5) years, in compliance in all material respects with all applicable anti-money laundering legislation, regulations, rules or orders relating thereto for all other applicable jurisdictions, and maintains adequate internal controls to ensure such compliance.

SECTION 6.20. Insurance. Parent has made available to Purchaser true and complete copies of all NA Insurance Policies. All NA Insurance Policies are in full force and effect. Neither Parent nor any of the Parent Subsidiaries has received written, or to the Knowledge of Parent oral, notice of cancellation or non-renewal, or threatening the cancellation or non-renewal of any NA Insurance Policy. All premiums due on each NA Insurance Policy have been timely paid in full and each of Parent and the Parent Subsidiaries is in compliance in all material respects with the applicable terms of the NA Insurance Policies. All material Actions covered by any NA Insurance Policy have been properly reported to and accepted by the applicable insurer and Parent and the Parent Subsidiaries have not incurred any material loss covered by any NA Insurance Policy and still pending for which it has not properly asserted a claim under such NA Insurance Policy. Since January 1, 2018, no insurance carrier on any NA Insurance Policy has denied coverage for any claim asserted by Parent or any Parent Subsidiary.

SECTION 6.21. Derivatives. No Transferred Group Member is, or is required to be, registered with the U.S. Commodity Futures Trading Commission, the National Futures Association or the Securities and Exchange Commission in any capacity, including as a “swap dealer,” “security-based swap dealer,” “major swap participant,” “major security-based swap participant,” “introducing broker,” “commodity trading advisor,” “commodity pool operator,” “futures commission merchant,” “floor broker” or “floor trader,” and no Transferred Group Member is relying on any exception, exemption or exclusion from any requirement to register as an “introducing broker,” “commodity trading advisor,” or “commodity pool operator.”

SECTION 6.22. Energy Regulatory Matters. (a) Each Transferred Group Member that is a “public utility” within the meaning of Sections 201, 203, 204, 205 and 206 of the FPA as interpreted and applied by FERC (each such entity a “FPA Public Utility”) is listed in Section 6.22(a) of the Disclosure Letter. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Group Members (taken as a whole), each FPA Public Utility has all authorizations and waivers from FERC under the FPA as required or necessary to engage in business as a FERC-jurisdictional public utility, including, as applicable, (a) authorization from FERC under Section 205 to engage in wholesale sales of electric energy, capacity, and certain ancillary services at market-based rates, including such waivers and authorizations as are customarily granted to market-based rate sellers by FERC (“MBR Authority”), and (b) blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA. FERC has not issued any orders imposing any material limitation on these authorizations and waivers other than those limitations generally applicable to FERC-jurisdictional public utilities that hold or are subject to such authorizations and waivers, such as rate caps and mitigation measures generally applicable to FERC-jurisdictional public utilities with MBR Authority participating in the same FERC-jurisdictional wholesale market for electric energy, capacity or certain ancillary services as an applicable FPA Public Utility. The FERC dockets as of the date hereof associated with each of these authorizations and waivers for each FPA Public Utility are listed in Section 6.22(a) of the Disclosure Letter.

(b) No Transferred Group Member has “control” of any asset for purposes of the FPA as a result of an Electric EMA, except as a result of the Electric EMAs listed in Section 6.22(b) of the Disclosure Letter.

ARTICLE VII

Covenants Relating to Conduct of North American Business

SECTION 7.01. Conduct of North American Business. Except for matters set forth in Section 7.01 of the Disclosure Letter, otherwise expressly contemplated or required by this Agreement or the other Transaction Documents (including effecting the Pre-Closing Transfers in accordance with the Pre-Closing Transfer Plan), required by applicable Law or consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof to the Closing Date, Parent shall, and shall cause the Parent Subsidiaries to, with respect to the North American Business only, use commercially reasonable efforts to (w) conduct the North American Business in the ordinary course of business, (x) preserve substantially intact its business organization and maintain its rights (including Governmental Approvals) and ongoing operations, (y) maintain its relationships with employees, customers, suppliers and others having business dealings with it in the ordinary course of business and (z) maintain the tangible NA Assets in good operating condition and repair. From the Calculation Time through the Closing, neither Parent nor any of the Parent Subsidiaries shall use any Cash to repay any Indebtedness or Transaction Expenses or otherwise distribute or pay any Cash to Parent or any of its Affiliates. In addition, and without limiting the generality of the foregoing, except (i) for matters set forth in Section 7.01 of the Disclosure Letter, (ii) as otherwise expressly contemplated or required by this Agreement or the other Transaction Documents (including effecting the Pre-Closing Transfers in accordance with the Pre-Closing Transfer Plan), (iii) as required by applicable Law or (iv) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof to the Closing Date, Parent and Sellers shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(a) issue, deliver, sell, pledge, transfer, dispose of or grant, or agree to issue, deliver, sell, pledge, transfer, dispose of or grant (i) any Equity Securities of a Transferred Group Member or (ii) any Transferred Entity Voting Debt or Transferred Entity Securities, in each case other than any such transaction by a wholly-owned Transferred Group Subsidiary which remains a wholly-owned Transferred Group Subsidiary after consummation of such transaction;

(b) (i) amend or propose to amend the Organizational Documents of any Transferred Group Member, (ii) split, combine, reclassify, redeem or repurchase the outstanding Equity Securities of any Transferred Group Member or (iii) with respect to each Transferred Group Member, declare, set aside or pay any non-cash dividend or non-cash distribution to any Person;

(c) with respect to the North American Business or the Transferred Group Members, acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing Equity Securities or the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, with a value or purchase price that, individually or in the aggregate, exceeds $7.5 million, except for (i) acquisitions in the ordinary course of business of assets used in the operation or conduct of the North American Business and (ii) acquisitions by way of foreclosure or in connection with the exercise of similar remedies, including any compromise or settlement in lieu of a formal foreclosure or exercise, in satisfaction of Liabilities owed to the Transferred Group Members or the North American Business;

(d) sell, transfer, pledge, lease, license, assign, guarantee, abandon, permit to lapse or encumber, or otherwise dispose of, or make subject to any Lien (other than Permitted Liens), in a single transaction or a series of related transactions, any NA Assets (other than any NA Intellectual Property Rights, which are the subject of clause (e) below), except for (i) sales of products, services or commodities to customers in the ordinary course of business and (ii) dispositions of obsolete or worn-out NA Assets that are no longer used or useful in the operation or conduct of the North American Business;

(e) sell, assign, transfer, license, dedicate to the public, abandon or otherwise dispose of or convey any NA Intellectual Property Rights, other than (i) non-exclusive licenses of NA Intellectual Property Rights to customers entered into in the ordinary course of business or (ii) for the purpose of disposing of NA Intellectual Property Rights that have no material value and are no longer used or useful in the operation or conduct of the North American Business;

(f) (i) adopt, enter into, terminate, amend, extend or renew any (x) Transferred Group Employee Benefit Plan or (y) with respect to an NA Employee, any CBA or Parent NA Benefit Plan, other than actions that apply uniformly to other similarly situated employees of Parent and its Affiliates other than the NA Employees, (ii) increase in any manner the compensation or benefits of, or pay any bonus to, any NA Employee, except for (A) salary increases in the ordinary course of business not to exceed 3% when compared to the aggregate salaries payable to NA Employees as of the date of this Agreement or (B) payments of bonuses in the ordinary course of business or in accordance with a Transferred Group Employee Benefit Plan or Parent NA Benefit Plan, each as in effect on the date of this Agreement, (iii) grant to any NA Employee any equity-based awards or remove or modify existing restrictions in any such awards made thereunder with respect to the NA Employees, (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any Transferred Group Employee Benefit Plan or (v) take any action to accelerate the vesting or payment of any compensation or benefits under any Transferred Group Employee Benefit Plan or, with respect to the NA Employees, Parent NA Benefit Plan, except in the case of each of clauses (i) through (v) of this Section 7.01(f), (A) as required pursuant to the terms of any Transferred Group Employee Benefit Plan, Parent NA Benefit Plan, Contract, CBA or any national, industry or similar generally applicable contract or arrangement, in each case, as in effect on the date hereof, or as modified as permitted in this Agreement, or (B) as would not result in the North American Business (including any Transferred Group Member) incurring any Liabilities;

(g) transfer internally, or otherwise alter the duties and responsibilities of, any employee or other individual service provider of Parent and its Affiliates (including any Transferred Group Member) in a manner that would affect whether such employee is or is not classified as an NA Employee pursuant to clause (A) of the definition of NA Employee, other than, such actions that are taken in order to fill a vacancy in the North American Business in the ordinary course of business or upon a termination for cause or due to death or disability;

(h) on behalf of or with respect to the Transferred Group Members or the North American Business, incur, assume or guarantee any Indebtedness of the type set forth in clauses (i), (ii), (iii), (iv), (v) or (viii) (but in the case of clause (viii), only with respect to clauses (i), (ii), (iii), (iv) and (v)) of the definition thereof, or otherwise become contingently liable for any such Indebtedness of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (i) Indebtedness solely between or among wholly-owned Transferred Group Members, (ii) intercompany Indebtedness that is settled prior to Closing in accordance with Section 8.14 and without any Liability to Purchaser or its Affiliates, or after the Closing, the Transferred Group Members and (iii) Credit Support Obligations issued in the ordinary course of business so long as the aggregate amount of all outstanding Credit Support Obligations that are subject to Section 8.12 do not, as of the Closing Date, exceed the amounts set forth on Section 7.01(h) of the Disclosure Letter (it being understood that actions taken by Parent and the Parent Subsidiaries in good faith (after using reasonable best efforts to exclude such Credit Support Obligations pursuant to the last sentence of Section 8.12(a) and after using commercially reasonably efforts to minimize the adverse impact or effect on any customer, supplier or other business relationship) to reduce such aggregate amount below such amounts set forth on Section 7.01(h) of the Disclosure Letter prior to the Closing Date shall not be deemed to be a violation of this Agreement, including this Section 7.01);

(i) make any loan, advance or capital contribution to, or investment in, any Person that, individually or in the aggregate, exceeds $25 million, other than (i) by a Transferred Group Member to any other Transferred Group Member or (ii) by a Parent or a Parent Subsidiary other than a Transferred Group Member;

(j) make any material change in the financial accounting methods, principles and practices of the North American Business in effect on the date of the 2019 NA Balance Sheet, except as may be required by a change in IFRS;

(k) make, change or revoke (or file a request to make any such change or revocation) any material Tax election of any Transferred Group Member, file any material amended Tax Return relating to any Transferred Group Member, adopt or change (or file a request to change) any Tax accounting methods or periods of any Transferred Group Member, settle or compromise any material Tax claim, notice, audit or assessment with any Taxing Authority with respect to Taxes relating to any Transferred Group Member, surrender any right to claim a material refund of any Transferred Group Member, or make any application or request for, or negotiate or conclude any, material voluntary Tax disclosure, Tax amnesty application, Tax ruling or other arrangement with any Taxing Authority with respect to any Transferred Group Member;

(l) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization, other than with respect to any Parent Subsidiaries that are not Transferred Group Members and that do not hold any NA Assets;

(m) other than in the ordinary course of business, (i) modify, amend or terminate any Material Contract, or waive, release, accelerate or assign any material rights or claims of Parent or any Parent Subsidiary under any Material Contract or (ii) enter into any Material Contract;

(n) commit to make, with respect to the period following the Closing, any capital expenditure with respect to the North American Business or the Transferred Group Members in excess of $10 million in the aggregate;

(o) compromise or settle any material Action with respect to the North American Business or the Transferred Group Members, other than compromises or settlements that (i) do not require monetary amounts to be paid, by the North American Business or the Transferred Group Members, at any time following the Closing in excess of $2 million (other than any such monetary amounts to the extent they would be included in the Indebtedness Amount or as a liability in the Net Working Capital Amount) and (ii) do not include any injunctive or other nonmonetary relief that imposes a restriction on the operation of the North American Business following the Closing;

(p) apply for, utilize, obtain, rely on or otherwise take advantage of any loans, funding, grants, assistance, relief or other benefits of any kind under (i) the Small Business Administration Paycheck Protection Program, (ii) the CARES Act (including the deferral of employment Taxes), or (iii) any other applicable Law passed in response to COVID-19 or any economic effect thereof, in each case that (A) would reasonably be expected to impose a material restriction on the operation of the North American Business following the Closing, (B) would reasonably be expected to defer or create a payment obligation of the North American Business or the Transferred Group Members that would be expected to become due following the Closing (other than any such payment obligation to the extent it would be included in the Indebtedness Amount or as a liability in the Net Working Capital Amount) or (C) in the good faith determination of Parent would result in material reputational harm or negative publicity to the North American Business or Transferred Group Members; or

(q) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 7.02. Emergency Actions. Notwithstanding anything in this Agreement to the contrary, following, to the extent reasonably practicable, advance notice to and consultation with Purchaser, Parent and the Parent Subsidiaries may take (or not take, as the case may be) any action that would otherwise be prohibited under Section 7.01 to the extent reasonably necessary and prudent (a) in response to any operational emergencies (including emergencies that result from any hurricane, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development) with respect to equipment failures or outages or that present an immediate and material threat to the health and safety of any employees or customers of the North American Business or (b) to prevent material and adverse harm to the North American Business or the Transferred Entities or to the health and safety of any employees, customers or Representatives of Parent and the Parent Subsidiaries, in the case of this clause (b) to the extent consistent with the actions described in Section 7.02 of the Disclosure Letter, as may be reasonably necessary to (i) mitigate the adverse effects occurring after the date hereof caused by COVID-19 or the public health emergency resulting therefrom or (ii) ensure compliance with any quarantine, “stay at home”, workforce reduction, social distancing, shut down or any other applicable Law, Judgment, guideline, in each case, enacted or, becoming applicable to the North American Business or the Transferred Entities, after the date of this Agreement by any Governmental Entity in response to COVID-19.

SECTION 7.03. Notice of Changes. From the date hereof to the Closing Date, (i) Parent shall promptly notify Purchaser in writing of any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (ii) Parent shall as promptly as reasonably practicable notify Purchaser in writing of any acquisition of any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, other than immaterial acquisitions.

SECTION 7.04. No Control of Parent’s Business. Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the operations of the Retained Businesses or, prior to the Closing, the North American Business. Prior to the Closing, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its businesses and operations.

ARTICLE VIII

Additional Agreements

SECTION 8.01. Parent Shareholder Approval. (a) Parent shall:

(i) submit a near final version of the Class 1 Circular to the FCA for review on or prior to July 27, 2020; provided that Parent shall not be responsible for any failure to comply with this Section 8.01(a)(i) to the extent such failure is caused by any failure of Purchaser to provide information, documentation, cooperation or assistance pursuant to Section 8.01(c);

(ii) (A) use all best efforts to obtain the final approval from the FCA of the Class 1 Circular as promptly as reasonably practicable following the date of this Agreement and, in any event, by no later than July 31, 2020, (B) as promptly as reasonably practicable and, in any event, by no later than three Business Days following such approval, send or supply the Class 1 Circular to the Parent Shareholders in accordance with applicable Law and Parent’s Articles of Association and (C) convene the Parent Shareholder Meeting on the Business Day following the date that is 14 “clear” days from the date that the Class 1 Circular is deemed to have been received by the Parent Shareholders under Parent’s Articles of Association; provided that Parent shall not be responsible for any failure to comply with this Section 8.01(a)(ii) to the extent such failure is caused by any failure of Purchaser to provide information, documentation, cooperation or assistance pursuant to Section 8.01(c);

(iii) cause the Class 1 Circular to contain a unanimous recommendation from the Board of Directors of Parent that the Parent Shareholders vote in favor of the Parent Shareholder Resolution at the Parent Shareholder Meeting (the “Board Recommendation”);

(iv) other than (A) in accordance with Section 8.01(a)(viii) or (B) to provide for a notice period provided for in Section 8.01(b) or (if applicable) Section 8.11(d), not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Parent Shareholder Meeting. In the case of an adjournment, postponement or cancellation of the Parent Shareholder Meeting under clause (B) of this clause (iv), if the outcome of the discussions held between Parent and Purchaser pursuant to Section 8.01(b) or (if applicable) 8.11(d) have resulted in there being no Change in Recommendation, Section 8.01(a)(viii) shall apply if applicable and, if Section 8.01(a)(viii) is not applicable, Parent shall reconvene the Parent Shareholder Meeting in accordance with, and subject to, applicable Law and Parent’s Articles of Association so as to give Parent Shareholders no more than ten days’ notice prior to any proxy voting deadline to submit their proxy votes in respect of the Parent Shareholder Resolution to be considered at the reconvened Parent Shareholder Meeting;

(v) subject to Section 8.01(b), cause its directors not to withdraw, modify, qualify or amend or propose to withdraw, modify, qualify or amend the Board Recommendation;

(vi) other than where there has been a Change in Recommendation or Parent has notified Purchaser of its intention to make a Change in Recommendation in accordance with Section 8.01(b) or Section 8.11, use its reasonable best efforts to obtain the support of the Parent Shareholders for the Parent Shareholder Resolution, including where appropriate and as permitted by applicable Law, seeking the assistance of its financial advisors (or any proxy solicitation agent engaged by Parent) to present the Transaction to institutional shareholders of Parent;

(vii) advise Purchaser, at such times as Purchaser may request, and on each of the last three Business Days prior to the date of the Parent Shareholder Meeting, as to the aggregate tally of the proxies received by Parent in relation to the Parent Shareholder Resolution; and

(viii) promptly notify Purchaser if Parent becomes aware that the Class 1 Circular requires any amendment or supplement pursuant to the Listing Rules, the Disclosure Guidance and Transparency Rules or any other applicable rule or regulation of the FCA or otherwise pursuant to applicable Law, including to the extent known to Parent at the time of such notification, details of the nature, content and form of such amendment or supplement. Parent shall use its reasonable best efforts to obtain any approval required from the FCA for any such proposed amendment or supplement as soon as reasonably practicable thereafter and promptly disseminate and send, in accordance with applicable Law, any such amendment or supplement to the Parent Shareholders and, to the extent required by applicable Law, re-convene the Parent Shareholder Meeting as soon as reasonably practicable.

(b) Nothing in this Agreement shall prevent the Board of Directors of Parent from withdrawing or modifying the Board Recommendation (a “Change in Recommendation”) or proposing to withdraw or modify the Board Recommendation if the Board of Directors of Parent determines in good faith, after consultation with its financial advisors and outside legal advisors, that the failure to make such Change in Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Parent as provided by applicable Law (including statutory duties under the Companies Act 2006); provided that prior to making any Change in Recommendation, Parent shall (i) give Purchaser at least five Business Days’ prior written notice of its intention to make such Change in Recommendation (which notice shall (A) in the case of a Change in Recommendation in response to an Acquisition Proposal (x) specify the identity of any party or parties making such Acquisition Proposal, (y) include the material terms of such Acquisition Proposal and (z) attach all documentation related to such Acquisition Proposal (including any draft acquisition agreements or term sheets or (B) in the case of a Change in Recommendation for any reason other than an Acquisition Proposal, all material information regarding the fact, event or circumstance that led to such Change in Recommendation)) and (ii) negotiate, and cause its Representatives to negotiate, in good faith with Purchaser during such notice period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose in writing a revised binding offer to effect revisions to the terms of this Agreement such that the failure to make such Change in Recommendation would not be inconsistent with the fiduciary duties of the Board of Directors of Parent as provided by applicable Law (including statutory duties under the Companies Act 2006). Upon a Change in Recommendation, this Agreement shall automatically terminate in accordance with Section 10.01(g).

(c) Purchaser agrees to provide Parent, on a timely basis, either itself or through its Representatives, all such information, documentation, cooperation and assistance as Parent may reasonably request to the extent reasonably required for the preparation, approval by the FCA and publishing of the Class 1 Circular or any supplementary circular.

(d) Purchaser further agrees that (i) any information or documentation provided by it or any of its Representatives on its behalf pursuant to Section 8.01(c) shall be prepared in good faith and shall not be misleading in any material respect at the time it is provided and (ii) prior to the publication of the Class 1 Circular or any supplementary circular, it will, upon Parent’s reasonable written request, confirm to Parent that any such information or documentation continues to not be misleading in any material respect.

(e) Parent shall provide Purchaser with a reasonable opportunity to review and comment on the Class 1 Circular or any supplementary circular, in each case, both prior to the final submission to the FCA and its publication, and shall consider in good faith all comments reasonably proposed by Purchaser or its Representatives.

SECTION 8.02. Access to Information; NA Records; Confidentiality. (a) From the date hereof until the Closing Date, Parent shall, and shall cause the Parent Subsidiaries to, with respect to the North American Business only and subject to applicable Law, afford to Purchaser and its Representatives reasonable access following reasonable advance notice to all their respective properties, systems, Contracts, commitments, Representatives and Records (including NA Records, but excluding Records that constitute Excluded Assets), and during such period, Parent shall, and shall cause the Parent Subsidiaries to, subject to applicable Law, furnish promptly to Purchaser and its Representatives all other information concerning the North American Business as Purchaser may reasonably request. Notwithstanding the foregoing, Parent and the Parent Subsidiaries may withhold (i) any documents (or portions thereof) or information that is subject to the terms of a confidentiality agreement with a third party in effect on the date hereof, (ii) any document (or portions thereof) or information which constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Parent’s internal or external counsel, would be reasonably likely to constitute a waiver of any such privilege and (iii) any document (or portion thereof) or information to the extent that it contains competitively sensitive pricing or other competitively sensitive information if the exchange of such document (or portion thereof) or information, as reasonably determined by Parent’s internal or external counsel, would reasonably be expected to conflict with or violate any applicable Law, including any Review Laws. If any material is withheld by Parent or a Parent Subsidiary pursuant to the preceding sentence, Parent shall inform Purchaser as to the general nature of what is being withheld and use commercially reasonable efforts to seek an alternative means to provide Purchaser (including through its Representatives) with access to the withheld material (or the relevant information underlying such material) in a manner that does not breach any such confidentiality agreement, waive any such privilege or conflict with or violate any such applicable Law. To facilitate access to and sharing information that may be competitively sensitive, Parent and Purchaser shall, to the extent necessary, coordinate a mutually acceptable and reasonable “clean team” arrangement.

(b) After the Closing Date, Parent and Purchaser shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to promptly (and in any event within 30 days after the Closing Date) (i) in the case of Parent and the Parent Subsidiaries, transfer to a Transferred Group Member all NA Records in the possession of Parent or any Parent Subsidiary (including any such NA Records held in storage by a third party) and not previously transferred to a Transferred Group Member pursuant to the Pre-Closing Transfers and (ii) in the case of Purchaser and its Subsidiaries, transfer to Parent or a Parent Subsidiary all Records that constitute Excluded Assets in the possession of a Transferred Group Member (including any such Records held in storage by a third party) and not previously transferred Parent or a Parent Subsidiary pursuant to the Pre-Closing Transfers, in each case, at Parent’s expense; provided, that, for the avoidance of doubt, the transfer of any Records held in storage by a third party may be effected by the transfer of title thereto to the appropriate party hereto, and no party hereto shall be required to physically deliver any such Records. To the extent any NA Records are co-mingled with data relating to Parent’s or any Parent Subsidiary’s business (other than the North American Business) in any data collection, data warehouse or databases in Parent’s or any Parent Subsidiary’s possession or control, Parent, at its sole cost and expense, shall segregate such data and provide it to the Transferred Group Members pursuant to this Section 8.02(b). From and after the Closing Date, the Transferred Group Members shall own all right, title and interest to the NA Records, and Parent hereby grants to the Transferred Group Members a perpetual, irrevocable, royalty-free, worldwide license to use all other Records relating to the North American Business and necessary for the conduct of the North American Business in the ordinary course of business. Purchaser and the Transferred Entities hereby grant to Parent and the Parent Subsidiaries a perpetual, irrevocable, royalty-free, worldwide license to use the NA Records remaining in Parent’s or any Parent Subsidiary’s possession (other than a Transferred Group Member) following the Closing and relating to the Retained Business and necessary for the conduct of the Retained Businesses in the ordinary course of business.

(c) After the Closing Date, except in the case of an Action by one party hereto against another party hereto, each party hereto shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make available to each other party hereto, upon written request, the former, current and future directors, officers, employees and other Representatives of the North American Business as witnesses, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

(d) All information exchanged pursuant to this Section 8.02 (or, in the case of Section 8.02(b), retained by Parent) shall be held by the parties hereto as Evaluation Material, as such term is defined in the letter agreement, dated as of January 28, 2020, between Parent and Purchaser (the “Confidentiality Agreement”), and shall be subject to the Confidentiality Agreement until the Closing. Notwithstanding anything to the contrary contained therein, the Confidentiality Agreement shall automatically terminate upon the Closing.

(e) During the three-year period following the Closing (or, in the case of information or Records received pursuant to Section 8.02(b), during the three-year period following receipt thereof), Parent shall keep confidential and refrain from using, and cause its Affiliates and its and their respective Representatives to keep confidential and refrain from using, all information to the extent constituting an NA Asset or to the extent related to the Transferred Group Members or the North American Business, except (i) as required by a Governmental Entity or required pursuant to applicable Law or the rules or regulations of any securities exchange or listing authority or legal, administrative or judicial process (provided that, in the case of this clause (i), to the extent permitted by Law, Parent shall provide Purchaser with prompt written notice of such disclosure obligation and shall reasonably cooperate with Purchaser, at Purchaser’s sole cost, in any effort by Purchaser to obtain a protective order or other confidential treatment with respect to the information to be disclosed), (ii) for information that was, is or becomes generally available to the public, other than as a result of a breach of this Agreement or the Confidentiality Agreement, (iii) for information that is used or reasonably disclosed in connection with the exercise of any right or remedy provided in any Transaction Document or any Action against Parent, Purchaser or any of their respective Subsidiaries arising out of, under or relating to any Transaction Document, (iv) for information that was or is disclosed to Parent or any of its Affiliates after the Closing on a non-confidential basis by any Person not known by Parent or such Affiliates to be bound by an obligation (legal, fiduciary or otherwise) of confidentiality to any Transferred Group Member or Purchaser, (v) for information that is or was independently conceived or developed by or on behalf of Parent or any of its Representatives following the Closing Date without use of or reference to any information concerning any Transferred Group Member or the North American Business, (vi) for information required to be disclosed in connection with the filing of Tax Returns or the conduct of any Tax Action and (vii) for the use and incidental disclosure of any such information in the operation of the Retained Businesses in the ordinary course of business to the extent used in the operation of the Retained Businesses prior to the Closing.

(f) During the three-year period following the Closing (or, in the case of information or Records received pursuant to Section 8.02(b), during the three-year period following receipt thereof), Purchaser shall keep confidential and refrain from using, and cause its Affiliates and its and their respective Representatives to keep confidential and refrain from using, all information to the extent constituting an Excluded Asset or to the extent related to Parent and the Parent Subsidiaries (other than the Transferred Group Members) or the Retained Businesses, except (i) as required by a Governmental Entity or required pursuant to applicable Law or the rules or regulations of any securities exchange or listing authority or legal, administrative or judicial process (provided that, in the case of this clause (i), to the extent permitted by Law, Purchaser shall provide Parent with prompt written notice of such disclosure obligation and shall reasonably cooperate with Parent, at Parent’s sole cost, in any effort by Parent to obtain a protective order or other confidential treatment with respect to the information to be disclosed), (ii) for information that was, is or becomes generally available to the public, other than as a result of a breach of this Agreement or the Confidentiality Agreement, (iii) for information that is used or reasonably disclosed in connection with the exercise of any right or remedy provided in any Transaction Document or any Action against Purchaser, Parent or any of their respective Subsidiaries arising out of, under or relating to any Transaction Document, (iv) for information that was or is disclosed to Purchaser or any of its Affiliates on a non-confidential basis by any Person not known by Purchaser or such Affiliates to be bound by an obligation (legal, fiduciary or otherwise) of confidentiality to Parent or any Parent Subsidiary (other than a Transferred Group Member), (v) for information that is or was independently conceived or developed by or on behalf of Purchaser or any of its Representatives without use of or reference to any information concerning Parent, any Parent Subsidiary (other than the Transferred Group Members) or the Retained Businesses, (vi) for information required to be disclosed in connection with the filing of Tax Returns or the conduct of any Tax Action and (vii) for the use and incidental disclosure of any such information in the operation of the North American Business in the ordinary course of business to the extent used in the operation of, or possessed by, the North American Business prior to the Closing.

SECTION 8.03. Reasonable Best Efforts. (a) Each of the parties hereto shall use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary or advisable under this Agreement and applicable Law to consummate and make effective, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all necessary or advisable Governmental Approvals, including the Required Governmental Approvals, and make all necessary or advisable Governmental Filings, (ii) obtain all necessary or advisable Consents, (iii) defend against any Actions challenging, pursuant to any Review Law, this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents. The parties hereto shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in a material delay in the satisfaction of any of the conditions set forth in Article IX or any of such conditions to not be satisfied. Nothing in this Section 8.03 shall (i) require any of the parties hereto or any of their respective Subsidiaries to pay any material consideration to any third party from whom any Consent is requested or (ii) modify or expand the obligations of Parent set forth in Section 8.01.

(b) In furtherance and not in limitation of Section 8.03(a), each of the parties hereto shall (i) file, or cause to be filed, as promptly as reasonably practicable after the date hereof, and in any event within 10 Business Days following the date of this Agreement (or any later date upon which the parties hereto may agree in writing), all notification and report forms, applications and other Governmental Filings that may be required under the HSR Act, (ii) file, or cause to be filed, as promptly as reasonably practicable after the date hereof, all notification and report forms, applications and other Governmental Filings that may be required by FERC under the FPA or any state or local energy regulatory authority, or under the Competition Act (namely, the notifications required under section 114 of the Competition Act, together with an application for an Advance Ruling Certificate, or, if the parties hereto mutually agree, an application for an Advance Ruling Certificate alone) or other antitrust, competition or pre-merger notification, trade, foreign investment regulation, customer protection, rate-setting, market concentration or market share (or accumulation thereof) Law of any jurisdiction (collectively with the HSR Act, “Review Laws”) with respect to the Transactions and (iii) use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act, the Competition Act or any other applicable Review Law.

(c) Each of the parties hereto shall use its reasonable best efforts to cooperate in all respects with each other in connection with any Governmental Filing or submission with, or any investigation or other inquiry by or before, a Governmental Entity in connection with the Transactions, and each of the parties hereto shall keep the other parties hereto reasonably informed of its progress in obtaining any necessary or advisable Governmental Approvals in connection with the Transactions. Subject to applicable Law, to the extent permitted by the applicable Governmental Entity and to the extent reasonably practicable, each of the parties hereto shall (i) consult with the other parties hereto reasonably in advance with respect to, and provide the other parties with a reasonable opportunity to review and comment upon and consider in good faith the views of the other parties in connection with, any written materials proposed to be submitted, or material oral communications proposed to be made, to any Governmental Entity, (ii) promptly provide the other parties with copies of all written communications to or from any Governmental Entity, (iii) if any Governmental Entity initiates an oral communication, promptly notify the other parties of the substance of such communication and (iv) give the other parties hereto the opportunity to attend and participate in any meetings and conferences with Governmental Entities, in each case in connection with the matters contemplated by this Section 8.03. Subject to the provisions of this Section 8.03 (including the obligations of Purchaser pursuant to Section 8.03(d)), Purchaser shall lead (in consultation with Parent) and make all final determinations regarding (in consultation with Parent) the strategy for (x) seeking and obtaining all Governmental Approvals (including the Required Governmental Approvals) under Review Laws and (y) any Remedy Actions, including (i) the strategy for defending, contesting or otherwise responding, by litigation or otherwise, to any objections to, or any Actions challenging, the consummation of the Transactions and (ii) any decision to pull and refile any Governmental Filing, voluntarily extend any waiting period or review period under any Review Law or enter into any timing agreement with any Governmental Entity; provided that in no event shall Purchaser enter into an agreement (including a timing agreement) with any Governmental Entity to delay (i) the consummation of the Acquisition or any of the Transactions or (ii) the timing of “substantial compliance” with any request of such Governmental Entity, in each case, if doing so would reasonably be expected to cause any of the conditions to Closing in Section 9.01(a), 9.01(b) and 9.03(e) to be satisfied only after the Outside Date, as may be extended pursuant to Section 10.01(b)(i) (taking into account for purposes of such determination, the time necessary to take any actions necessary to comply with its obligations pursuant to Section 8.03(d)).

(d) For purposes of this Section 8.03, the “reasonable best efforts” of Purchaser shall include (i) agreeing to sell or otherwise disposing of, holding (through the establishment of a trust or otherwise) or divesting itself of all or any portion of the business, assets or operations of Purchaser or any of its Affiliates or the business, assets or operations to be acquired by Purchaser pursuant to this Agreement, (ii) creating, terminating or divesting relationships, ventures, contractual rights or obligations to be acquired by Purchaser pursuant hereto, (iii) agreeing to or otherwise becoming subject to any limitations on (A) the right of Purchaser to control or operate its business (including the North American Business) or assets (including the assets to be acquired by Purchaser pursuant hereto) or (B) the right of Purchaser to exercise full rights of ownership of its business (including the North American Business) or assets (including the assets to be acquired by Purchaser pursuant hereto) and (iv) proposing, negotiating, committing to or agreeing to do or permitting to be done, or agreeing to any undertakings in respect of, any of the foregoing, in each case as may be required in order to cause the conditions to Closing in Sections 9.01(a), 9.01(b) and 9.03(e) (as such conditions relate to the Review Laws) to be satisfied as promptly as reasonably practicable (the actions described in clauses (i) through (iv), the “Remedy Actions”); provided, however, that the effectiveness of any such Remedy Action shall be conditioned upon the Closing; provided, further, that notwithstanding anything in this Agreement to the contrary, the obligations of Purchaser under this Section 8.03 shall not include Purchaser offering, negotiating, taking or committing to take any Remedy Action or offering, negotiating, taking or committing to take any other action, if such Remedy Action or other action, individually or together with any other Remedy Actions or other actions, would, or would reasonably be expected to, have a material adverse effect on the assets, properties, financial condition or results of operations of (x) Purchaser and the Purchaser Subsidiaries (taken as a whole prior to the Closing), but deemed for this purpose to be the same size as the North American Business or (y) the North American Business, in each case after taking into account the proceeds to be received by Purchaser or any of its Affiliates in connection with any Remedy Action (a “Burdensome Condition”). Parent and its Subsidiaries and Affiliates (including, prior to the Closing, the Transferred Group Members) shall not take any of the actions described in this Section 8.03(d), including but not limited to proposing, negotiating, committing to or agreeing to do or permitting to be done any Remedy Action, without Purchaser’s prior written consent.

(e) Any filing fees required to be paid to Governmental Entities in connection with any filing made pursuant to the HSR Act and the Competition Act shall be borne by Purchaser.

(f) Parent will use commercially reasonable efforts to obtain a confirmation letter or other similar writing from each counterparty to the “Manager” in Material Contract numbers 11, 27, and 29 listed in Section 6.16(a)(ix) of the Disclosure Letter, which confirmation letter or other similar writing will confirm the matters set forth in Section 8.03(f) of the Disclosure Letter.

SECTION 8.04. No Use of Retained or Transferred Names. (a) Except as expressly provided in this Section 8.04, none of Purchaser or the Purchaser Subsidiaries (including the Transferred Group Members) shall use, or have or acquire the right to use or any other rights in, the Retained Names. Purchaser shall, and shall cause the Transferred Group Members to, promptly, and in any event within 90 days after the Closing Date (the “Transitional Period”), (i) make all necessary filings and take all other necessary actions to discontinue any further references by the Transferred Group Members to the Retained Names in the conduct of the North American Business, (ii) revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names to the extent used in the conduct of the North American Business and (iii) change signage and stationery and otherwise discontinue use of the Retained Names to the extent used in the conduct of the North American Business; provided, that, Parent hereby grants to Purchaser and the Transferred Group Members a non-exclusive, worldwide, royalty-free, non-transferable, non-sublicenseable, license, expiring at the end of the Transition Period, to continue the use of the Retained Names solely in the form, and to the extent such Retained Names were being used as of the Closing Date, in the ordinary course of business including the right to distribute any remaining sales and product literature and inventory that use any of the Retained Names only in the form, and to the extent, that such sales and product literature and inventory exist on the Closing Date. In no event shall Purchaser or any of its Affiliates use any Retained Names after the Closing in any manner, in any geographic location or for any purpose different from the use of such Retained Names by the North American Business during the 12-month period preceding the Closing Date.

(b) As between the parties hereto, Parent is the sole and exclusive owner of all right, title and interest in and to the Retained Names and all rights related thereto and goodwill associated therewith, and all uses of the Retained Names under Section 8.04(a) and the goodwill arising therefrom shall inure solely to the benefit of Parent. Any use by the Transferred Group Members of the Retained Names under Section 8.04(a) shall be in accordance with: (i) the terms of this Section 8.04; (ii) the applicable designs, product specifications and standards of quality used by the Parent and the Parent Subsidiaries immediately prior to the Closing Date (the “Quality Specifications”); and (iii) all applicable Laws. To the extent that any Transferred Group Member has or acquires any right, title or interest in and to the Retained Names, Purchaser and the Transferred Group Members shall, and do hereby, assign, and if applicable, shall cause its or their Affiliates to assign, to Parent all of such right, title and interest in and to such Retained Names.

(c) Notwithstanding anything to the contrary herein, the Transferred Group Members shall not be in breach of this Section 8.04, even after the Transitional Period, by reason of (i) the Transferred Group Members’ use of or the appearance of the Retained Names on any equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other similar written or electronic data, materials or assets (including computer source code), in each case where the applicable Retained Name appeared on such item prior to the Closing and where such item is used only for internal purposes in connection with the North American Business, (ii) the appearance of the Retained Names in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were produced or distributed in the ordinary course of business prior to the Closing, and that generally are in the public domain, or any other similar uses by any such third party over which the Transferred Group Members have no control or (iii) the use by Purchaser, the Transferred Group Members or their respective Affiliates of the Retained Names in a non-trademark manner to refer to Parent, Parent Subsidiaries or its or their Affiliates, including for purposes of conveying to customers or the general public that the North American Business or any Transferred Group Member is no longer affiliated with Parent, the Parent Subsidiaries or its or their Affiliates (other than the Transferred Group Members) or to reference historical details concerning or make historical reference to the North American Business.

(d) Except as expressly provided in this Section 8.04, none of Parent or the Parent Subsidiaries (other than the Transferred Group Members) shall use, or have or acquire the right to use or any other rights in, the Trademarks set forth in Section 8.04 of the Disclosure Letter, in each case, in any style or design (the “Transferred Names”). Parent shall promptly, and in any event within the Transitional Period, (i) make all necessary filings and take all other necessary actions to discontinue any further references by the Parent to the Transferred Names in the conduct of the Retained Businesses, (ii) revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Transferred Names to the extent used in the conduct of the Retained Businesses and (iii) change signage and stationery and otherwise discontinue use of the Transferred Names to the extent used in the conduct of the Retained Businesses; provided, that, Purchaser hereby grants to Parent and the Parent Subsidiaries a non-exclusive, worldwide, royalty-free, non-transferable, non-sublicenseable, license, expiring at the end of the Transition Period, to continue the use of the Transferred Names solely in the form, and to the extent such Transferred Names were being used as of the Closing Date, in the ordinary course of business including the right to distribute any remaining sales and product literature and inventory that use any of the Transferred Names only in the form, and to the extent, that such sales and product literature and inventory exist on the Closing Date. In no event shall Parent or any of the Parent Subsidiaries use any Transferred Names after the Closing in any manner, in any geographic location or for any purpose different from the use of such Transferred Names by the Retained Businesses during the 12-month period preceding the Closing Date.

(e) As between the parties hereto, after the Closing Date, Purchaser shall be the sole and exclusive owner of all right, title and interest in and to the Transferred Names and all rights related thereto and goodwill associated therewith, and all uses of the Transferred Names under Section 8.04(d) and the goodwill arising therefrom shall inure solely to the benefit of Purchaser. Any use by the Parent and the Parent Subsidiaries of the Transferred Names under Section 8.04(d) shall be in accordance with: (i) the terms of this Section 8.04; (ii) the applicable Quality Specifications; and (iii) all applicable Laws. After the Closing Date, to the extent that Parent or any Parent Subsidiary (other than any Transferred Group Member) acquires any right, title or interest in and to the Transferred Names, Parent and the Parent Subsidiaries shall, and do hereby, assign, and if applicable, shall cause its or their Affiliates to assign, to Purchaser all of such right, title and interest in and to such Transferred Names.

(f) Notwithstanding anything to the contrary herein, Parent shall not be in breach of this Section 8.04, even after the Transitional Period, by reason of (i) Parent’s or the Parent Subsidiaries’ use of or the appearance of the Transferred Names on any equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other similar written or electronic data, materials or assets (including computer source code), in each case where the applicable Transferred Name appeared on such item prior to the Closing and where such item is used only for internal purposes in connection with the Retained Businesses, (ii) the appearance of the Transferred Names in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were produced or distributed in the ordinary course of business prior to the Closing, and that generally are in the public domain, or any other similar uses by any such third party over which Parent has no control or (iii) the use by Parent or the Parent Subsidiaries (other than the Transferred Group Members) of the Transferred Names in a non-trademark manner to refer to Purchaser, the Transferred Group Members or their respective Affiliates, including for purposes of conveying to customers or the general public that Parent and the Parent Subsidiaries are no longer affiliated with the North American Business or the Transferred Group Members or to reference historical details concerning or make historical reference to the North American Business.

SECTION 8.05. Employee Matters. (a) Prior Service Credit. From and after the Closing, Purchaser shall, and shall cause the Purchaser Subsidiaries to, give to each Transferred Group Member Employee full credit for all purposes (including for purposes of eligibility to participate, early retirement eligibility and early retirement subsidies, vesting and, except with respect to defined benefit pension plans or post-retirement plans, benefit accrual) under any Employee Benefit Plan provided, maintained or contributed to by Purchaser or any Purchaser Subsidiary for such Transferred Group Member Employee’s service with Parent and the Parent Subsidiaries, and with any predecessor employer, to the same extent recognized by Parent and the Parent Subsidiaries pursuant to an applicable Employee Benefit Plan immediately prior to the Closing.

(b) Continuation of Compensation and Benefits. For the one-year period immediately following the Closing Date (the “Continuation Period”), Purchaser shall, and shall cause the Purchaser Subsidiaries to, provide to each Transferred Group Member Employee (i) base compensation that is no less favorable than that provided to such Transferred Group Member Employee as of immediately prior to the Closing, (ii) bonus and incentive compensation opportunities, including equity incentive compensation, that are no less favorable, in the aggregate, than those provided to such Transferred Group Member Employee as of immediately prior to the Closing and (iii) other employee benefits (excluding severance benefits and deferred compensation arrangements) that are substantially comparable in the aggregate to the employee benefits provided to such Transferred Group Member Employee as of immediately prior to the Closing.

(c) Transferred Group Employee Benefit Plans and Parent NA Benefit Plans. Effective as of the Closing Date, (i) one or more Transferred Group Members shall assume the sponsorship of each Transferred Group Employee Benefit Plan that, as of the date hereof, is sponsored by Parent or one of the Parent Subsidiaries (other than a Transferred Group Member), each of which is indicated by a dagger on Section 6.09(a) of the Disclosure Letter, (ii) except as specifically provided in Sections 8.05(e), (g) or (l), one or more Transferred Group Members shall assume or retain, as applicable, all Liabilities arising out of or relating to each Transferred Group Employee Benefit Plan, (iii) except as otherwise specifically provided in this Agreement, each Transferred Group Member Employee shall cease active participation in each Parent NA Benefit Plan and (iv) except as otherwise specifically provided in this Agreement, each Non-NA Employee shall cease active participation in each Transferred Group Employee Benefit Plan; provided, that Purchaser and Parent shall reasonably cooperate following the date of this Agreement with respect to the treatment of any NA Employees or Non-NA Employees who are on a leave of absence due to disability.

(d) Certain Welfare Benefits Matters. Purchaser shall, and shall cause the Purchaser Subsidiaries to use commercially reasonable efforts to, (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Group Member Employees and their dependents and beneficiaries under Employee Benefit Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA (any such plans that are not Transferred Group Employee Benefit Plans, “New Welfare Plans”) to the extent waived under the applicable corresponding Employee Benefit Plan sponsored or maintained by Parent or the Parent Subsidiaries immediately prior to the Closing (each, a “Parent Welfare Plan”) and (B) provide each Transferred Group Member Employee and his or her eligible dependents and beneficiaries with credit under New Welfare Plans for any co-payments and deductibles paid under corresponding Parent Welfare Plans prior to the Closing in the calendar year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums) under any New Welfare Plans in which such Transferred Group Member Employee participates.

(e) Tax-Qualified Savings/401(k) Plan. Following the date hereof, Parent shall, or shall cause one of the Parent Subsidiaries (other than a Transferred Group Member) to, have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (any such plans, a “New 401(k) Plan”). Each current employee of Parent or any Parent Subsidiary, other than a Transferred Group Member Employee, participating in a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code maintained by a Transferred Group Member (each, a “Transferred 401(k) Plan”) shall become a participant in the corresponding New 401(k) Plan. Such New 401(k) Plan shall accept a “trust-to-trust transfer” or “direct rollover” of the account balances (including promissory notes evidencing all outstanding loans) of each such employee and each former employee of Parent or any Parent Subsidiary, other than any Former NA Employee, under a Transferred 401(k) Plan (and, with respect to a direct rollover, only if such direct rollover is elected in accordance with applicable Law and the terms of the Transferred 401(k) Plan by such individual).

(f) Accrued Vacation. Effective as of the Closing Date, Purchaser shall, or shall cause the Purchaser Subsidiaries to, assume Liability for all vacation days (regular, supplemental or banked) accrued or earned but not yet taken by each Transferred Group Member Employee as of the Closing Date (the “Accrued Vacation Days”). In the event that a Transferred Group Member Employee is entitled under applicable Law to be paid, in connection with the Closing, for any Accrued Vacation Days then to the extent any such amounts are paid by Parent or any Parent Subsidiary (other than any Transferred Group Member), Parent or the applicable Parent Subsidiary shall be entitled to indemnification pursuant to Section 11.04(a). Effective as of the Closing, Purchaser shall, and shall cause the Purchaser Subsidiaries to, honor all the Accrued Vacation Days for which payout is not made pursuant to the immediately preceding sentence. In the event that an employee other than a Transferred Group Member Employee is entitled under applicable Law to be paid, in connection with the Closing, for any vacation days (regular, supplemental or banked) accrued or earned but not yet taken by such employee as of the Closing Date, then to the extent any such amounts are paid by Purchaser or a Purchaser Subsidiary (including a Transferred Group Member), Purchaser or the applicable Purchaser Subsidiary shall be entitled to indemnification pursuant to Section 11.03(a).

(g) Flexible Spending Account Plans. Following the date hereof, Parent shall, or shall cause one of the Parent Subsidiaries (other than the Transferred Group Members) to, have in effect flexible spending arrangements under a cafeteria plan qualifying under Section 125 of the Code (the “New FSA Plan”) for the benefit of any employee of Parent or any Parent Subsidiary, other than a Transferred Group Member Employee, who participates in a cafeteria plan qualifying under Section 125 of the Code maintained by a Transferred Group Member (a “Transferred FSA Plan”, and each such employee, a “Parent FSA Employee”). As soon as practicable following the establishment of the New FSA Plan, Parent or Purchaser, as applicable, shall, or shall cause the Transferred Group Members to, transfer to Parent or the applicable Parent Subsidiary an amount in cash equal to the excess, if any, of the aggregate contributions to the Transferred FSA Plans made by Parent FSA Employees prior to the commencement of the participation of the Parent FSA Employees in the New FSA Plan for the plan year in which such participation commences over the aggregate reimbursement payouts made to Transferred Group Member Employees for such period from the Transferred FSA Plan and Parent shall, or shall cause the Parent Subsidiaries to, cause such amounts to be credited to each such Parent FSA Employee’s accounts under the New FSA Plan. If the aggregate reimbursement payouts made to Parent FSA Employees from the Transferred FSA Plan prior to the commencement of the participation of the Parent FSA Employees in the New FSA Plan for the plan year in which such participation commences exceed the aggregate accumulated contributions made by the Parent FSA Employees to the Transferred FSA Plan during such period, Parent shall make a payment equal to the value of such excess to Purchaser or the Transferred Group Members, as applicable, as soon as practicable following Parent’s receipt of additional contributions from the applicable Parent FSA Employee, and Parent or Purchaser, as applicable, shall, or shall cause the Transferred Group Members to, cause such amounts to be credited to the Transferred FSA Plan for the benefit of the applicable Parent FSA Employee.

(h) No Benefit Plan Asset Transfers. Notwithstanding anything herein to the contrary, other than as a result of the transfer of assets of any Transferred Group Employee Benefit Plan pursuant to the Pre-Closing Transfers, there shall be no transfer of assets from any Employee Benefit Plan sponsored or maintained by Parent or any Parent Subsidiary to any Employee Benefit Plan sponsored or maintained by Purchaser or any Purchaser Subsidiaries.

(i) Severance. From and after the Closing, Purchaser shall, or shall cause the Purchaser Subsidiaries to, provide to each Transferred Group Member Employee whose employment is terminated by Purchaser or the Purchaser Subsidiaries during the Continuation Period with notice, pay in lieu of notice and severance compensation and benefits that are no less favorable than such compensation and benefits provided for in Section 8.05(i) of the Disclosure Letter.

(j) Allocation of Employment and Employee Benefits-Related Liabilities. Except to the extent set forth in this Agreement, effective as of the Closing Date, (i) Purchaser shall, or shall cause the Purchaser Subsidiaries to, assume all Liability and responsibility for all employment and employee benefits-related Liabilities incurred (A) prior to or on the Closing Date that arise out of the operation or conduct of the North American Business or the employment by Parent or the Parent Subsidiaries of any NA Employee or any Former NA Employee or (B) after the Closing Date that arise out of the employment by Purchaser or the Purchaser Subsidiaries of any Transferred Group Member Employee and (ii) Parent shall, or shall cause the applicable Parent Subsidiary to, assume all Liability and responsibility for all employment and employee benefits-related Liabilities incurred (A) prior to or on the Closing Date that arise out of the operation or conduct of the business, operations and activities of Parent or any of the Parent Subsidiaries other than the North American Business or out of the employment by a Transferred Group Member of any individual who is not an NA Employee or a Former NA Employee or (B) after the Closing Date that arise out of the employment by Parent or a Parent Subsidiary of any employee of Parent and the Parent Subsidiaries as of immediately following the Closing (for the avoidance of doubt, other than an NA Employee).

(k) Employment Tax Reporting Responsibility. In the event that, following the Closing Date, Parent or any Parent Subsidiary would otherwise have any United States employment tax reporting responsibilities with respect to any Transferred Group Member Employee, Purchaser, Parent and the Transferred Entities hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320. In the event that, following the Closing Date, Purchaser or any of its Affiliates (including a Transferred Group Member) would otherwise have any United States employment tax reporting responsibilities with respect to any Non-NA Employee, Purchaser, Parent and the Transferred Entities hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320. Accordingly, to the extent permitted by Law, (i) Parent shall have no United States employment tax reporting responsibilities, and Purchaser and the Transferred Entities shall have full United States employment tax reporting responsibilities, for Transferred Group Member Employees subject to United States employment taxes following the Closing and (ii) Purchaser shall have no United States employment Tax reporting responsibilities, and Parent and the Parent Subsidiaries shall have full United States employment Tax reporting responsibilities, for Non-NA Employees subject to United States employment Taxes following the Closing.

(l) Deferred Compensation Plans. Following the date hereof Parent shall, or shall cause one of the Parent Subsidiaries (other than a Transferred Group Member) to, have in effect a nonqualified deferred compensation plan (the “New NQDC Plan”) and a related trust (the “New Rabbi Trust”). Each current or former employee of Parent or any Parent Subsidiary, other than an NA Employee or a Former NA Employee, participating in a nonqualified deferred compensation plan maintained by a Transferred Group Member for the benefit of employees in the United States (each such individual, a “New NQDC Plan Participant”, and each such plan, a “Transferred NQDC Plan”) shall become a participant in the New NQDC Plan. Prior to the Closing, Parent shall, or shall cause the applicable Parent Subsidiaries (including the Transferred Group Members) to, provide that (i) the New NQDC Plan shall assume all Liabilities and obligations for the benefits accrued by New NQDC Plan Participants under the Transferred NQDC Plans as of immediately prior to such assumption (such Liabilities and obligations, the “Retained NQDC Liabilities”, and the date of such assumption, the “NQDC Transfer Date”) and (ii) any trust related to the Transferred NQDC Plans shall, on the NQDC Transfer Date, transfer in cash or in kind to the New Rabbi Trust the assets held by such trust in respect of the New NQDC Plan Participants as of the NQDC Transfer Date; provided that, if any assets held by such trust are not segregated with respect to individual participants in the Transferred NQDC Plan, then the amount of such assets transferred shall have a value equal to (A) the value of all such non-segregated assets held by such trust as of the NQDC Transfer Date multiplied by (B) a fraction with a denominator equal to the total value of the Liabilities and obligations for the benefits accrued under the Transferred NQDC Plans as of the NQDC Transfer Date and a numerator equal to the Retained NQDC Liabilities.

(m) Administration. Following the date hereof, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 8.05, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and obtaining any Governmental Approvals required hereunder.

(n) WARN Act and Other Notices. No later than the Closing, Parent shall provide Purchaser with a complete and accurate list of any “employment loss” (as defined in WARN) experienced by any Former NA Employee during the 90-day period prior to the Closing Date, providing the date of and reason for such employment loss and the affected employee’s employment site under the WARN Act. Purchaser shall not, and shall cause the Purchaser Subsidiaries not to, take any action after the Closing that would cause any termination of employment of any Former NA Employees by Parent or any Parent Subsidiary that occurs on or before the Closing to constitute a “plant closing” or a “mass layoff” or a “group termination” under WARN or create any Liability or penalty to Parent or any Parent Subsidiary for any employment terminations of Former NA Employees under applicable Law.

(o) Section 280G. Parent and Purchaser agree to reasonably cooperate following the date of this Agreement in an effort to minimize any potential Section 280G Liabilities, including by reasonably assisting the other party to determine if any contemplated compensation arrangements, including any Purchaser Plans, would result in any additional 280G Liabilities. Without limiting the generality of the foregoing, at least 30 days prior to the Closing Date, Parent shall deliver to Purchaser (i) a list, determined based on reasonable assumptions, of each disqualified individual who either (A) is an NA Employee or a Former NA Employee or (B) may receive amounts or benefits from a Transferred Group Member (collectively, the “Applicable DIs”) and (ii) reasonable and accurate calculations with respect to the potential excess parachute payments (within the meaning of Section 280G of the Code) that could be paid or payable to any Applicable DI who is reasonably expected to receive potential excess parachute payments in connection with the Transactions, either as a result of the Transactions or in conjunction with any other event, along with the assumptions used with respect to such calculations; provided that, such calculations shall not fail to be reasonable and accurate because they (x) rely on reasonable assumptions for information that cannot be known at the time (e.g., stock value at vesting), (y) make simplifying assumptions that increase the value of a disqualified individual’s potential parachute payments for purposes of demonstrating that such individual will not receive any excess parachute payments or (z) fail to account for any potential parachute payments pursuant to any Purchaser Plan, the relevant details of which have not been timely provided by Parent. The parties hereto further agree to take any reasonable steps to maintain the security and confidentiality of any information exchanged pursuant to this Section 8.05(o).

(p) The provisions contained in this Agreement with respect to any employee, consultant, director or other service providers, including any NA Employee, Former NA Employee or Transferred Group Member Employee, are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any such individual (or dependent or beneficiary of any such individual). Nothing herein shall be deemed an amendment of any plan providing benefits to any NA Employee, Former NA Employee or Transferred Group Member Employee. Nothing in this Section 8.05, express or implied, shall be (i) construed to interfere with the right of Purchaser or its Affiliates to terminate or modify the employment or other service relationship of any of the Transferred Group Member Employees at any time, with or without cause, or (ii) deemed to obligate Purchaser or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

SECTION 8.06. Director Resignations. On the Closing Date, Parent shall cause to be delivered to Purchaser duly signed resignations, effective as of the Closing, from each member of the Board of Directors or other governing body of any Transferred Group Member (a) who is not an NA Employee or (b) who is identified in writing by Purchaser to Parent at least five Business Days prior to the Closing.

SECTION 8.07. Directors’ and Officers’ Indemnification; Liability Insurance.  (a) Purchaser shall, for a period of at least six years after the Closing Date, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of the Transferred Group Members, and each individual who prior to the Closing becomes a director or officer of a Transferred Group Member (each, solely in his or her capacity as such, a “D&O Indemnitee”), in accordance with the Organizational Documents of the Transferred Group Members or pursuant to any written indemnity agreements set forth on Section 8.07(a) of the Disclosure Letter between any Transferred Group Member and such D&O Indemnitee, in each case, as in effect on the date of this Agreement.

(b) Prior to or concurrently with the Closing, Parent shall purchase on behalf of the Transferred Group Members a six-year prepaid “tail policy” (the “D&O Tail Policy”) providing directors’ and officers’ liability insurance coverage for the benefit of the D&O Indemnitees having at least the same coverage and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors’ and officers’ liability insurance maintained by Parent and the Parent Subsidiaries with respect to claims arising from acts or omissions that occurred at or prior to the Closing, including for acts or omissions occurring in connection with any of the Transaction Documents or the Transactions. Purchaser shall cause the Transferred Group Members to maintain the D&O Tail Policy for six years following the Closing. Purchaser and Parent shall each bear 50% of the cost of obtaining the D&O Tail Policy.

(c) In the event that, following the Closing, Purchaser or any Purchaser Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or such Purchaser Subsidiary shall assume all of the obligations thereof set forth in this Section 8.07.

SECTION 8.08. Fees and Expenses. Except as otherwise expressly provided in any Transaction Document, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses. This Section 8.08 does not relate to Transfer Taxes, which are the subject of Section 8.13(a).

SECTION 8.09. Public Announcements. Parent, Sellers and the Transferred Entities, on the one hand, and Purchaser, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions (a “Public Transaction Statement”), and shall not issue any such Public Transaction Statement prior to such consultation and agreement, other than any Public Transaction Statement that only contains information and statements regarding the Transactions that are consistent with those that have been previously approved for disclosure by the parties hereto pursuant to this Section 8.09; provided that any party hereto may issue a Public Transaction Statement without such prior agreement if and only to the extent required by (a) applicable Law (but excluding any fiduciary duty of any director of Parent, Purchaser or their respective Affiliates other than to the extent a Public Transaction Statement is issued on, or following the date of, and otherwise to the extent required by, a Change in Recommendation or proposal to withdraw or modify the Board Recommendation), (b) court process, (c) the Listing Rules, the Disclosure Guidance and Transparency Rules or the Market Abuse Regulation (Regulation (EU) No 596/2014), (d) any other applicable rule or regulation of the FCA or the U.S Securities and Exchange Commission or by obligations pursuant to any listing agreement with any national securities exchange or (e) in the case of Purchaser, in connection with the Debt Financing or any Alternative Debt Financing or alternative debt or equity financing, in which case the party hereto proposing to issue such Public Transaction Statement shall, except to the extent prohibited by applicable Law, consult in good faith with the other parties hereto before issuing any such Public Transaction Statement.

SECTION 8.10. Financing. (a) Purchaser shall use, and shall cause the Purchaser Subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Debt Financing and obtain the proceeds thereof in the amounts set forth in the Debt Commitment Letter from the Debt Financing Sources on or prior to the Closing Date on the terms and subject only to the conditions (as such terms may be modified or adjusted in accordance with the market flex provisions in any fee letters related to the Debt Financing) set forth in the Debt Commitment Letter, including using reasonable best efforts to (i) subject to Section 8.10(c), maintain in effect the Debt Commitment Letter until the earlier of the Closing Date, the valid termination of this Agreement and the consummation of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with other sources of funds available to Purchaser, to pay all amounts payable by Purchaser under this Agreement in connection with the Transactions, including under Article II, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Debt Financing Agreements”) on or prior to the Closing Date on the terms and subject only to the conditions (as such terms may be modified or adjusted in accordance with the market flex provisions in any fee letters related to the Debt Financing) set forth in the Debt Commitment Letter (or on terms not less favorable in any material respect to Purchaser than the terms and conditions (including market flex provisions) set forth in the Debt Commitment Letter), (iii) satisfy (or obtain a waiver of) on a timely basis all conditions applicable to it and the Purchaser Subsidiaries in the Debt Commitment Letter and the applicable Definitive Debt Financing Agreements, and (iv) if all conditions set forth in Sections 9.01 and 9.03 have been satisfied or waived, or upon funding shall be satisfied or waived, enforce its rights under the Debt Commitment Letter and the Definitive Debt Financing Agreements in the event of any breach by the Debt Financing Sources of their funding obligations thereunder. Purchaser shall not, without the prior written consent of Parent, (A) terminate the Debt Commitment Letter or any Definitive Debt Financing Agreement, unless such Debt Commitment Letter or Definitive Debt Financing Agreement is replaced in a manner consistent with Section 8.10(c) or such Debt Commitment Letter or Definitive Debt Financing Agreement terminates in accordance with its terms upon the consummation of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with other sources of funds available to Purchaser, to pay all amounts payable by Purchaser under this Agreement in connection with the Transactions, including under Article II, or (B) agree to or permit any amendment or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter or any Definitive Debt Financing Agreement if such amendment, modification or waiver would (1) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing, (2) impose new or additional conditions precedent to the availability of the Debt Financing or otherwise expand, amend or modify any of the conditions to the Debt Financing in a manner that could reasonably be expected to delay or prevent the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (3) otherwise adversely impact the ability of Purchaser to enforce its rights and remedies against any other party to the Debt Commitment Letter or the Definitive Debt Financing Agreements (provided that, for the avoidance of doubt, Purchaser may amend the Debt Commitment Letter, without the written consent of Parent, solely to add lenders, lead arrangers, investors, bookrunners, purchasers, placement agents, documentation agents, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement, in each case where such amendment would not reasonably be expected to adversely affect the conditionality, enforceability, availability or aggregate amount of the Debt Financing). Purchaser shall promptly deliver to Parent copies of any amendment, modification or waiver to or under the Debt Commitment Letter or the Definitive Debt Financing Agreements. Purchaser will fully pay, or cause to be paid, all commitment and other fees under or arising pursuant to the Debt Commitment Letter (or any related fee letters) as and when they become due.

(b) Purchaser shall keep Parent reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon Parent’s written request, provide to Parent copies (including drafts exchanged between the parties thereto) of the Definitive Debt Financing Agreements. Purchaser shall give Parent prompt notice (and in any event within two Business Days) of (i) any termination of the Debt Commitment Letter, any Definitive Debt Financing Agreement or any portion of the Debt Financing, (ii) any written notice or other written communication received or sent by Parent of any actual or potential breach, default, termination or repudiation of any provisions of the Debt Commitment Letter or the Definitive Debt Financing Agreements relating to the Debt Financing, in each case by any party thereto, of which Purchaser becomes aware and (iii) any material dispute or disagreement between or among any of the parties to the Debt Commitment Letter of which Purchaser becomes aware; provided that, with respect to clauses (ii) and (iii), in no event shall Purchaser be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege; provided, further, that if any information is withheld pursuant to the immediately preceding proviso, Purchaser shall inform Parent as to the general nature of what is being withheld and use commercially reasonable efforts to seek an alternative means to provide Parent (including through its Representatives) with access to the withheld information in a manner that does not waive any such privilege.

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions of the fee letters related to the Debt Financing) contemplated by the Debt Commitment Letter or Purchaser becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Debt Financing unavailable on the terms and conditions (including any applicable market flex provisions of the fee letters related to the Debt Financing) contemplated by the Debt Commitment Letter (except, in each case, as a result of a reduction in commitments under the Debt Commitment Letter as permitted under clause (a) above), Purchaser shall promptly notify Parent and use reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources of debt financing (an “Alternative Debt Financing”) in an amount sufficient, when added to the portion of the Debt Financing that remains available and other sources of funds available to Purchaser, to pay all amounts payable by Purchaser under this Agreement in connection with the Transactions, including under Article II, on terms and conditions (including market flex provisions) not less favorable in any material respect, in the aggregate and taken as a whole, to Purchaser than the terms and conditions set forth in the Debt Commitment Letter, as promptly as reasonably practicable following the occurrence of such event. In the event that an Alternative Debt Financing is obtained, Purchaser shall deliver to Parent true and complete copies of any and all Contracts pursuant to which any such alternative debt financing source shall have committed to provide the Alternative Debt Financing (except in the case of customary fee letters where fee amounts, pricing caps, market flex provisions and other economic terms set forth therein, none of which could reasonably be expected to adversely affect the conditionality, enforceability, availability or aggregate amount of any such Alternative Debt Financing, may be redacted). Notwithstanding anything to the contrary, the failure to obtain the Debt Financing or any such Alternative Debt Financing shall not relieve Purchaser of any of its obligations under this Agreement, and in no event shall the receipt or availability of any funds or financing be a condition to any of Purchaser’s obligations under this Agreement. For purposes of this Agreement, (i) references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced under this Section 8.10, including any commitment letter for an Alternative Debt Financing, (ii) references to the “Debt Financing” shall include any Alternative Debt Financing and (iii) references to the “Definitive Debt Financing Agreements” shall include the definitive documentation relating to any Alternative Debt Financing.

(d) As promptly as reasonably practicable and in any event prior to the Closing Date, Parent shall deliver to Purchaser all of the Required Information; provided, that Parent shall use reasonable best efforts to deliver the Required Information in accordance with the target dates set forth in Section 8.10(d) of the Disclosure Letter. Prior to the Closing Date, Parent shall use reasonable best efforts to provide, shall cause the Parent Subsidiaries and its and their respective officers, directors and employees to use reasonable best efforts to provide, and shall use reasonable best efforts to direct its and the Parent Subsidiaries’ respective accountants, legal counsel and other Representatives to use their reasonable best efforts to provide, in each case at Purchaser’s sole expense, all cooperation reasonably requested by Purchaser that is necessary or customary in connection with the arrangement of the Debt Financing (which, solely for purposes of this Section 8.10(d), shall include any alternative debt or equity financing, all or a portion of which will be used by Purchaser to pay amounts payable by Purchaser under this Agreement in connection with the Transactions), including by (i) causing management of the North American Business to participate in a reasonable number of requested meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, in each case with reasonably appropriate seniority and expertise and upon reasonable advance notice and at mutually agreeable dates, times and locations (including direct contact between members of senior management of the North American Business, on the one hand, and of the Debt Financing Sources and prospective lenders, investors and purchasers, on the other hand), (ii) providing reasonable and customary assistance with the preparation of (A) bank information memoranda, investor presentations, offering memoranda or other similar documents (including versions of such memoranda or presentations that do not contain material non-public information) for any portion of the Debt Financing, (B) materials for rating agency presentations and (C) the Definitive Debt Financing Agreements, including preparation of schedules thereto, in each case by providing such pertinent information as may be reasonably requested by Purchaser and to the extent reasonably available to Parent, (iii) requesting that the present and former independent accountants for Parent provide reasonable assistance to Purchaser in connection with the Debt Financing consistent with their customary practice (including providing accountants’ comfort letters and consents from such independent accountants to the extent required by the Definitive Debt Financing Agreements), (iv) cooperating reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable, including by providing Purchaser, at least three Business Days prior to the Closing Date, with any documentation and other information with respect to the North American Business (including all Transferred Entities) that is reasonably requested at least 10 Business Days prior to the Closing Date to the extent required in connection with the Debt Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and to the extent any Transferred Entities qualify as “legal entity customers” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate (each as defined in the Debt Commitment Letter), (v) using reasonable best efforts to provide such other customary documents and financial and pertinent information regarding the North American Business and the Transferred Entities as may be reasonably requested by Purchaser, including customary authorization and representation letters and information and data reasonably required by Purchaser to prepare all pro forma financial statements required in connection with the Debt Financing and (vi) executing and delivering (and taking corporate and other organizational actions to approve or facilitate the perfection of) any pledge and security documents, other definitive financing documents and other agreements, instruments, certificates, consents, resolutions and other documents as may be reasonably requested by Purchaser, including those relating to the pledging of collateral and perfection of security interests (including the delivery of stock powers and stock certificates with respect to outstanding equity interests of the Transferred Group Members prior to the Closing to be held in escrow pending the Closing); provided that Parent shall have no obligation to execute or deliver any document or agreement referred to in this clause (vi) if the effectiveness of, or requirement to deliver (if applicable), such document or agreement is not expressly conditioned on the consummation of the Closing.

(e) Notwithstanding anything to the contrary in Section 8.10(d), in no event shall Parent or any Parent Subsidiary or any of their respective Representatives be required to (i) bear any cost or expense, pay any fee or incur any other Liability in connection with the Debt Financing (other than, in the case of any Transferred Group Member, after the Closing), (ii) cause any Transferred Group Member to enter into any Contract (other than customary authorization and representation letters) or make any binding commitment that is not expressly conditioned on the consummation of the Closing (or that would be effective prior to the Closing) and that does not terminate without Liability to Parent and the Parent Subsidiaries upon termination of this Agreement (other than reasonable out-of-pocket costs and expenses for which Parent is reimbursed or indemnified as provided in this clause (e)), (iii) take any actions to the extent such actions would, in Parent’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of Parent or any Parent Subsidiary, (B) subject any director, manager, officer or employee of Parent or a Parent Subsidiary to any actual or potential personal liability, (C) result in a failure of any condition to the obligations of the parties hereto to consummate the Acquisition or (D) conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, the Organizational Documents of Parent or any Parent Subsidiary or this Agreement, (iv) waive or amend any terms of this Agreement, (v) commit to take any action under any certificate, document or instrument that is not contingent upon, or becomes effective prior to, the Closing, (vi) provide access to or disclose information that Parent reasonably determines would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Parent or any Parent Subsidiary or (vii) create, provide, update or audit any financial statements except for the Required Information. Purchaser shall be responsible for all fees and expenses related to the Debt Financing, except that the fees and expenses for preparing the Historical NA Audited Financial Statements in accordance with IFRS shall be borne by Parent, and the out-of-pocket fees and expenses of converting the Historical NA Audited Financial Statements to GAAP shall be borne by Purchaser. Accordingly, notwithstanding anything to the contrary herein but subject to the exception in the immediately preceding sentence, Purchaser shall promptly, upon written request by Parent, reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Parent and the Parent Subsidiaries and their respective Representatives in connection with the Debt Financing, including the cooperation of Parent and the Parent Subsidiaries contemplated by this Section 8.10, and shall indemnify and hold harmless Parent and the Parent Subsidiaries and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with this Section 8.10, the arrangement of the Debt Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the bad faith or willful misconduct by Parent or any of the Parent Subsidiaries or, in each case, their respective representatives. Parent hereby consents to the use of any Parent logos related to the North American Business or the Transferred Entities in connection with the Debt Financing (or any other debt or equity financing consummated by Purchaser in lieu thereof); provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage Parent or any of the Parent Subsidiaries.

SECTION 8.11. Non-Solicitation of Alternative Proposals; Exclusivity. (a) Parent agrees that, from the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with Article X, except as expressly permitted by this Section 8.11, Parent shall not, and shall not authorize or permit any of the Parent Subsidiaries or any of its or their respective Representatives to, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any inquiry, offer or proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal, (ii) initiate, enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal (except, if applicable, to provide notice of the limitations imposed by this Section 8.11), (iii) furnish to any Person any information (confidential or otherwise) relating to the North American Business or this Agreement, as the case may be, in connection with any Acquisition Proposal or (iv) enter into any confidentiality agreement, letter of intent, term sheet, agreement in principle, acquisition agreement, share purchase agreement or other similar agreement contemplating or constituting, or that is reasonably likely to lead to, an Acquisition Proposal.

(b) Notwithstanding anything to the contrary herein, if at any time prior to the passing of the Parent Shareholder Resolution at the Parent Shareholder Meeting, Parent, the Parent Subsidiaries or any of its or their respective Representatives receives an Acquisition Proposal, which Acquisition Proposal did not result from any breach of this Section 8.11 or the Exclusivity Agreement, and the Board of Directors of Parent determines in good faith, after consultation with its financial advisors and legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then Parent and its Representatives may (i) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Acquisition Proposal and furnish to such Person or group of Persons, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent, the Parent Subsidiaries and the North American Business and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(c) Parent shall (i) promptly (and in any event within 24 hours) notify Purchaser in the event that Parent, any of the Parent Subsidiaries or any of its or their respective Representatives receives any Acquisition Proposal and the identity of the Person or group of Persons making such Acquisition Proposal, (ii) disclose to Purchaser the material terms and conditions of any such Acquisition Proposal and (iii) upon the request of Purchaser, keep Purchaser reasonably informed of any material developments with respect to any such Acquisition Proposal; provided that Parent shall not be obligated to take any action set forth in clauses (i), (ii) or (iii) above to the extent such action (x) is prohibited by applicable Law (including pursuant to the City Code on Takeovers and Mergers (the “Takeover Code”)) or (y) would require Parent or any other Person to publicly announce any matter referred to in this Section 8.11, it being acknowledged and agreed that if any such disclosure would reasonably be expected to be required, whether by Parent or Purchaser, the parties hereto will cooperate in good faith to permit Parent to comply with clauses (i), (ii) and (iii) above without requiring such a disclosure, including by Parent seeking confirmation from the UK Panel on Takeovers and Mergers (the “Panel”) that Parent may provide such notice(s) or such written materials, or keep Purchaser so informed (as applicable), without any person being required to make a public announcement under the Takeover Code as a result of any such disclosure to Purchaser.

(d) Notwithstanding anything to the contrary contained herein, prior to the passing of the Parent Shareholder Resolution at the Parent Shareholder Meeting, Parent shall be permitted to terminate this Agreement in accordance with Section 10.01(f) in order to enter into a definitive agreement providing for an Acquisition Proposal (a “Superior Proposal Termination”), which Acquisition Proposal did not result from any breach of this Section 8.11 or the Exclusivity Agreement, if the Board of Directors of Parent has determined in good faith, after consultation with its financial advisors and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that Parent shall not effect a Superior Proposal Termination unless (i) Parent has given Purchaser at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal and the material terms thereof and attach the agreement and all material related documentation providing for such Superior Proposal), (ii) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (iii) following the end of such notice period, the Board of Directors of Parent shall have considered in good faith any such binding offer from Purchaser, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect and (iv) in the event of any material change to the material terms of such Superior Proposal, Parent shall have delivered to Purchaser an additional notice consistent with that described in clause (i) above and the notice period shall have recommenced, except that the notice period shall be at least three Business Days (rather than the five Business Days otherwise contemplated by clause (i) above).

SECTION 8.12. Replacement of Credit Support Obligations. (a) Each of Parent and Purchaser shall use its reasonable best efforts to obtain, prior to the Closing and to be effective upon the Closing, a full and unconditional release of all of the obligations of Parent and the Parent Subsidiaries (other than the Transferred Group Members) under (i) each Credit Support Obligation existing on the date hereof, including each Credit Support Obligation set forth in Section 8.12 of the Disclosure Letter and (ii) without limiting anything set forth Section 7.01, each Credit Support Obligation issued after the date hereof in the ordinary course of business (and for which documentation is made available to Purchaser prior to the Closing Date) by or on behalf of Parent or any Parent Subsidiary (other than the Transferred Group Members) (including any letter of credit, surety bond or similar instrument issued by a financial institution) for the benefit of any Transferred Group Member or with respect to any NA Liability or the North American Business (each of clauses (i) and (ii) above, an “NA Credit Support Obligation”). Parent shall have the option to exclude any Credit Support Obligation from the NA Credit Support Obligations for purposes of this Section 8.12 by delivering an express written notice to such effect to Purchaser prior to the Closing; provided that Parent shall be obligated to maintain any such excluded Credit Support Obligation in place and in effect in accordance with its terms until the expiration thereof.

(b) For purposes of this Section 8.12, the “reasonable best efforts” of Purchaser shall include (and, with respect to Parent, shall include cooperating with Purchaser in respect of the following):

(i) with respect to any NA Credit Support Obligation that is a letter of credit or similar instrument issued by a financial institution (an “NA Letter of Credit”), using its reasonable best efforts to replace such NA Letter of Credit with a replacement letter of credit on terms that are no less favorable to the applicable counterparty (including with respect to the creditworthiness of the issuing financial institution) than the terms of such NA Letter of Credit;

(ii) with respect to any NA Credit Support Obligation that is a surety bond or similar instrument provided by an insurance or surety company (an “NA Surety Bond”), (x) using its reasonable best efforts to replace such NA Surety Bond with a replacement surety bond on terms that are no less favorable to the applicable counterparty (including with respect to the A.M. Best rating of the providing insurance or surety company) than the terms of such NA Surety Bond or (y) using its reasonable best efforts to enter into a new indemnification or similar agreement with the insurance provider or surety company with respect to such NA Surety Bond;

(iii) with respect to any NA Credit Support Obligation that is a guarantee, assurance of payment or other direct form of credit support of Parent or a Parent Subsidiary (an “NA Parent Guarantee”), using its reasonable best efforts to replace such NA Parent Guarantee with a replacement letter of credit (or a Purchaser guarantee, assurance of payment or other form of credit support, in each case to the extent acceptable to the applicable counterparty) on terms that are no less favorable to such counterparty than the terms of such NA Parent Guarantee; provided that Purchaser shall not be obligated to replace any NA Parent Guarantee that guarantees obligations under a trading, hedging or similar Contract (any such Contract, a “Master Agreement”) if, as of the Closing, there are no active transactions under such Master Agreement, so long as Purchaser complies with the obligations set forth in the penultimate sentence of Section 8.12(c); and

(iv) using its reasonable best efforts to otherwise obtain the full and unconditional release of all of the obligations of Parent and the Parent Subsidiaries (other than the Transferred Group Members) under the NA Credit Support Obligations as promptly as is reasonably practicable following the date hereof.

(c) Upon the reasonable request of Parent or Purchaser with respect to any NA Parent Guarantee that guarantees obligations under a Master Agreement, Parent and Purchaser shall reasonably cooperate to eliminate any requirement to maintain such NA Parent Guarantee following the Closing in a manner that (i) does not require Purchaser to replace such NA Parent Guarantee and (ii) does not result in any additional liability to Parent or the Parent Subsidiaries, including by novating, effective as of the Closing, any active transactions under such Master Agreement to a master agreement supported by a Credit Support Obligation of Purchaser or a Purchaser Subsidiary. If any Master Agreement of the North American Business remains in effect after the Closing that requires any NA Parent Guarantee to be maintained and, at such time, there are no active transactions under such Master Agreement, then (A) Purchaser shall use reasonable best efforts to terminate such Master Agreement as promptly as reasonably practicable following the Closing and (B) Purchaser shall not execute any new transactions under such Master Agreement. Nothing in this clause (c) shall limit any of Purchaser’s other obligations under this Section 8.12.

(d) If, following the Closing, notwithstanding Purchaser’s and Parent’s reasonable best efforts pursuant to this Section 8.12, Parent or the Parent Subsidiaries remain obligated under any NA Credit Support Obligations (each, a “Continuing NA Credit Support Obligation”), (i) Purchaser and Parent shall continue to use reasonable best efforts to obtain as promptly as practicable after the Closing a full and unconditional release of all of the obligations of Parent and the Parent Subsidiaries under such Continuing NA Credit Support Obligations and (ii) Parent shall maintain any Continuing NA Credit Support Obligations in place and in effect in accordance with its terms, notwithstanding the occurrence of the Closing, for not less than 18 months after the Closing Date. Purchaser agrees that it shall not, and shall ensure that the Purchaser Subsidiaries do not, intentionally take any actions after the Closing that would reasonably be expected to increase the exposure of Parent or any Parent Subsidiary under any Continuing NA Credit Support Obligations (including, for the avoidance of doubt, entering into any new transactions under Master Agreements supported by a Continuing NA Credit Support Obligation).

(e) If any Continuing NA Credit Support Obligations remain outstanding on or after the 180th day following the Closing, Purchaser and Parent shall discuss in good faith the actions to be taken by Purchaser and Parent in order to reduce the Continuing NA Credit Support Obligations as soon as reasonably practicable.

(f) Any costs, fees or expenses required to be paid to third parties in connection with the use by Parent and Purchaser of reasonable best efforts pursuant to this Section 8.12 shall be borne by Purchaser. Purchaser shall reimburse Parent for any reasonable out-of-pocket costs and expenses incurred by Parent in connection therewith. Purchaser shall promptly reimburse Parent, upon request, for any out-of-pocket costs and expenses payable to third parties by Parent and the Parent Subsidiaries in connection with maintaining any Continuing NA Credit Support Obligations, including NA Letters of Credit.

SECTION 8.13. Tax Matters. (a) Transfer Taxes. All Transfer Taxes imposed arising from the Acquisition, any other transactions contemplated by this Agreement or the execution of this Agreement shall be borne by Purchaser; provided, however, that Parent shall be liable for (i) all Transfer Taxes arising from the Pre-Closing Transfers, except to the extent such Transfer Taxes were specifically included in Transaction Expenses (as finally determined pursuant to Article III) and (ii) for the avoidance of doubt, any direct or indirect capital gains Taxes imposed in connection with the transfer of the Transferred Entities (including any Taxes imposed on Purchaser as a method of collecting such Taxes). The parties hereto will cooperate in good faith to minimize the amount of any such Transfer Taxes and obtain any refunds thereof. The party required to do so by applicable Law shall prepare and timely file (or cause to be prepared and timely filed) any Tax Return required to be filed in respect of any Transfer Tax addressed in the preceding sentence, and shall timely pay (or cause to be timely paid) to the applicable Taxing Authorities such Transfer Taxes (subject to prompt reimbursement from Purchaser or Parent, as appropriate).

(b) Cooperation. Parent and Purchaser will, and will cause their respective employees to, cooperate with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns or the resolution of Tax audits, contests or proceedings, in each case of any Transferred Group Member, and any other matters covered in this Section 8.13. The party requesting cooperation pursuant to this Section 8.13(b) will reimburse the other party for any reasonable out-of-pocket costs and expenses incurred by the other party in connection therewith.

(c) Allocation. (i) Parent, Purchaser and their respective Subsidiaries will (A) allocate the Purchase Price (as adjusted pursuant to Article III) in accordance with Section 8.13(c)(i)(A) of the Disclosure Letter and (B) report the transactions contemplated by this Agreement in accordance with Section 8.13(c)(i)(B) of the Disclosure Letter, and (ii) prior to the Closing, Parent and Purchaser will use commercially reasonable efforts to agree to (A) the value of each Transferred Excluded Asset and (B) the Tax consequences of the Pre-Closing Transfers, in the case of each of clauses (i) and (ii), for all applicable Tax purposes (including the filing of Tax Returns), except as otherwise required pursuant to a final determination (within the meaning of Section 1313(a) of the Code) or similar determination under applicable state, local or non-U.S. Tax Law.

(d) Tax Election. Notwithstanding anything in this Agreement to the contrary, Purchaser may, in its sole discretion, but is under no obligation to, make an election under Section 338(g) of the Code (or any analogous provision of state, local or non-U.S. Law) with respect to the Transferred Canadian Entity and any of its Subsidiaries organized under the laws of a country other than the United States. Parent shall reasonably cooperate with Purchaser to provide Purchaser with all information reasonably requested by Purchaser in connection with making such election.

(e) ITA Election. Upon request of the Parent, the Purchaser will cause the Transferred Group Members that are resident of Canada for purposes of the ITA to timely make the election described in subsection 256(9) of the ITA.

SECTION 8.14. Settlement of Intercompany Indebtedness. At or prior to the Calculation Time, Parent shall cause all intercompany Indebtedness, accounts and balances between and among Parent and any Parent Subsidiary (other than any Transferred Group Member), on the one hand, and any Transferred Group Member, on the other hand, to be eliminated in a manner to be reasonably determined by Parent (which may include, among other things, the netting of receivables and payables, contributions to equity and dividends) without any liability (other than Taxes that are or will be accrued as current liabilities in Net Working Capital) to Purchaser, or after the Closing, the Transferred Group Members.

SECTION 8.15. Employee Non-Solicitation and No-Hire; Non-Compete. (a) For a period of three years following the Closing Date, each of Parent and Purchaser agrees that, without the prior written consent of the other party hereto, it will not, and it will cause its Subsidiaries not to, directly or indirectly, solicit for employment or engagement, engage or hire (whether as an employee, consultant, agent, contractor or otherwise) (i) in the case of Parent, any Transferred Group Member Employee or (ii) in the case of Purchaser, any individual who, as of the Closing and after giving effect to the transfers of employment contemplated by Section 1.08, is employed by an Excluded Entity; provided that the foregoing shall not preclude (A) general solicitations by any party hereto or its Subsidiaries or by a bona fide search firm that are not targeted specifically at any such employees or entities or (B) soliciting for employment or hiring any such employee who (1) has had his or her employment terminated by his or her employer or (2) has resigned his or her employment at least six months prior to the commencement of employment discussions between such employee and the soliciting or hiring party.

(b) For a period of three years from and after the Closing Date, Parent shall not, and shall cause each of the Parent Subsidiaries (together with Parent, the “Non-Competition Parties”) not to, engage in (including by holding any Equity Securities in or any indebtedness for borrowed money of any other Persons engaging in) any Competitive Activities in the United States or Canada; provided, however, that the foregoing shall not restrict any Non-Competition Party from:

(i) acquiring or owning as a passive investment, directly or indirectly, securities or any indebtedness of any Person engaged in Competitive Activities (A) if such Non-Competition Party does not, directly or indirectly, beneficially own in the aggregate more than 10% of the outstanding securities or indebtedness of such Person or (B) if such securities or indebtedness are held by any retirement, pension, medical or other employee benefit plan, where a fiduciary of the beneficiaries of such plan exercises independent investment oversight of the assets of such plan;

(ii) acquiring or owning any business or Person so long as any Competitive Activities of such acquired business or Person do not account for more than 15% of such acquired business’s or Person’s total revenue in the 12-month period prior to such acquisition (such acquired business’s or Person’s Competitive Activities, the “Competing Business”); provided, that, if the Competing Business produced more than $5 million in net income during the 12-month period prior to such acquisition, Parent shall, and shall cause the Parent Subsidiaries to, sell the Competing Business as promptly as is reasonably practicable (but in no event shall Parent or any of the Parent Subsidiaries be required to sell such Competing Business at a loss or be required to discontinue operation of such Competing Business in order to comply with this Section 8.15(b));

(iii) continuing to engage in the type of activities or businesses as conducted as of the date hereof by Centrica Business Solutions;

(iv) offering any bundled product, service or solution, so long as a material portion thereof does not involve Competitive Activities; and

(v) engaging in any Competitive Activity, or providing any services, for the benefit of Purchaser or the Purchaser Subsidiaries (including the Transferred Group Members), including in accordance with or as authorized by any of the Transaction Documents.

(c) For the purposes of this Section 8.15, “Competitive Activities” means (i) the supply, pursuant to a wholesale or competitive retail supplier license, of natural gas or electricity to residential or business customers, (ii) the installation and maintenance of residential heating, ventilation and air conditioning equipment, (iii) the rental of residential water heaters and appliances and (iv) the provision of protection, maintenance, repair and breakdown services and home warranty and insurance contracts to residential customers.

SECTION 8.16. Transition Services Agreement. Purchaser and Parent shall cooperate to finalize the form of Transition Services Agreement as promptly as reasonably practicable following the date of this Agreement, but in no event later than the Closing Date, including by negotiating in good faith to (a) finalize any exhibits thereto designated as “open” and (b) include such additional services as any party hereto may reasonably request as are necessary (i) to allow Purchaser to operate the North American Business in substantially the same manner in which the North American Business operated immediately prior to the Closing Date and (ii) to allow Parent to operate the Retained Businesses in substantially the same manner in which the Retained Businesses operated immediately prior to the Closing Date.

SECTION 8.17. Insurance. From and after the Closing, the Transferred Group Members shall cease to be insured by any insurance policy held by, or any self-insurance program of, Parent or any of its Subsidiaries (excluding the Transferred Group Members), and neither Purchaser nor its Subsidiaries (including, after the Closing, the Transferred Group Members) shall have any access, right, title or interest in, to or under any such insurance policy or program (including any right of coverage or to any claim or proceeds thereof) to cover any assets of the Transferred Group Members or any liability arising from the operation of the Transferred Group Members; provided that, with respect to events or circumstances relating to the Transferred Group Members that occurred or existed prior to the Closing Date that are covered by Parent’s or any Parent Subsidiary’s (excluding the Transferred Group Members) occurrence-based insurance policies (the “Parent Insurance”), Purchaser or the Transferred Group Members may, after the Closing Date and subject to prior consultation with Parent, make claims under the Parent Insurance to the extent such coverage and limits are available to the Transferred Group Members under the Parent Insurance. Parent shall have the right (but not the obligation) to monitor or associate with such claims. By making any claims under the Parent Insurance, Purchaser agrees to promptly (and in any event within ten Business Days) reimburse, or cause a Transferred Group Member to so reimburse, Parent and its Subsidiaries (excluding claim amounts paid by Parent’s Affiliated captive insurance company) for all documented costs and expenses (including any increased premiums, claim handling fees, allocated claims expenses, losses, liabilities or fees) incurred by Parent or its Subsidiaries as a result of such claims, and Purchaser or the Transferred Group Members shall exclusively bear (and Parent and its Subsidiaries shall have no obligation to repay or reimburse Purchaser or the Transferred Group Members for) the amount of any “deductible” or net retention associated with any claims under the Parent Insurance and Purchaser and the Transferred Group Members shall be fully liable for all uninsured or uncovered amounts of such claims. Parent or its applicable Subsidiary (other than the Transferred Group Members) shall retain all rights to control their insurance policies or programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs notwithstanding whether any such insurance policies or programs apply to any Liabilities of Purchaser or any of its Subsidiaries (including the Transferred Group Members). Parent or its applicable Subsidiary (other than the Transferred Group Members) may amend or modify any insurance policy or program in the manner it deems appropriate to give effect, from and after the Closing, to this Section 8.17; provided that no such amendment or modification shall materially impair Purchaser’s or the Transferred Group Members’ rights under this Section 8.17 with respect to the Parent Insurance. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Group Members.

ARTICLE IX

Conditions Precedent

SECTION 9.01. Conditions to Each Party’s Obligation to Effect the Acquisition. The obligations of each of Parent and Purchaser to effect the Acquisition are subject to the satisfaction (or, to the extent permitted by Law, waiver) as of the Closing of the following conditions:

(a) each Governmental Approval set forth in Section 9.01(a) of the Disclosure Letter (the “Required Governmental Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have terminated or expired or been waived by the applicable Governmental Entity;

(b) no court of competent jurisdiction or other Governmental Entity shall have issued any Judgment or enacted a Law, and there shall be no agreement with a Governmental Entity (including a timing agreement), that is still in effect and prohibits, delays, enjoins or makes illegal the consummation of the Acquisition or any of the Transactions; and

(c) an ordinary resolution validly approving the Transactions as a class one transaction for the purposes of the Listing Rules and otherwise in accordance with the laws of England and Wales (the “Parent Shareholder Resolution”) shall have been passed at a duly convened and held general meeting of the Parent Shareholders (such meeting and any adjournment or postponement thereof, the “Parent Shareholder Meeting”).

SECTION 9.02. Conditions to Obligations of Parent. The obligation of Parent to effect the Acquisition is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver) as of the Closing of the following conditions:

(a) (i) the representations and warranties of Purchaser set forth in Sections 4.01(a) (Organization), 4.02 (Authority; Execution and Delivery; Enforceability) and 4.06 (Brokers) shall be true and correct in all material respects, as of the Closing as though made as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) all other representations and warranties of Purchaser set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Purchaser Material Adverse Effect” and words of similar import set forth therein, as of the Closing as though made as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in the case of this clause (ii), for any failure to be true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, Purchaser Material Adverse Effect;

(b) Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying the satisfaction by Purchaser of the conditions set forth in Sections 9.02(a) and 9.02(b); and

(d) Purchaser shall have executed and delivered to Parent each of the other Transaction Documents to which Purchaser is a party.

SECTION 9.03. Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Acquisition is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver) as of the Closing of the following conditions:

(a) (i) the representations and warranties of Parent and Sellers set forth in Sections 5.01(a) (Organization), 5.03 (Authority; Execution and Delivery; Enforceability), 5.06 (Brokers), 6.01(a) (Organization of Transferred Entities), 6.01(b) (Organization of Transferred Group Subsidiaries), Section 6.02 (Transferred Group Subsidiaries; Equity Interests) (other than (x) the last two sentences of Section 6.02(a) and (y) Section 6.02(e)) and 6.04 (Authority; Execution and Delivery; Enforceability) shall be true and correct in all material respects, as of the Closing as though made as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), (ii) the representations and warranties of Parent and Sellers set forth in Section 5.02 (Ownership of Transferred Shares), the last two sentences of Section 6.02(a) (Transferred Group Subsidiaries; Equity Interests), Section 6.02(e) (Transferred Group Subsidiaries; Equity Interests) and Section 6.03 (Capital Structure of the Transferred Entities) shall be true and correct other than de minimis inaccuracies, as of the Closing as though made as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), (iii) the representations and warranties of Parent and Sellers set forth in Section 6.07(b) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing as though made as of the Closing (and shall not be qualified by any matter or fact disclosed in the Disclosure Letter, except to the extent the Effect of such matter or fact was reasonably foreseeable as of the date of this Agreement), and (iv) all other representations and warranties of Parent and the Sellers set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect”, “Material Adverse Effect” and words of similar import set forth therein, as of the Closing as though made as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in the case of this clause (iii), for any failure to be true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) each of Parent, Sellers and each Transferred Entity shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Purchaser shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent, each Seller and the Transferred Entities of the conditions set forth in Sections 9.03(a) and 9.03(b);

(d) each of Parent, Sellers, the other Parent Subsidiaries and each Transferred Entity shall have executed and delivered to Purchaser each of the other Transaction Documents to which it is a party; and

(e) (i) none of the Required Governmental Approvals that have been obtained and remain in full force and effect impose or would impose and (ii) no court of competent jurisdiction or other Governmental Entity shall have issued any Judgment or enacted any Law, that is still in effect that imposes or would impose, in each case of clauses (i) and (ii), a Burdensome Condition.

SECTION 9.04. Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its efforts, as required by Section 8.03, to consummate and make effective, in the most expeditious manner practicable, the Transactions.

ARTICLE X

Termination, Amendment and Waiver

SECTION 10.01. Termination. This Agreement may be terminated at any time (or, with respect to Section 10.01(g), shall terminate) prior to the Closing:

(a) by mutual written consent of each party hereto;

(b) by either Parent or Purchaser:

(i) if the Closing has not occurred on or before July 24, 2021 (the “Outside Date”), unless the failure to consummate the Acquisition is the result of a breach of any Transaction Document by the party seeking to terminate this Agreement; provided, that if all of the conditions to Closing set forth in Article IX have been satisfied or waived as of such Outside Date (other than those conditions that by their nature are to be satisfied at the Closing) except for any condition set forth in Section 9.01(a), Section 9.01(b) and Section 9.03(e) (but in each case, solely with respect to the Review Laws), the Outside Date shall automatically be extended to October 24, 2021; provided further that if, as of October 24, 2021, all of the conditions to Closing set forth in Article IX have been satisfied or waived as of October 24, 2021 (other than those conditions that by their nature are to be satisfied at the Closing) except for any condition set forth in Section 9.01(a), Section 9.01(b) and Section 9.03(e) (but in each case, solely with respect to the Review Laws), the Outside Date shall automatically be extended to January 24, 2022 (in the event of either one or both such extensions, the “Outside Date” shall be deemed for all purposes to be such later date as so extended);

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a Judgment that permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions, and such Judgment shall have become final and non-appealable;

(iii) if any Governmental Entity shall have enacted a Law that prohibits or makes illegal the consummation of the Transactions; or

(iv) if the Parent Shareholder Resolution fails to be approved at the Parent Shareholder Meeting;

(c) by Purchaser, if any Governmental Entity requires or imposes, or shall have issued a Judgment that has become final and non-appealable or enacted a Law that requires or imposes, any action, restriction, condition or commitment that, individually or in the aggregate, constitutes or is reasonably likely to constitute a Burdensome Condition;

(d) by Parent, if Purchaser breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in any Transaction Document, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b) and (ii) cannot be cured or has not been cured within 30 days after the delivery of written notice to Purchaser of such breach and Parent’s intention to terminate this Agreement pursuant to this Section 10.01(d), unless Parent, a Seller or a Transferred Entity is then in material breach of any representation, warranty, covenant or agreement contained in any Transaction Document;

(e) by Purchaser, if Parent, a Seller or a Transferred Entity breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in any Transaction Document, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.03(a) or 9.03(b) and (ii) cannot be cured or has not been cured within 30 days after the delivery of written notice to Parent of such breach and Purchaser’s intention to terminate this Agreement pursuant to this Section 10.01(e), unless Purchaser is then in material breach of any representation, warranty, covenant or agreement contained in any Transaction Document;

(f) by Parent, prior to the passing of the Parent Shareholder Resolution at the Parent Shareholder Meeting, if concurrently with the termination of this Agreement, Parent, subject to complying with the terms of Section 8.11(d), enters into a definitive agreement providing for a Superior Proposal; or

(g) automatically on the expiry of any applicable notice period provided for in Section 8.01(b) or (if applicable) 8.11(d) and without any action on the part of Parent, Purchaser or any other party hereto, if Parent’s Board of Directors shall have made (and not withdrawn at the end of such applicable notice period) a Change in Recommendation.

SECTION 10.02. Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sellers, the Transferred Entities or Purchaser, other than Sections 4.06 (Brokers), 5.06 (Brokers), 8.02(d) (Access to Information; NA Records; Confidentiality), 8.08 (Fees and Expenses), 8.09 (Public Announcements), the expense reimbursement and indemnification provisions of Section 8.10(e) (Financing), this Section 10.02 (Effect of Termination) and Article XII (General Provisions), which provisions shall survive such termination. Notwithstanding the foregoing, a termination of this Agreement shall not relieve any party hereto from any liability or damages resulting from Fraud or the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) If this Agreement is validly terminated (i) by Parent or Purchaser pursuant to Section 10.01(b)(iv), (ii) by Parent pursuant to Section 10.01(f) or (iii) pursuant to Section 10.01(g), then Parent shall pay or cause to be paid to Purchaser (or the Purchaser Designated Subsidiaries), by wire transfer in immediately available funds to one or more accounts designated in writing by Purchaser, cash in an amount equal to $30,027,250 (or such lower amount being the maximum amount payable, taking into account irrecoverable VAT (if any), without resulting in the classification of the Transactions as a “class 1 transaction” by virtue of Listing Rule 10.2.7R).

(c) If this Agreement is validly terminated (i) by Parent or Purchaser pursuant to Section 10.01(b)(i) or by Purchaser pursuant to 10.01(c) and, at the time of such termination, (A) all of the conditions set forth in Section 9.01(c) and Section 9.03 (other than 9.03(e)) have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, were capable of being satisfied if the Closing had occurred on the date of such termination) or waived, and (B) one or more of the conditions set forth in Sections 9.01(a), 9.01(b) or 9.03(e) has not been satisfied, in each case, solely as a result of (x) a Judgment of a Governmental Entity issued with respect to any Specified Review Law, (y) a failure to obtain the Specified Governmental Approvals of the applicable Governmental Entity (without the imposition of a Burdensome Condition) or (z) a failure of any applicable waiting period to have expired or terminated as required under the HSR Act or the Competition Act by the Outside Date, (ii) by Parent or Purchaser pursuant to Section 10.01(b)(ii) as a result of a Judgment of a Governmental Entity issued with respect to any Specified Review Law or (iii) by Parent pursuant to Section 10.01(d) if and only if (A) such termination is a result of Purchaser’s breach of any of its obligations in Section 8.03 with respect to the Specified Review Laws, (B) at the time of such termination, each of the conditions set forth in Sections 9.01 and 9.03 (other than the conditions set forth in Sections 9.01(a), 9.01(b) and 9.03(e)) have been satisfied and continue to be satisfied (other than those conditions that by their nature are to be satisfied at Closing, each of which are capable of being satisfied if the Closing were then to occur) and (C) at the time of such termination, one or more of the conditions set forth in Sections 9.01(a), 9.01(b) or 9.03(e) has not been satisfied, in each case, solely with respect to a Specified Review Law, and such conditions would have been satisfied but for Purchaser’s breach of its obligations in Section 8.03, then, in the case of each of clauses (i), (ii) and (iii), Purchaser shall pay or cause to be paid to Parent (or to its designated Subsidiaries), by wire transfer in immediately available funds to one or more accounts designated in writing by Parent, cash in an amount equal to $180,000,000.

(d) Any payment required to be made by a party hereto pursuant to Section 10.02(b) or Section 10.02(c) shall be made by such party (i) if such party is the party terminating this Agreement, prior to or concurrently with such termination as a condition precedent to such termination or (ii) if such party is not the party terminating this Agreement, within two Business Days of the date of such termination. Each party hereto acknowledges and agrees that each of the agreements contained in Section 10.02(b) and Section 10.02(c) is an integral part of the Transactions and that, without these agreements, Purchaser, Parent and the Transferred Entities would not enter into this Agreement . Accordingly, if any party fails to promptly pay when due any amounts due pursuant to Section 10.02(b) or Section 10.02(c), such party shall also pay any costs, fees and expenses incurred by the other party and its Affiliates in connection with enforcing such provisions (including reasonable legal fees and expenses). Any amounts due pursuant to Section 10.02(b) or Section 10.02(c) and not paid when due shall also bear interest at a rate of interest per annum equal to the Prime Rate, calculated on the basis of the actual number of days elapsed divided by 365, from the date such amounts are due to the date of actual payment. Notwithstanding anything herein to the contrary (including any provision of Section 10.02(e)), under no circumstance shall a party be permitted or entitled to receive both a grant of specific performance pursuant to Section 12.10 to consummate the Closing and a payment of an amount pursuant to Section 10.02(b) or Section 10.02(c), as applicable.

(e) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated in accordance with Section 10.01 in circumstances in which any payment is required to be made by a party hereto pursuant to Section 10.02(b) or Section 10.02(c), then the receipt of such payment, and the payment of any amounts due pursuant to the preceding clause (d), shall be the sole and exclusive monetary remedy of Parent, Sellers and the Transferred Entities, on the one hand, and Purchaser, on the other hand, against (i) the other parties hereto and (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the other parties hereto, in each case for any Losses arising under or in connection with this Agreement and the other Transactions, including the failure of the Transactions to be consummated or any breach or failure to perform under any of the Transaction Documents.

SECTION 10.03. Amendment. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.

SECTION 10.04. Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE XI

Releases; Indemnification

SECTION 11.01. Release of Pre-Closing Claims. (a) Except as provided in Section 11.01(c), effective as of the Closing, each of the Transferred Entities does hereby, for itself and each Transferred Group Member and their respective Affiliates, shareholders, directors, officers, employees, successors and assigns, remise, release and forever discharge Parent, the Parent Subsidiaries and their respective Affiliates, successors and assigns from any and all Liabilities whatsoever (including Environmental Liabilities), whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law, as a result of negligence or strict liability or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the Transactions.

(b) Except as provided in Section 11.01(c), effective as of the Closing, Parent does hereby, for itself and each Parent Subsidiary and their respective Affiliates, shareholders, directors, officers, employees, successors and assigns, remise, release and forever discharge each Transferred Group Member and their respective Affiliates, successors and assigns from any and all Liabilities whatsoever (including Environmental Liabilities), whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law, as a result of negligence or strict liability or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the Transactions.

(c) Nothing contained in Section 11.01(a) or 11.01(b) shall impair any right of any Person to enforce this Agreement or any other Transaction Document or any Contracts that are specified in Section 1.06(b) not to terminate as of the Closing, in each case in accordance with its terms. Nothing contained in Section 11.01(a) or 11.01(b) shall release any Person from:

(i) any Liability provided in or resulting from any Contract among Parent and the Parent Subsidiaries or the Transferred Entities and the Transferred Group Members and their respective Affiliates that is specified in Section 1.06(b) not to terminate as of the Closing;

(ii) any Liability assumed, transferred, assigned or allocated to a party hereto, its Subsidiaries or its Affiliates in accordance with, or any other Liability of a party hereto, its Subsidiaries or its Affiliates under, this Agreement or any other Transaction Document;

(iii) any Liability that the parties hereto may have with respect to indemnification pursuant to this Agreement for claims brought against the parties hereto by third Persons, which Liability shall be governed by the provisions of this Article XI and, if applicable, the appropriate provisions of the other Transaction Documents;

(iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 11.01; or

(v) any Liability resulting from, or in respect of, Fraud.

(d) Subject to Section 11.01(c), following the Closing, Purchaser shall not, and shall not permit any Purchaser Subsidiary to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any Parent Subsidiary, or any other Person released pursuant to Section 11.01(a), with respect to any Liabilities released pursuant to Section 11.01(a). Subject to Section 11.01(c), following the Closing, Parent shall not, and shall not permit any Parent Subsidiary to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Transferred Group Member or any other Person released pursuant to Section 11.01(b), with respect to any Liabilities released pursuant to Section 11.01(b).

(e) At any time, at the request of any other party hereto, each of the parties hereto shall cause each of its respective Subsidiaries and Affiliates to execute and deliver releases reflecting the provisions of this Section 11.01.

SECTION 11.02. R&W Insurance. Purchaser acknowledges and agrees that, notwithstanding anything to the contrary contained herein, from and after the Closing, the R&W Insurance Policy (whether or not it is ultimately bound, and whether or not the R&W Insurance Policy is sufficient to cover any Losses of Purchaser or any of its Affiliates) shall be the sole and exclusive remedy of Purchaser and its Affiliates and its and their respective Representatives, successors and permitted assigns of whatever kind and nature, at law, in equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of, or related to any inaccuracy or breach of any representation or warranty of Parent or either Seller contained in this Agreement or the certificate delivered pursuant to Section 9.03(c), and none of such Persons nor any other Person (including any insurer under the R&W Insurance Policy) shall have any recourse against Parent or any of its Affiliates with respect thereto. The premium for the R&W Insurance Policy shall be borne fifty percent (50%) by Parent and fifty percent (50%) by Purchaser, and any retention and all other costs and expenses related to the R&W Insurance Policy shall be borne by Purchaser. Purchaser shall cause the R&W Insurance Policy to exclude at all times any rights of subrogation against Parent or any its Affiliates under this Agreement, except for a claim or action for Fraud. Purchaser agrees that, from and after the issuance of the R&W Insurance Policy, it will not amend, modify, terminate or waive any provision of the R&W Insurance Policy in any manner that would permit the insurer under the R&W Insurance Policy to be subrogated, except for a claim or action for Fraud. Notwithstanding the foregoing, nothing contained in this Section 11.02 shall limit any claim (including a claim by Purchaser or its Affiliates against Parent or its Affiliates) for Fraud.

SECTION 11.03. Indemnification by Parent. Notwithstanding anything to the contrary contained herein, from and after the Closing Date, Parent shall indemnify, defend and hold harmless Purchaser, each Purchaser Subsidiary and each of their Affiliates and their respective Representatives from and against any and all claims, losses, damages, Liabilities, fines, payments or expenses, including reasonable legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(a) any Excluded Liability (other than any Liability that otherwise constitutes an indemnifiable Loss pursuant to Section 11.04);

(b) any breach of any covenant or agreement of Parent, Sellers or the Transferred Entities contained in (i) this Agreement that requires performance in whole or in part at or following the Closing or (ii) Article I or Article II;

(c) any Liability (including any third party claim) to the extent arising out of or relating to the Retained Businesses or the assets of the Retained Businesses, whether occurring, arising, existing or asserted before, on or after the Closing Date (other than any Liability (x) that is an NA Liability or (y) that otherwise constitutes an indemnifiable Loss pursuant to Section 11.04); and

(d) any Liability (including any third party claim) to the extent arising out of or relating to the Pre-Closing Transfer Plan or the consummation of the Pre-Closing Transfers (other than any NA Liability).

SECTION 11.04. Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Parent, each Parent Subsidiary and each of their Affiliates and their respective Representatives from and against any and all Losses, to the extent arising or resulting from any of the following:

(a) any NA Liability (other than any Liability that constitutes an indemnifiable Loss pursuant to Section 11.03);

(b) any NA Credit Support Obligation;

(c) any breach of any covenant or agreement of Purchaser contained in (i) this Agreement that requires performance in whole or in part at or following the Closing or (ii) Article II; and

(d) any Liability (including any third party claim) to the extent arising out of or relating to the North American Business or the NA Assets, whether occurring, arising, existing or asserted before, on or after the Closing Date (other than any Liability that is (x) an Excluded Liability or (y) that otherwise constitutes an indemnifiable Loss pursuant to Section 11.03).

SECTION 11.05. Indemnification Procedures. (a) Procedures Relating to Indemnification of Third Party Claims. If any party hereto (the “Indemnified Party”) receives written notice of the commencement of any Action or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 11.03 or 11.04 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article XI, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, by giving written notice to the Indemnified Party, to assume the defense of the Indemnified Party against the Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnifying Party shall actively pursue such defense in good faith, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except as contemplated by the following sentence) and participate in the defense of the Third Party Claim, (iii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iv) the Indemnifying Party shall not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement (x) provides for (1) relief other than money damages, (2) money damages if the Indemnifying Party has not acknowledged in writing that it shall be responsible for such money damages or (3) any admission of wrongdoing or (y) fails to provide for the unconditional release of the Indemnified Party, in the case each of clauses (A) and (B), without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Party and the Indemnifying Party reasonably agree that a conflict of interest exists in respect of a Third Party Claim, then the Indemnified Party shall have the right to retain separate counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party to represent the Indemnified Party in the defense of the Third Party Claim, and the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim (w) seeks an order, injunction or other equitable relief or relief other than monetary damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for monetary damages, (x) involves criminal allegations, (y) involves a claim which, if adversely determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or (z) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously defend after reasonable notice and opportunity to cure. Each party hereto shall use commercially reasonable efforts to minimize Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties hereto shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to by the Indemnified Party without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Procedures for Non-Third Party Claims. The Indemnified Party shall notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim giving rise to the claim of indemnity pursuant hereto. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

SECTION 11.06. Sole and Exclusive Remedy. Parent and Purchaser acknowledge and agree that, following the Closing, except as expressly set forth in Sections 1.05 and 3.05, any of the Ancillary Agreements or for claims based on Fraud, Parent’s, Sellers’, the Transferred Entities’ and Purchaser’s sole and exclusive remedy with respect to any and all claims relating to this Agreement, the North American Business, the NA Assets, the Excluded Assets, the NA Liabilities, the Excluded Liabilities or the Pre-Closing Transfers shall be pursuant to the provisions set forth in this Article XI.

SECTION 11.07. Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article XI shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss (net of (a) any retention amount or deductibles paid by the Indemnified Party to obtain such insurance coverage, (b) any increase in the premiums payable in order to obtain such insurance coverage and (c) any costs and expenses (including attorneys’ fees and expenses) incurred by the Indemnified Party in investigating, prosecuting and collecting such Loss) and any Tax benefits actually realized by the Indemnified Party in the form of an actual reduction in cash Taxes payable by such Indemnified Party in the taxable year the applicable Loss was accrued (calculated on a “with and without” basis). The amount of any Loss arising out of any item included as a liability in calculating Net Working Capital (as finally determined pursuant to Section 3.06), if any, shall be calculated net of the amount so included.

SECTION 11.08. Additional Matters. In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Law or otherwise, (a) except to the extent that such damages are actually payable by the Indemnified Party in connection with a Third Party Claim or (b) with respect to incidental, consequential or indirect damages and lost profits, except to the extent such damages or lost profits were reasonably foreseeable.

SECTION 11.09. Adjustment to Purchase Price. Any payment under this Article XI shall be treated as an adjustment to the Purchase Price paid for the Transferred US Entity Common Shares or the Transferred Canadian Entity Common Shares (as the case may be) for all applicable Tax purposes, except as otherwise required pursuant to a final determination (within the meaning of Section 1313(a) of the Code) or similar determination under applicable state, local or non-U.S. Tax Law.

ARTICLE XII

General Provisions

SECTION 12.01. Nonsurvival of Representations and Warranties; Survival of Post-Closing Covenants and Agreements.

(a) None of the representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement, or any claim with respect thereto, shall survive the Closing, and no such claim may be brought by any Person after the Closing with respect to such representations and warranties.

(b) Other than the agreements or covenants contained in Article I and Article II, none of the agreements or covenants contained in this Agreement that contemplate performance in full prior to the Closing, or any claim with respect thereto, shall survive the Closing. All other agreements or covenants contained in this Agreement (including those contained in Article I and Article II) shall survive the Closing until fully performed.

SECTION 12.02. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received on the day they are delivered, provided that they are delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day, then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered to a party at the following address for such party:

(i) if to Parent, Sellers or (prior to the Closing) the Transferred Entities, to:

Centrica plc
Millstream
Maidenhead Road
Windsor
Berskshire SL4 5GD
Attention: Justine Campbell
Email: Justine.Campbell@centrica.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Erik Tavzel
Andrew Elken
Email:	etavzel@cravath.com
aelken@cravath.com

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
Attention:	Hywel Davies
Robert Innes
Email:	hywel.davies@slaughterandmay.com
robert.innes@slaughterandmay.com

(ii) if to Purchaser or (following the Closing) the Transferred Entities, to:

NRG Energy, Inc.
804 Carnegie Center
Princeton, NJ 08540
Attention: Brian Curci
Email: brian.curci@nrg.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:	Thomas Christopher; Jonathan Solomon
Email:	Thomas.Christopher@lw.com; Jonathan.Solomon@lw.com

and

Latham & Watkins LLP
99 Bishopsgate
London EC2M 3XF
United Kingdom
Attention:	Edward Barnett
Email:	Edward.Barnett@lw.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 12.02. If any notice or other communication is required pursuant to this Agreement to be “written” or made “in writing”, it shall be sufficient to deliver any such notice or communication via email in accordance with the provisions of this Section 12.02.

SECTION 12.03. Definitions. For purposes of this Agreement:

“2019 NA Balance Sheet” shall have the meaning given to such term in Section 6.06(a).

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into by Parent containing provisions not less favorable to Parent in any material respect than those set forth in the Confidentiality Agreement.

“Accounting Firm” shall have the meaning given to such term in Section 3.04.

“Accrued Vacation Days” shall have the meaning given to such term in Section 8.05(f).

“Acquisition” shall have the meaning given to such term in Section 2.01.

“Acquisition Proposal” means any proposal by a third party for a Covered Transaction involving, contemplating, providing for or resulting in any sale, assignment, transfer or other disposition of the Transferred Shares or substantially all of the NA Assets or the North American Business made by any Person other than Purchaser or its authorized Representatives, excluding (i) the Acquisition and (ii) any Covered Transaction involving, contemplating, providing for, or resulting in the acquisition or sale of any Equity Securities of Parent or of all or substantially all of the assets of Parent and the Parent Subsidiaries, taken as a whole (including any offer or possible offer for Parent for the purposes of the UK City Code on Takeovers and Mergers).

“Action” means any demand, action, suit, countersuit, claim, audit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

“Adjusted Purchase Price” shall have the meaning given to such term in Section 3.01.

“Adjustment Amount” shall have the meaning given to such term in Section 3.06(a).

“Adjustment Statement Principles” shall have the meaning given to such term in Section 3.06(b).

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act in respect of the Transactions.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning given to such term in the Preamble.

“Alternative Debt Financing” shall have the meaning given to such term in Section 8.10(c).

“Ancillary Agreements” means the Transfer Documents, the Transition Services Agreement, the Intellectual Property License Agreement and all other documents, certificates and agreements to be executed and delivered in connection with the consummation of the transactions contemplated hereby.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer or promise or authorization, acceptance or agreement to accept the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, foreign government employee or commercial entity or to anyone to obtain or retain business or other improper benefit or advantage, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), the U.K. Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada) and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable DIs” shall have the meaning given to such term in Section 8.05(o).

“Assumed Excluded Liabilities” shall have the meaning given to such term in Section 1.01.

“Assumed NA Liabilities” shall have the meaning given to such term in Section 1.01.

“Board Recommendation” shall have the meaning given to such term in Section 8.01(a)(iii).

“Burdensome Condition” shall have the meaning given to such term in Section 8.03(d).

“Business Day” means any day on which commercial banks are generally open for business in London, England and New York, New York, other than a Saturday, a Sunday or a day in which commercial banks are required or authorized to be closed in London, England under the Laws of England and Wales or in New York, New York under the Laws of the State of New York or the Federal Laws of the United States of America.

“Calculation Time” means 11:59 p.m. New York City time on the day immediately preceding the Closing Date.

“Canadian Seller” shall have the meaning given to such term in the Preamble.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, or any similar applicable federal, state or local Law.

“Cash” means, as of the time of determination, without duplication, the aggregate amount of all cash and cash equivalents of the Transferred Group Members, calculated on a consolidated basis and determined in accordance with the Adjustment Statement Principles. Notwithstanding the foregoing, “Cash” shall not include the (i) amount of any unpaid checks and wire transfers issued prior to the Calculation Time, (ii) Cash Margin Amount or (iii) any cash actually contributed by Parent pursuant to Section 2.05.

“Cash Amount” shall have the meaning given to such term in Section 3.06(a).

“Cash Margin Amount” means (i) receivable amounts in respect of cash collateral advanced to or deposited with financial institutions at the Calculation Time in respect of the establishment of facilities to purchase or sell derivative financial instruments and (ii) receivable amounts in respect of additional cash collateral advanced to or deposited with financial institutions as at the Calculation Time in respect of margin calls on out of the money positions, and payable amounts in respect of additional cash collateral received from or deposited with a Transferred Group Member by financial institutions at the Calculation Time, in respect of margin calls on in the money positions.

“Cash Margin Target” means the amount set forth in Section 12.03(f) of the Disclosure Letter.

“CBAs” shall have the meaning given to such term in Section 6.09(h).

“Change in Recommendation” shall have the meaning given to such term in Section 8.01(b).

“Class 1 Circular” means the class 1 circular to be prepared by Parent and approved by the FCA in connection with the Transactions, including a notice convening the Parent Shareholder Meeting.

“Closing” shall have the meaning given to such term in Section 2.02.

“Closing Adjustment Balance Sheet” shall have the meaning given to such term in Section 3.06(a).

“Closing Adjustment Statement” shall have the meaning given to such term in Section 3.03.

“Closing Date” shall have the meaning given to such term in Section 2.02.

“Closing Date Amount” shall have the meaning given to such term in Section 3.02.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf.

“Competing Business” shall have the meaning given to such term in Section 8.15(b).

“Competition Act” means the Competition Act (Canada), as amended, and includes the regulations promulgated thereunder.

“Competition Act Approval” means either: (a) the Commissioner has issued an Advance Ruling Certificate; or (b) both of (i) the waiting period in respect of the Transactions, including any extension thereof, under section 123 of the Competition Act has expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act in respect of the Transactions has been waived in accordance with paragraph 113(c) of the Competition Act, and (ii) Purchaser has received a letter from the Commissioner indicating that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the Transactions.

“Competitive Activities” shall have the meaning given to such term in Section 8.15(c).

“Confidentiality Agreement” shall have the meaning given to such term in Section 8.02(d).

“Consent” means any consent, waiver, approval or other authorization issued by or obtained from, or notification requirement to, any third party.

“Continuation Period” shall have the meaning given to such term in Section 8.05(b).

“Continuing NA Credit Support Obligation” shall have the meaning given to such term in Section 8.12(d).

“Contract” means any contract, subcontract, instrument, agreement, note, bond, indenture, debenture, guarantee, mortgage, deed of trust, lease, sublease, license, option for the purchase of real property, instrument or other legally binding commitment, obligation, arrangement or understanding, whether or not in writing, in any case, other than an Employee Benefit Plan.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 412(n) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA.

“Covered Transaction” means any merger, consolidation, share exchange, business combination, reorganization, liquidation, dissolution, amalgamation, arrangement, takeover bid, purchase or sale of assets, purchase or sale of stock, recapitalization or other similar transaction.

“Credit Support Obligation” means any guarantee, letter of credit, surety bond, credit support arrangement or other assurance of payment (excluding, for the avoidance of doubt, cash or cash equivalents).

“D&O Indemnitee” shall have the meaning given to such term in Section 8.07(a).

“D&O Tail Policy” shall have the meaning given to such term in Section 8.07(b).

“Debt Commitment Letter” shall have the meaning given to such term in Section 4.05(b).

“Debt Financing” shall have the meaning given to such term in Section 4.05(b).

“Debt Financing Action” shall have the meaning given to such term in Section 12.14.

“Debt Financing Sources” shall have the meaning given to such term in Section 4.05(b).

“Debt Financing Source Related Party” shall mean any Debt Financing Source or commitment party that is party to any commitment letter for any Alternative Debt Financing, together with each of their respective Affiliates and the respective directors, officers, employees, agent, advisors and other representatives, and the successors and assigns, of each of the foregoing.

“Definitive Debt Financing Agreements” shall have the meaning given to such term in Section 8.10(a).

“Delayed Transfer Assets/Liabilities” shall have the meaning given to such term in Section 1.04(a).

“Disclosure Guidance and Transparency Rules” means the disclosure guidance and transparency rules made under Part VI of the Financial Services and Markets Act 2000, as contained in the FCA’s publication of the same name.

“Disclosure Letter” shall have the meaning given to such term in Article V.

“dollars” or “$” means lawful money of the United States of America, unless the lawful money of another jurisdiction is expressly referenced.

“Effect” means a state of facts, change, effect, condition, development, event or occurrence.

“Electric EMA” means any Contract that provides power, fuel, hedging and risk management services for generators or Persons that own generation assets.

“Employee Benefit Plan” means any plan, program, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, retention, change in control, transaction, employee pension, profit sharing, savings, retirement, supplemental retirement, stock ownership, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred or phantom stock unit or other equity-based compensation, severance pay, notice or pay in lieu of notice, salary continuation, life, death benefit, health, medical, hospitalization, dental, vision, sick leave, vacation pay, fringe benefit, disability or accident insurance or other employee compensation or benefit plan, program, agreement, arrangement or understanding, including any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not legally binding or subject to the Laws of the United States), but shall not include any plan established pursuant to statute and administered by a Governmental Entity, including the Canada Pension Plan and the Quebec Pension Plan.

“Engagement” shall have the meaning given to such term in Section 12.13(a).

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, proceedings or written notices of non-compliance, violation or liability by or from any Person alleging Liability of whatever kind of nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental or third party response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location or (ii) the failure to comply with any Environmental Law or Environmental Permit.

“Environmental Laws” means all applicable Laws, Judgments, legally binding agreements and orders issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species and habitats or, as it relates to exposure to hazardous or toxic materials, human health.

“Environmental Liabilities” means all Liabilities relating to, arising from or in respect of (i) Environmental Laws and Environmental Permits or the compliance or noncompliance therewith, (ii) the alleged or actual presence or Release of, or exposure to, Hazardous Materials or (iii) the offsite transportation, storage, treatment, disposal or arrangement for disposal of Hazardous Materials, including, in each case, all investigatory, cleanup and other remediation costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with the foregoing.

“Environmental Permit” mean any Governmental Approval to be obtained or made pursuant to Environmental Laws.

“Equity Securities” of any Person (other than an individual) means, as applicable, (i) any and all shares of capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital of such Person, (ii) any options, restricted stock, restricted stock units, warrants, Contracts or other rights directly or indirectly to subscribe for or to purchase or to otherwise receive any capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital of such Person, (iii) any and all securities or instruments, directly or indirectly exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Adjustment Amount” shall have the meaning given to such term in Section 3.02.

“Estimated Adjustment Statement” shall have the meaning given to such term in Section 3.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning given to such term in Section 1.02(b).

“Excluded Entities” means the Parent Subsidiaries set forth in Section 12.03(a) of the Disclosure Letter.

“Excluded Liabilities” shall have the meaning given to such term in Section 1.03(b).

“Excluded Minority Interests” means any capital stock or other equity or voting interests owned by an Excluded Entity, including with respect to the Persons set forth in Section 12.03(b) of the Disclosure Letter.

“Exclusivity Agreement” means that certain letter agreement, dated May 21, 2020, between Parent and Purchaser.

“Existing Counsel” shall have the meaning given to such term in Section 12.13(a).

“FCA” means the Financial Conduct Authority, the United Kingdom’s securities regulator.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“Financial Statements” shall have the meaning given to such term in Section 6.06(a).

“Former NA Employee” means, as of the Closing Date, any former director, officer, manager or employee of Parent or any Parent Subsidiary who, as of his or her last day of service with Parent and the Parent Subsidiaries, was primarily engaged in the North American Business.

“FPA” means the Federal Power Act, as amended, and FERC’s implementing regulations thereunder.

“FPA Public Utility” shall have the meaning given to such term in Section 6.22.

“Fraud” means common law fraud with respect to the representations and warranties expressly set forth in this Agreement or any certificate delivered pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any official, officer, employee or any person acting in an official capacity for or on behalf of any company, business, enterprise or other entity owned (in whole or in substantial part) controlled by or affiliated with a Governmental Entity.

“Governmental Approval” means any Consent, clearance, approval, waiting period expiration or termination, license, permit, variance, franchise, certificate, waiver, concession, exemption, order, registration, notice or authorization from any Governmental Entity.

“Governmental Entity” means any government or any political subdivision thereof, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, department, board, bureau, agency, arbitrator, court, tribunal (including self-regulated organizations or other non-governmental regulatory or quasi-governmental authority (to the extent that the rules, regulations or orders of such non-governmental or quasi-governmental organization or authority have the force of law)), public international organization, or any entity exercising executive, legislative, judiciary, regulatory, taxing or administrative functions of or pertaining to government, in each case, whether Federal, state, provincial, local, domestic, foreign or multinational (including, without limitation, the North America Electric Reliability Corporation and any applicable regional transmission organization or independent system operator and their respective independent market monitor).

“Governmental Filing” means any notification, application, registration, declaration, filing or other submission to or with any Governmental Entity.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

“Historical NA Audited Financial Statements” shall have the meaning given to such term in the definition of “Required Information”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards adopted by the European Union and applicable to the preparation of financial statements for the year ended December 31, 2019.

“Indebtedness” means, as of the time of determination, without duplication, the amount of all (i) liabilities and obligations of the North American Business or the Transferred Group Members for any indebtedness for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, penalties, make-whole payments, prepayment penalties, breakage costs, commitments and other fees, reimbursements, indemnities and all other amounts payable in connection therewith and calculated to take into account all amounts required to be paid to repay such indebtedness as of the Closing Date), (ii) liabilities and obligations of the North American Business or any Transferred Group Member evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) liabilities and obligations of the North American Business or any Transferred Group Member in respect of any letters of credit or bankers’ acceptances or similar facilities (to the extent drawn), (iv) liabilities and obligations of the North American Business or any Transferred Group Member created or arising under any deferred or unpaid purchase price (including “earn-out” or other deferred consideration, and whether absolute or contingent, matured or unmatured or determined or determinable), “seller financing” arrangements, conditional sale or other property or assets or title retention agreements or arrangements (other than trade accounts payable arising in the ordinary course of business), (v) indebtedness of the North American Business or any Transferred Group Member secured by a Lien to secure all or part of the purchase price of the property subject to the Lien, (vi) Taxes payable by the North American Business or any Transferred Group Member that (A) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (B) are payable following the Calculation Time as permitted by Section 2302(a) of the CARES Act, as calculated without giving effect to any tax credits afforded under the CARES ACT, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed, (vii) liabilities and obligations incurred in connection with the matters set forth in Section 12.03(c) of the Disclosure Letter, (viii) liabilities and obligations of the type referred to in clauses (i) - (vii) above, as applicable, of other Persons for the payment of which the North American Business or any Transferred Group Member is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations and (ix) the pro rata portion of the 401(k) matching liability as of the Calculation Time for the plan year in which the Closing Date occurs with respect to the NA Employees (to the extent not reflected in Net Working Capital). For the avoidance of doubt, notwithstanding the foregoing, “Indebtedness” shall not include any intercompany indebtedness owing by one wholly-owned Transferred Group Member to another wholly-owned Transferred Group Member.

“Indebtedness Amount” shall have the meaning given to such term in Section 3.06(a).

“Indemnified Party” shall have the meaning given to such term in Section 11.05(a).

“Indemnifying Party” shall have the meaning given to such term in Section 11.05(a).

“Intellectual Property License Agreement” means the intellectual property license agreement, substantially in the form attached hereto as Exhibit C, to be entered into by Parent and Purchaser on the Closing Date.

“Intellectual Property Rights” means all intellectual property and rights therein, including the following, in any jurisdiction: (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations in connection therewith, (b) Trademarks, (c) copyrights or other works of authorship, together with any applications for registration, registrations and renewals of any of the foregoing, (d) software, data and databases; and (e) Trade Secrets.

“Intercompany Loan Amount” means the amounts outstanding, as of the Closing, under intercompany indebtedness owed (i) by the Transferred US Entity to Centrica Finance (US) Limited and (ii) by the Transferred Canadian Entity to Centrica Finance (Canada) Limited, in each case as determined by Parent in good faith in a notice delivered to Purchaser at least two Business Days prior to the Closing.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended, and includes the regulations promulgated thereunder.

“IT Assets” means the computers, computer software, code, firmware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by the Transferred Group Members, or by Parent or the Parent Subsidiaries (other than the Transferred Group Members) and in each case, used or held for use in the conduct of the North American Business.

“ITA” means the Income Tax Act (Canada), as amended, and the rules and regulations promulgated thereunder.

“Judgment” means any temporary, preliminary or permanent judgment, order, decision or decree issued, promulgated or entered into by or with any Governmental Entity.

“Knowledge of Parent” means the actual knowledge of the persons set forth in Section 12.03(d) of the Disclosure Letter.

“Knowledge of Purchaser” means the actual knowledge of the persons set forth in Section 12.03(e) of the Disclosure Letter.

“Law” means any statute, law (including common law), ordinance, directive, tariff, rule, code, constitution, treaty, Judgment, governmental order or other requirement or regulation issued, promulgated or entered into by or with any Governmental Entity.

“Leased Real Property” shall have the meaning given to such term in Section 6.13(b).

“Liabilities” shall have the meaning given to such term in Section 1.03(a).

“Lien” means any pledge, lien, charge, mortgage, deed of trust, lease, option, right of first refusal or first offer, other transfer restriction or similar encumbrance, adverse claim or security interest of any kind or nature whatsoever.

“Listing Rules” means the listing rules made under Part VI of the Financial Services and Markets Act 2000, as contained in the FCA’s publication of the same name.

“Losses” shall have the meaning given to such term in Section 11.03.

“Master Agreement” shall have the meaning given to such term in Section 8.12(b).

“Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, has, or would reasonably be expected to have, a material adverse effect on the assets, properties, financial condition or results of operations of the North American Business or the Transferred Group Members, taken as a whole, other than any Effect relating to (i) general political or economic conditions, including with respect to any government spending or government shutdown, (ii) the industries and geographic markets in which the North American Business operates generally (including changes in capacity, production, demand, prices and availability of electricity), (iii) the financial, credit, capital, syndicated loan, banking, securities and currency markets generally (including changes in interest rates or exchange rates), (iv) the failure, in and of itself, to meet any internal or published projections, forecasts, estimates, guidance or predictions in respect of revenues, earnings, profits or other financial or operating metrics before, on or after the date hereof (it being understood that the underlying facts giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), (v) changes in Law after the date hereof, (vi) changes in IFRS or other accounting standards after the date hereof, (vii) volcanoes, tsunamis, earthquakes, floods, wildfires, storms, hurricanes, tornados or any other weather developments or other natural or man-made disasters, (viii) any act of civil unrest, protests, riots, acts of war (whether or not declared), sabotage, cyber-attack or terrorism, or any escalation or worsening of any such Effects, (ix) local, state, provincial, national or international political or social conditions, including informal or formal declarations or states of emergency, (x) public health conditions (including any epidemic, pandemic or disease outbreak, including the COVID-19 virus), or any worsening of any such public health conditions, (xi) changes resulting or arising from the identity of Purchaser or any of its Affiliates, (xii) any actions taken or omitted to be taken by Parent or the Parent Subsidiaries at Purchaser’s express written request, (xiii) any actions taken or omitted to be taken by Purchaser and (xiv) other than for purposes of Sections 5.04 and 6.05 and the condition to Closing related thereto, the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions; provided, that any Effect resulting from matters described in the foregoing clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix) and (x) may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the North American Business or the Transferred Group Members, taken as a whole, relative to other participants in the industries in which the North American Business operates.

“Material Contract” shall have the meaning given to such term in Section 6.16(a).

“MBR Authority” shall have the meaning given to such term in Section 6.22.

“NA Assets” shall have the meaning given to such term in Section 1.02(a).

“NA Contracts” shall have the meaning given to such term in Section 1.02(a).

“NA Credit Support Obligation” shall have the meaning given to such term in Section 8.12(a).

“NA Employee” shall have the meaning given to such term in Section 1.08(d).

“NA Governmental Approvals” shall have the meaning given to such term in Section 1.02(a).

“NA Insurance Policies” shall have the meaning given to such term in Section 1.02(a)

“NA Intellectual Property Rights” shall have the meaning given to such term in Section 1.02(a).

“NA Letter of Credit” shall have the meaning given to such term in Section 8.12(b).

“NA Liabilities” shall have the meaning given to such term in Section 1.03(a).

“NA Owned Software” shall have the meaning given to such term in Section 6.14(e).

“NA Parent Guarantee” shall have the meaning given to such term in Section 8.12(b).

“NA Real Property” shall have the meaning given to such term in Section 1.02(a).

“NA Records” shall have the meaning given to such term in Section 1.02(a).

“NA Registered Intellectual Property” shall have the meaning given to such term in Section 6.14(a).

“NA Surety Bond” shall have the meaning given to such term in Section 8.12(b).

“Net Working Capital” shall have the meaning given to such term in Section 3.06(a).

“Net Working Capital Amount” shall have the meaning given to such term in Section 3.06(a).

“Net Working Capital Target” shall have the meaning given to such term in Section 3.06(a).

“New 401(k) Plan” shall have the meaning given to such term in Section 8.05(e).

“New FSA Plan” shall have the meaning given to such term in Section 8.05(g).

“New NQDC Plan” shall have the meaning given to such term in Section 8.05(l).

“New NQDC Plan Participant” shall have the meaning given to such term in Section 8.05(l).

“New Rabbi Trust” shall have the meaning given to such term in Section 8.05(l).

“New Welfare Plan” shall have the meaning given to such term in Section 8.05(d).

“Non-Competition Parties” shall have the meaning given to such term in Section 8.15(b).

“Non-NA Employee” shall have the meaning given to such term in Section 1.08(b).

“North American Business” means the business, operations and activities of Parent or any of the Parent Subsidiaries conducted in North America prior to the Closing, including (i) the supply of natural gas, electricity and energy-related services (including renewable energy services and energy supply origination and wholesale structured services) to residential and business customers in (A) the United States, including under the “Direct Energy”, “Direct Energy Business”, “WTU Retail Energy”, “CPL Retail Energy”, “First Choice Power”, “Gateway Energy” and “Bounce Energy” brands, and (B) in Canada, including under the “Direct Energy” and “Direct Energy Regulated Services” brands, in each case along with related energy marketing and trading activities, (ii) the installation and maintenance of heating, ventilation and air conditioning equipment, the rental of water heaters and appliances and the provision of protection, maintenance, repair and breakdown services and home warranty and insurance contracts in (A) the United States, including under the “Home Warranty of America”, “AWHR”, “Direct Energy” and “Airtron” brands and (B) in Canada under the “Direct Energy” and “Direct Energy Services” brands, and (iii) the supply of connected home products to customers in North America, as part of the “Hive” business; provided, however, that the definition of “North American Business” shall exclude (1) the “Centrica Business Solutions” business that provides energy solutions to business customers (including, for the avoidance of doubt, the demand response business) and (2) the “Centrica Innovations” business that invests in, and partners and collaborates with, third parties and any investments made, or partnerships or collaborations formed, in connection therewith.

“Notice of Disagreement” shall have the meaning given to such term in Section 3.04.

“NQDC Transfer Date” shall have the meaning given to such term in Section 8.05(l).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any software that is generally available to the public under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL), the BSD License, the Mozilla Public License and the Apache License; or software that is made available under any other license that requires, as a condition of use, modification, conveyance and/or distribution of such software, that other software incorporated into or distributed or conveyed with such software be (i) disclosed or distributed in source code form, either mandatorily or upon request, (ii) licensed for the purpose of making derivative works, or (iii) distributed at no charge.

“Organizational Document” means, with respect to any Person (other than an individual), such Person’s (i) articles of incorporation, certificate of incorporation, certificate of formation, articles of organization, articles of association, certificate of limited partnership or other applicable similar organizational or charter documents relating to the creation or organization of such Person, (ii) bylaws, operating agreement, shareholder agreement, partnership agreement or other applicable similar documents relating to the operation, governance or management of such Person and (iii) any amendment to any of the foregoing.

“Outside Date” shall have the meaning given to such term in Section 10.01(b)(i).

“Owned Real Property” shall have the meaning given to such term in Section 6.13(a).

“Panel” shall have the meaning given to such term in Section 8.11(c).

“Parent” shall have the meaning given to such term in the Preamble.

“Parent Employee Benefit Plan” means any Employee Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or any Parent Subsidiary.

“Parent FSA Employee” shall have the meaning given to such term in Section 8.05(g).

“Parent Insurance” shall have the meaning given to such term in Section 8.17.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, has prevented or materially delayed, or would reasonably be likely to prevent or materially delay, the ability of Parent or Sellers to perform their respective obligations under the Transaction Documents or consummate the Transactions.

“Parent NA Benefit Plan” means any Parent Employee Benefit Plan that provides compensation or benefits to any NA Employee or any Former NA Employee (or any dependent or beneficiary of either of the foregoing), other than any Transferred Group Employee Benefit Plan.

“Parent Portion” shall have the meaning given to such term in Section 1.07.

“Parent Privacy Commitments” shall have the meaning given to such term in Section 6.15(a).

“Parent Shareholder Meeting” shall have the meaning given to such term in Section 9.01(c).

“Parent Shareholder Resolution” shall have the meaning given to such term in Section 9.01(c).

“Parent Shareholders” means the holders of ordinary shares in the capital of Parent from time to time.

“Parent Subsidiaries” means each Subsidiary of Parent, including the Excluded Entities, and prior to the Closing, the Transferred Group Members.

“Parent Welfare Plan” shall have the meaning given to such term in Section 8.05(d).

“Permitted Liens” shall have the meaning given to such term in Section 6.13(d).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or any other entity, including any Governmental Entity.

“Personally Identifiable Information” means any information that alone or in combination with other information identifies or could reasonably be used, directly or indirectly, to identify a natural person, and any other information or data defined as “personal data,” “personal information,” “personally identifiable information,” or any similar term under any applicable Privacy Laws.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Transfer Plan” means the detailed plan of actions to be undertaken or effected by Parent, Sellers or any of their respective Affiliates to implement the Pre-Closing Transfers set forth on Exhibit B hereto, as may be amended by Parent from time to time prior to the consummation of the Pre-Closing Transfers upon at least 15 Business Days prior written notice to Purchaser; provided, that if, within such 15 Business Day period, Purchaser provides written notice to Parent that such amendment would result in an adverse commercial, financial or economic (including Tax) effect on Purchaser or the Purchaser Subsidiaries (including the Transferred Group Members) that is not immaterial (which notice shall set forth a reasonable, good faith determination of the dollar amount of such adverse effect to the extent such amount is reasonably determinable), Parent shall only be permitted to effect such amendment if it first irrevocably agrees in writing to not contest any claim for indemnification pursuant to Section 11.03 for any Losses arising or resulting from any adverse effect resulting from such amendment, up to the amount set forth in such notice (if such amount was reasonably determinable) (it being understood that none of (i) this proviso, (ii) any written notice delivered by Purchaser hereunder or (iii) any irrevocable agreement of Parent not to contest indemnification contemplated hereby shall operate as a limitation on any Losses for which any Purchaser Indemnitee may claim indemnification pursuant to Section 11.03, including any Losses that may arise or result from any adverse effect described herein).

“Pre-Closing Transfers” shall have the meaning given to such term in Section 1.01(a).

“Prime Rate” means the U.S. prime rate as reported in The Wall Street Journal on the date of the applicable payment (or, if The Wall Street Journal is not published on such applicable date, the Business Day immediately prior to such applicable date on which The Wall Street Journal was published). If The Wall Street Journal shall no longer be published or if it shall cease to report a prime rate, “Prime Rate” shall mean a comparable index or reference rate selected by Parent and reasonably acceptable to Purchaser.

“Privacy and Data Security Policies” means the current written internal or public-facing policies, notices and statements of Parent or the Parent Subsidiaries concerning the privacy, security or processing of Personally Identifiable Information.

“Privacy Laws” means all Laws pertaining to the collection, use, storage, disclosure, processing, privacy or security of Personally Identifiable Information.

“Public Transaction Statement” shall have the meaning given to such term in Section 8.09.

“Purchase Price” shall have the meaning given to such term in Section 2.01.

“Purchaser” shall have the meaning given to such term in the Preamble.

“Purchaser Designated Subsidiaries” shall have the meaning given to such term in Section 2.01.

“Purchaser Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, has prevented or materially delayed, or would reasonably be likely to prevent or materially delay, the ability of Purchaser to perform its obligations under the Transaction Documents or consummate the Transactions.

“Purchaser Plans” shall have the meaning given to such term in Section 1.03(g)(xi).

“Purchaser Portion” shall have the meaning given to such term in Section 1.07.

“Purchaser Subsidiary” means each Subsidiary of Purchaser, including, after the Closing, the Transferred Group Members.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy to be issued by QBE Specialty Insurance Co. to Purchaser in connection with the Acquisition, and any related excess policies.

“Real Property” shall have the meaning given to such term in Section 6.13(b).

“Records” means all books, records and other documents, including all Tax records, Tax Returns and Tax related work papers, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, sales and purchase records, operating, production and other manuals, reports and records and sales and promotional literature, and all other documents, files, correspondence, data (including historical financial data and employee emails) and other information in all cases, in any form or medium.

“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Entity or Internet domain name registrar, and all applications for any of the foregoing.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Remedy Actions” shall have the meaning given to such term in Section 8.03(d).

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.

“Required Governmental Approvals” shall have the meaning given to such term in Section 9.01(a).

“Required Information” means (a) (i) the audited consolidated balance sheets with respect to the North American Business as of December 31, 2018 and December 31, 2019, and to the extent the Closing Date occurs later than February 25, 2021, as of December 31, 2020, in each case prepared and audited in accordance with the requirements of GAAP, (ii) the audited consolidated statements of income with respect to the North American Business for the years ended December 31, 2018 and December 31, 2019, and to the extent the Closing Date occurs later than February 25, 2021, for the year ended December 31, 2020, in each case prepared and audited in accordance with the requirements of GAAP (collectively, together with any notes thereto and the information set forth in clause (i) above, the “Historical NA Audited Financial Statements”; provided that the Historical NA Audited Financial Statements shall present fairly in all material respects the financial condition and results of operations and cash flows of the North American Business as of the dates thereof and for the period covered thereby), (iii) unaudited consolidated balance sheets with respect to the North American Business as of June 30, 2020 and as of the end of each fiscal quarter (other than the fourth fiscal quarter period of any fiscal year), if any, that has been completed after June 30, 2020 and that has ended at least 36 days prior to the Closing Date, in each case prepared in accordance with the requirements of GAAP, and (iv) unaudited consolidated statements of income with respect to the North American Business for the fiscal quarter ended June 30, 2020 and each fiscal quarter (other than the fourth fiscal quarter period of any fiscal year), if any, that has been completed after June 30, 2020 and that has ended at least 36 days prior to the Closing Date, in each case prepared in accordance with the requirements of GAAP and (b) all financial information reasonably necessary for Purchaser to prepare a pro forma unaudited combined balance sheet and related pro forma unaudited combined statement of operations of Purchaser and its subsidiaries as of and for (A) the twelve-month period ending on the last day of the most recent completed four-fiscal quarter period ended at least 36 days (or 56 days in case such four-fiscal quarter period is the end of Purchaser’s fiscal year) prior to the Closing Date and (B) the most recent completed fiscal year that has ended at least 56 days prior to the Closing Date and as of and for the most recent completed fiscal quarter (other than the fourth fiscal quarter period of any fiscal year) that has ended at least 36 days prior to the Closing Date, in each case, after giving effect to the transactions contemplated hereby as if the transactions contemplated hereby had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).

“Retained Businesses” means (i) the business and operations of Parent and the Parent Subsidiaries, other than the North American Business and (ii) all other businesses and operations acquired or commenced by Parent or any Parent Subsidiary at any time after the Closing Date.

“Retained Names” shall have the meaning given to such term in Section 1.02(b).

“Retained NQDC Liabilities” shall have the meaning given to such term in Section 8.05(l).

“Review Laws” shall have the meaning given to such term in Section 8.03(b).

“Sale Process” means all matters relating to any sale or potential sale of the North American Business or the Transferred Group Members (or all or substantially all of its or their assets on a consolidated basis) and the review of strategic alternatives with respect thereto, and all activities in connection therewith, including matters relating to (i) the solicitation of proposals from, and negotiations with, third parties in connection therewith, (ii) due diligence and (iii) the drafting, negotiation, execution, performance or consummation of this Agreement or the Transactions.

“Section 280G Liabilities” shall have the meaning given to such term in Section 1.03(g)(xi).

“Seller” shall have the meaning given to such term in the Preamble.

“Shared Contract” means any Contract to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound that inures to the benefit or burden of each of the North American Business and the Retained Businesses.

“Specified Governmental Approvals” means Governmental Approvals pursuant to the Specified Review Laws, including Governmental Approval pursuant to the HSR Act and Competition Act Approval.

“Specified Review Law” means the HSR Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, the Competition Act and all other antitrust, competition and merger control Laws, and any similar Laws (whether national, federal, state, provincial, local or otherwise) related to competition, consolidation, market concentration or market share (or the accumulation thereof). For the avoidance of doubt, this term does not include any energy regulatory Laws administered by FERC or any state or local energy regulatory authority to the extent not related to competition, consolidation, market concentration or market share (or the accumulation thereof).

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.

“Superior Proposal” means any bona fide written Acquisition Proposal, which Acquisition Proposal did not result from any breach of Section 8.11 or the Exclusivity Agreement, that the Board of Directors of Parent has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (i) would (x) be more favorable to Parent and its Subsidiaries or the Parent Shareholders from a financial point of view or (y) consistent with their fiduciary duties as provided by applicable Law (including statutory duties under the Companies Act of 2006), otherwise be on terms and conditions more favorable to Parent and its Subsidiaries or the Parent Shareholders, in each case, than the Transactions (taking into account all the terms and conditions of this Agreement, including any amendment or modification proposed by Purchaser pursuant to Section 8.11(d)) and (ii) is reasonably likely to be completed in accordance with its terms, taking into account all terms and conditions of such proposal and the legal, regulatory, financial (including financing terms) and other aspects of such proposal and of this Agreement, including any amendment or modification proposed by Purchaser pursuant to Section 8.11(d).

“Superior Proposal Termination” shall have the meaning given to such term in Section 8.11(d).

“Takeover Code” shall have the meaning given to such term in Section 8.11(c).

“Tax” or “Taxes” means all federal, state, provincial, local, non-U.S. or other income, excise, gross receipts, ad valorem, value-added, sales, use, production, inventory, employment, franchise, profits, gains, capital gains, personal property, real property, intangible property, transfer, payroll, branch, net worth, production, license, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, export, capital stock, transfer, withholding, social security premiums (or similar), unemployment, disability, registration, alternative, add-on minimum, goods and services, harmonized sales, estimated or other taxes, imposts, levies, fees or other like assessments or charges of any kind whatsoever, in each case in the nature of a tax, whether disputed or not, together with any interest and penalties, additions to tax or additional amounts imposed by a Governmental Entity with respect thereto.

“Tax Return” means any Tax return, report, form, election, declaration, disclosure, estimate, filing, information statement, claim for refund or other document required or permitted to be filed with any Taxing Authority, including any amendments thereto.

“Taxing Authority” means any Governmental Entity imposing, or having responsibility for assessing, imposing, administering or collecting, Taxes.

“Third Party Claim” shall have the meaning given to such term in Section 11.05(a).

“Trade Secrets” means all proprietary confidential information and trade secrets, including know-how, processes, methods, designs, plans, specifications, data, databases, inventions and discoveries (whether or not patentable or reduced to practice) and customer data.

“Trademarks” means any trademarks, trademark registrations, trademark applications, trade dress, service marks, trade names, brand names, corporate names, Internet domain names and domain name registrations, designs, logos, slogans, social media identifiers and other source identifiers, and the goodwill associated with the foregoing.

“Transaction Documents” means this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

“Transaction Expense Amount” shall have the meaning given to such term in Section 3.06(a).

“Transaction Expenses” means, to the extent not paid by Parent or the Parent Subsidiaries prior to the Calculation Time, (i) all out-of-pocket fees and expenses (including Taxes) incurred or payable by or on behalf of the North American Business or any Transferred Group Member in connection with the Sale Process (including for third party legal, accounting, consultancy, financial advisory or investment banking or similar services), (ii) all compensation and benefit obligations and liabilities, whether payable immediately or in the future, in connection with any cash transaction or sale bonuses, change of control, stock appreciation, phantom stock, retention, stay, incentive, termination, severance and similar obligations payable by the North American Business or any Transferred Group Member to any of their employees, officers, directors or other service providers (A) that are triggered or accelerated solely by the consummation of the Transactions or (B) solely in the case of any such obligations or liabilities that are implemented by Parent or any Parent Subsidiary (including the Transferred Group Members) following the date of this Agreement and prior to Closing, that are contingent upon or are triggered or accelerated by or in connection with the consummation of the transactions contemplated by this Agreement (whether or not in connection with another event, including any termination of services other than an involuntary termination of services occurring after the Closing), (iii) the employer’s share of any payroll, employment or other Taxes imposed on the North American Business or any Transferred Group Member with respect to all such obligations and liabilities described in clause (ii), (iv) 50% of the premium for the R&W Insurance Policy, (v) all Transfer Taxes for which Parent is liable pursuant to Section 8.13(a) and (vi) the fees and expenses for preparing the Historical NA Audited Financial Statements in accordance with IFRS (but not the out-of-pocket fees and expenses of converting the Historical NA Audited Financial Statements to GAAP, which shall be paid for or reimbursed by Purchaser).

“Transactions” means the transactions contemplated by this Agreement on the terms herein and the other Transaction Documents on the terms therein, including the Acquisition and the Pre-Closing Transfers and, in the case of Purchaser, the Debt Financing.

“Transfer Documents” shall have the meaning given to such term in Section 1.09.

“Transfer Taxes” means any transfer, stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other similar Taxes.

“Transferred 401(k) Plan” shall have the meaning given to such term in Section 8.05(e).

“Transferred Canadian Entity” shall have the meaning given to such term in the Preamble.

“Transferred Canadian Entity Common Shares” shall have the meaning given to such term in the Recitals.

“Transferred Canadian Entity Preferred Shares” shall have the meaning given to such term in Section 6.03.

“Transferred Entities” shall have the meaning given to such term in the Preamble.

“Transferred Entity Securities” shall have the meaning given to such term in Section 6.03.

“Transferred Entity Voting Debt” shall have the meaning given to such term in Section 6.03.

“Transferred Excluded Assets” shall have the meaning given to such term in Section 1.01(a).

“Transferred FSA Plan” shall have the meaning given to such term in Section 8.05(g).

“Transferred Group Employee Benefit Plan” means any Employee Benefit Plan (i) maintained, or required to be maintained, by a Transferred Group Member as of immediately prior to the Closing, (ii) that a Transferred Group Member would be required to assume under applicable Law or (iii) that is a Parent NA Benefit Plan in which only NA Employees or Former NA Employees (or dependents or beneficiaries of either of the foregoing) participate or under which only NA Employees or Former NA Employees (or dependents or beneficiaries of either of the foregoing) are entitled to compensation or benefits; provided that, for purposes of clause (iii), NA Employee shall include any individual listed on Section 1.08(d)(i)(A) of the Disclosure Letter.

“Transferred Group Member Employee” shall have the meaning given to such term in Section 1.08(d).

“Transferred Group Members” means the Transferred US Entity, the Transferred Canadian Entity and each of their respective Subsidiaries, other than the Excluded Entities.

“Transferred Group Minority Interests” shall have the meaning given to such term in Section 6.02(b).

“Transferred Group Subsidiaries” shall have the meaning given to such term in Section 6.01(b).

“Transferred NA Assets” shall have the meaning given to such term in Section 1.01(a).

“Transferred NQDC Plan” shall have the meaning given to such term in Section 8.05(l).

“Transferred Shares” shall have the meaning given to such term in the Recitals.

“Transferred US Entity” shall have the meaning given to such term in the Preamble.

“Transferred US Entity Common Shares” shall have the meaning given to such term in the Recitals.

“Transition Services Agreement” means the transition services agreement, substantially in the form attached hereto as Exhibit A, to be entered into by Parent and Purchaser on the Closing Date.

“Transitional Period” shall have the meaning given to such term in Section 8.04(a).

“US Seller” shall have the meaning given to such term in the Preamble.

“WARN” shall have the meaning given to such term in Section 6.09(k).

SECTION 12.04. Interpretation; Disclosure Letter. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends and such phrase shall not simply mean “if”. The word “or” when used in this Agreement shall be disjunctive and not exclusive. Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, and words denoting either gender shall include both genders as the context requires. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any statement in this Agreement to the effect that any information, document or other material has been “made available” or “provided” by Parent, Sellers or the Parent Subsidiaries shall mean such information, document or material was (i) included in the online data room hosted by Intralinks prior to the execution of this Agreement or (ii) provided to Purchaser’s counsel no earlier than the fifth Business Day prior to the execution of this Agreement.

(b) Any matter disclosed in any section of the Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant, respectively, of Parent, Sellers or the Transferred Entities to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent on its face. The inclusion or omission of any specific items in the Disclosure Letter is not intended to imply that the items so included or omitted are or are not material.

SECTION 12.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the end that the Transactions are fulfilled to the extent possible.

SECTION 12.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto (including by electronic .pdf submission).

SECTION 12.07. Entire Agreement; No Third Party Beneficiaries; No Other Representations or Warranties. (a) The Transaction Documents, taken together with the Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding the immediately preceding sentence, following the Closing, the provisions of Section 8.07, the expense reimbursement and indemnification provisions of Section 8.10(e) and the provisions of Section 12.13 and Section 12.14 shall be enforceable by the specified beneficiaries thereof. In the event of any conflict between the provisions of this Agreement (including the Disclosure Letter), on the one hand, and the provisions of the Confidentiality Agreement or the other Transaction Documents (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

(b) Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Articles V and VI or in the certificate delivered pursuant to Section 9.02(c), neither Parent nor any Parent Subsidiary nor any other Person makes any representation or warranty, express or implied, with respect to Parent, the Parent Subsidiaries, the Transferred Entities, the Transferred Group Members, the NA Assets, the NA Liabilities, the Excluded Assets, the Excluded Liabilities, the North American Business or the Retained Businesses (including as to merchantability or fitness for a particular purpose) or with respect to any information furnished, disclosed or otherwise made available to Purchaser or any of its Representatives in the course of its due diligence investigation of the North American Business and the negotiation of this Agreement or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Parent nor any other Person shall be subject to any Liability or responsibility whatsoever to Purchaser or any of its Affiliates or any of their respective stockholders, controlling persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Parent’s furnishing, disclosing or otherwise making available any information, documents or material in any form to Purchaser or its Affiliates, stockholders, controlling persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

(c) Purchaser acknowledges and agrees that it is not relying on any statement or information provided by Parent or any of its Affiliates or any of its or their respective Representatives or on any representation or warranty other than those representations and warranties expressly set forth in Articles V and VI or in the certificate delivered pursuant to Section 9.02(c). Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operation and projected operations of the North American Business and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations and warranties expressly set forth in Articles V and VI and the certificate delivered pursuant to Section 9.02(c).

(d) Notwithstanding the foregoing, nothing contained in this Section 12.07 shall limit any claim for Fraud.

SECTION 12.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 12.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 12.10. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction, any state or Federal court within the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 12.11. Jurisdiction; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction, any state or Federal court within the State of Delaware) in the event any dispute arises out of any Transaction Document or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to any Transaction Document or any Transaction in any court other than such court.

SECTION 12.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR OTHER PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTIONS.

SECTION 12.13. Parent Legal Representation. (a) Each of the parties to this Agreement acknowledges and agrees that each of Cravath, Swaine & Moore LLP, Slaughter and May and McCarthy Tétrault LLP (each, “Existing Counsel”) may have acted as counsel for Parent, the Transferred Entities and any of their respective Subsidiaries in connection with this Agreement and the Transactions (the “Engagement”).

(b) Each of the parties hereto acknowledges and agrees that all attorney client-privileged communications between Parent, the Transferred Entities and any of their respective Subsidiaries, on the one hand, and Existing Counsel, on the other hand, in the course of, and in connection with, the Engagement, and any attendant attorney-client privilege and attorney work product protection shall be deemed to belong solely to Parent and the Parent Subsidiaries (excluding the Transferred Group Members), and not the Transferred Group Members, and shall not pass to or be claimed, held, or used by Purchaser or the Transferred Group Members upon or after the Closing. Accordingly, Purchaser shall not have access to any such communications, or to the files of Existing Counsel relating to the Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Existing Counsel in respect of the Engagement constitute property of the client, only Parent and the Parent Subsidiaries (excluding the Transferred Group Members) shall hold such property rights and (ii) Existing Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or the Transferred Group Members by reason of any attorney-client relationship between Existing Counsel and the Transferred Group Members or otherwise. If and to the extent that, at any time subsequent to Closing, Purchaser or any of its Subsidiaries (including after the Closing, the Transferred Group Members) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Transferred Group Members and Existing Counsel that occurred at any time prior to the Closing, Purchaser, on behalf of itself and its Subsidiaries (including after the Closing, the Transferred Group Members), shall be entitled to waive such privilege only with the prior written consent of Parent. For the avoidance of doubt, the acknowledgements and restrictions contained in this Section 12.13(b) shall only apply to any confidential communications with Existing Counsel to the extent related to the Engagement, and shall not extend to any other matter, representation or engagement. Following the Closing, Parent and Purchaser shall use good faith efforts to preserve the jointly privileged status of all information where the attorney-client privilege is held jointly between Parent and the Parent Subsidiaries (other than the Transferred Group Members), on the one hand, and Purchaser and the Purchaser Subsidiaries (including the Transferred Group Members), on the other hand.

(c) Each of the parties hereto acknowledges and agrees that Existing Counsel may continue to represent Parent and the Parent Subsidiaries in future matters. Accordingly, Purchaser, on behalf of itself and its Subsidiaries (including after the Closing, the Transferred Group Members), expressly: (i) consents to Existing Counsel’s representation of Parent and the Parent Subsidiaries in any matter, including any post-Closing matter in which the interests of Purchaser and the Transferred Group Members, on the one hand, and Parent and the Parent Subsidiaries, on the other hand, are adverse, including any matter relating to the Transactions, and whether or not such matter is one in which Existing Counsel may have previously advised Parent and the Parent Subsidiaries; and (ii) consents to the disclosure by Existing Counsel to Parent and the Parent Subsidiaries of any information learned by Existing Counsel in the course of its representation of Parent, the Transferred Entities and any of their respective Subsidiaries, whether or not such information is subject to attorney-client privilege, attorney work product protection or Existing Counsel’s duty of confidentiality.

SECTION 12.14. Financing Sources. Notwithstanding anything in this Agreement to the contrary, Parent, on behalf of itself and each of its controlled Affiliates, hereby: (a) agrees that any legal proceeding, whether in law or in equity, whether in contract or tort or otherwise, involving any Debt Financing Source Related Party arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (a “Debt Financing Action”) shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and Parent, on behalf of itself and each of its controlled Affiliates hereto, irrevocably submits for itself and its property with respect to any such Debt Financing Action to the exclusive jurisdiction of such court, and such Debt Financing Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing (including the Debt Commitment Letter)) that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another jurisdiction), (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Debt Financing Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Party as the case may be, in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon Parent or its controlled Affiliates in any such Debt Financing Action or proceeding shall be effective if notice is given in accordance with the procedures set forth in Section 12.02, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Debt Financing Action in any such court with respect to any Debt Financing Action against any Debt Financing Source Related Party, (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any Debt Financing Action brought against the Debt Financing Source Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services there under, (f) agrees that none of the Debt Financing Source Related Parties will have any liability to the parties (in each case, other than Purchaser and its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise including, in circumstances in which any payment is required to be made by a party hereto pursuant to Section 10.02(b) or Section 10.02(c), and (g) agrees that the Debt Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 12.14 and such provisions and the definitions of “Debt Financing Sources”, “Debt Financing Source Related Party” and “Debt Financing” shall not be amended in any way materially adverse to the Debt Financing Source Related Parties without the prior written consent of the Debt Financing Sources.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, each Seller, each Transferred Entity and Purchaser has duly executed this Agreement, all as of the date first written above.

CENTRICA PLC,

By:	/s/ Chris O’Shea
Name: Chris O’Shea
Title: Group Chief Executive

CENTRICA BETA HOLDINGS LIMITED,

By	/s/ Kate Ringrose
Name: Kate Ringrose
Title: Group Financial Controller

CENTRICA GAMMA HOLDINGS LIMITED,

By:	/s/ Kate Ringrose
Name: Kate Ringrose
Title: Group Financial Controller

CENTRICA US HOLDINGS INC.,

By:	/s/ Thomas A. Smith
Name: Thomas A. Smith
Title: Secretary

DIRECT ENERGY MARKETING LIMITED,

By:	/s/ Tanis Kozak
Name: Tanis Kozak
Title: President

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, each of Parent, each Seller, each Transferred Entity and Purchaser has duly executed this Agreement, all as of the date first written above.

NRG ENERGY, INC.,

By:	/s/ Mauricio Gutierrez
Name: Mauricio Gutierrez
Title: President and CEO

[Signature Page to Purchase Agreement]